Exhibit 10.40

Execution Version

1974568 ONTARIO LIMITED O/A APHRIA DIAMOND

as Borrower

- and -

APHRIA INC.

the “Parent” or “Limited Guarantor”

-and-

EACH OF THE SUBSIDIARIES OF THE BORROWER IDENTIFIED ON THE SIGNATURE PAGES HERETO AS GUARANTORS,

AND EACH ADDITIONAL SUBSIDIARY OF THE BORROWER PARTY HERETO FROM TIME TO TIME AS A GUARANTOR

collectively as Guarantors

- and -

BANK OF MONTREAL

AND THE ADDITIONAL LENDERS FROM TIME TO TIME PARTY TO THIS AGREEMENT

as Lenders

- and -

BANK OF MONTREAL

as Administrative Agent

-and-

BANK OF MONTREAL

as Sole Arranger and Sole Book Runner

CREDIT AGREEMENT

November 29, 2019

ii.

ARTICLE VI - SECURITY
6.01	Security to be Provided by the Credit Parties and Limited Recourse Guarantors	56
6.02	Security to be Provided by Others	58
6.03	General Provisions re Security; Registration	58
6.04	Opinions re Security	58
6.05	After-Acquired Property, Further Assurances	59
6.06	Insurance by Agent	59
6.07	Insurance Proceeds	59
6.08	Discharge of Certain Security	59
ARTICLE VII - CONDITIONS PRECEDENT
7.01	Conditions Precedent to First Advance	60
7.02	Conditions Precedent to all Advances	63
ARTICLE VIII - DEFAULT AND REMEDIES
8.01	Events of Default	64
8.02	Acceleration; Additional Interest	66
8.03	Acceleration of Certain Contingent Obligations	66
8.04	Combining Accounts, Set-Off	66
8.05	Appropriation of Monies	66
8.06	No Further Advances	68
8.07	Remedies Cumulative	68
8.08	Performance of Covenants by Agent	68
ARTICLE IX - THE AGENT AND THE LENDERS
9.01	Lenders' Decisions	68
9.02	Security	69
9.03	Application of Proceeds of Realization	70
9.04	Payments by Agent	71
9.05	Protection of Agent	72
9.06	Duties of Agent	73
9.07	Lenders' Obligations Several; No Partnership	74
9.08	Sharing of Information	74
9.09	Acknowledgement by Borrower	74
9.10	Amendments to ARTICLE IX	75
9.11	Deliveries, etc	75
9.12	Agency Fees	75
9.13	Non-Funding Lender	75
ARTICLE X - GUARANTEE
10.01	Guarantee	76
10.02	Nature of Guarantee	76
10.03	Liability Not Lessened or Limited	77
10.04	Agent not Bound to Exhaust Recourse	78
10.05	Enforcement	78
10.06	Guarantee in Addition to Other Security	78
10.07	Reinstatement	78
10.08	Waiver of Notice, etc	78
10.09	Subrogation Rights	78
10.10	Postponement and Subordination of Claims	79
10.11	Advances After Certain Events	79

iii.

ARTICLE XI - CBA MODEL PROVISIONS
11.01	CBA Model Provisions Incorporated by Reference	79
11.02	Inconsistencies with CBA Model Provisions	81
ARTICLE XII - GENERAL
12.01	Waivers	81
12.02	Expenses; Debit Authorization	82
12.03	General Indemnity	82
12.04	Environmental Indemnity	83
12.05	Survival of Certain Obligations despite Termination of Agreement	83
12.06	Interest on Unpaid Costs and Expenses	83
12.07	Notice	83
12.08	Severability	85
12.09	Further Assurances	85
12.10	Time of the Essence	85
12.11	Promotion and Marketing	85
12.12	Entire Agreement; Waivers and Amendments to be in Writing	85
12.13	Inconsistencies with Security	85
12.14	Confidentiality	85
12.15	Governing Law	86
12.16	Execution and Counterparts	86
12.17	Binding Effect	86

Exhibits

"A"-Lenders and Lenders' Commitments

"B"-Draw Request

"C"-Rollover Notice

"D"-Conversion Notice

"E"-Repayment Notice

"F"-Compliance Certificate

"G"-Form of BA Equivalent Note

"H"-CBA Model Provisions

"I"-Agreement and Acknowledgement to be bound – New Guarantor/Limited Recourse Guarantor

Schedules

4.01(b)-Corporate Information

4.01(h)-Material Permits

4.01(i)-Cannabis Investments

4.01(j)-Specific Permitted Liens

4.01(k)-Owned Properties

4.01(l)-Material Leased Properties

4.01(m)-Intellectual Property

4.01(o)-Material Agreements

4.01(p)-Labour Agreements

4.01(q)-Environmental Matters

4.01(r)-Litigation

4.01(s)-Pension Plans and Multi-employer Plans

CREDIT AGREEMENT

This Agreement dated as of November 29, 2019 is made among:

1974568 Ontario Limited

(as Borrower)

- and -

Aphria Inc. (the “Parent” or “Limited Guarantor”)

-and-

Each of the Subsidiaries of the Borrower identified in the signature pages hereto as Guarantors and each other Subsidiary of the Borrower as may

become a party hereto as Guarantor from time to time pursuant to the terms hereof collectively as Guarantors

- and -

BANK OF MONTREAL

AND THE ADDITIONAL LENDERS FROM TIME TO TIME PARTY TO THIS AGREEMENT

(as Lenders)

- and -

BANK OF MONTREAL

as Administrative Agent

-and-

BANK OF MONTREAL

as Sole Arranger and Sole Book Runner

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:

ARTICLE I - INTERPRETATION

1.01Definitions

In this Agreement, the words and phrases set out in the CBA Model Provisions (as hereinafter defined) shall have the respective meanings set forth therein (subject to Section

12.01hereof). In addition, the following words and phrases shall have the respective meanings set forth below:

“Acceleration Date" means the earlier of: (i) the occurrence of an Insolvency Event in respect of any Credit Party or Limited Recourse Guarantor; and (ii) the delivery by the Agent to the Borrower of a written notice that the Obligations are immediately due and payable, following the occurrence and during the continuation of an Event of Default other than an Insolvency Event.

2.

“Acceptable Appraisal” means an up-to-date appraisal (completed within six months of the Closing Date) in respect of the Project Property by an appraiser acceptable to the Agent in form and substance satisfactory to the Lenders which confirms the following approaches to value: fair market value, cost to complete approach and comparable transaction approach and alternate use value on a hypothetical best use facility basis; together with a transmittal letter from such appraiser addressed to the Agent which permits the Agent and the Lenders to rely thereon.

"Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, or (b) the acquisition of in excess of fifty percent (50%) of the Equity Interests of any Person or otherwise causing any Person to become a Subsidiary of the Borrower

"Advance" means an extension of credit by one or more of the Lenders to the Borrower pursuant to this Agreement, including for greater certainty an extension of credit in the form of a Loan, a Bankers' Acceptance or a BA Equivalent Loan but for greater certainty does not include a Conversion or Rollover.

"Affiliate" is defined in the CBA Model Provisions.

“Agency Fee Agreement” means an agency fee agreement dated the date hereof between the Borrower and the Agent, respecting the payment of certain fees and other amounts to the Agent for its own account, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"Agent" means BMO in its capacity as the administrative agent hereunder, and its successors in such capacity.

"Agreement" means this credit agreement (including the exhibits and schedules) as it may be further amended, supplemented, replaced or restated from time to time.

"AML Legislation" is defined in Section 5.05(a).

"Annual Business Plan" means a business plan in respect of the Companies for a Fiscal Year, disclosing all assumptions made in the formulation thereof, which shall include a detailed budget and projections on a quarterly basis in respect of profits, losses, revenue, expenses, cash flow, balance sheet items, Capital Expenditures, and compliance with all financial covenants in Section 5.03 herein, all in detail satisfactory to the Agent and the Lenders acting reasonably.

"Annual Excess Cash Flow" means, in respect of any Fiscal Year and in respect of any Person, consolidated EBITDA for such period of such Person less, without duplication,

(a)interest and scheduled principal payments in respect of Total Funded Debt for such period, and any voluntary or mandatory principal prepayments made in cash of Total Funded Debt, (b) Cash Taxes for such period, (c) Unfunded Capital Expenditures for such period, and (d) any cash expenses paid during such period to the extent previously deducted in computing net income in a prior period or which will be deducted in computing net income in a subsequent period.

"Applicable Law" is defined in the CBA Model Provisions.

“Applicable Margin” in respect of any Availment Option, the percentage in the column relating to such Availment Option in the following table which corresponds to the Total Funded Debt to EBITDA Ratio in the first column which shall be determined on a quarterly basis (subject to the exception below contained in this definition) based on the Borrower’s quarterly consolidated

3.

financial statements for the prior Fiscal Quarter:

Level	Total Funded Debt to EBITDA Ratio	Prime Rate Advances	B/A and B/A Equivalent Loan
I	<1.00:1	1.00%	2.25%
II	≥ 1.00 to < 1.50:1	1.25%	2.50%
III	≥ 1.50:1 to < 2.00:1	1.50%	2.75%
IV	≥ 2.0:1 to < 2.50:1	1.75%	3.00%
V	≥ 2.50:1	2.00%	3.25%

provided that:

(a)	the above rates per annum applicable to any Advance are, expressed on the basis of a year of 365 days or 366 days, as the case may be;

(b)

for the period from the Closing Date until the delivery by the Borrower of its financial statements in respect of the first Fiscal Quarter which includes the Conversion Date and the corresponding Compliance Certificate, the Applicable Margin shall be the rate applicable to Level V in the table set forth above;

(c)

subject to paragraph (b) above, changes in the Applicable Margin shall be effective on the date that the financial statements and Compliance Certificates required by Sections 5.04(a) and 5.04(c) are required to be delivered to the Agent, based upon the Total Funded Debt to EBITDA Ratio as of the end of the most recent Fiscal Quarter included in such financial statements so delivered, and shall remain in effect until the date immediately preceding the next required date of delivery of such financial statements and certificates indicating another such change;

(d)

if for any rolling period the Borrower’s EBITDA is zero, or if the Borrower fails to deliver any of the financial statements and Compliance Certificates as required in accordance with Sections 5.04(a) and 5.04(c) without the consent of the Agent, the Applicable Margin shall be deemed to be the rate applicable to Level V in the table set forth above, from the date that such financial statements and Compliance Certificates were due, until such financial statements and Compliance Certificates are delivered (or the date the same reflect a positive EBITDA, as applicable); and

(e)

with respect to Bankers’ Acceptances outstanding on the effective date of any such change in the Applicable Margin, changes in the Applicable Margin shall become applicable thereto upon the next rollover or conversion thereof after such change.

“Approved Jurisdiction” means a country in which it is legal in all political subdivisions therein (including for greater certainty on a federal, state and municipal basis) to undertake any Cannabis Activities provided that, with respect to the Companies only, in each case (i) such country has been approved in writing by the Required Lenders in their discretion and (ii) if required by the Agent, the ability to undertake Cannabis Activities to the extent permitted by Applicable Law therein is confirmed by a legal opinion provided by the Borrower's counsel in such jurisdiction, in form and substance satisfactory to the Agent. The Required Lenders may in their discretion from time to time (i) upon receipt of a written request by the Borrower, designate any jurisdiction an Approved Jurisdiction provided that the above criteria are satisfied; and (ii) revoke the designation

4.

of any jurisdiction as an Approved Jurisdiction by written notice to the Borrower if such criteria are not satisfied. Canada is the sole Approved Jurisdiction with respect to the Companies as at the date of this Agreement.

"Associate" has the meaning ascribed thereto in the Business Corporations Act

(Ontario).

"Availment Option" means a method of borrowing which is available to the Borrower as provided herein.

"BA Equivalent Loan" means an Advance in Canadian Dollars made by a Non-BA Lender to the Borrower in respect of which the Borrower has issued a BA Equivalent Note.

"BA Equivalent Note" means a promissory note payable by the Borrower to a Non-BA Lender in the form of Exhibit "G" attached hereto.

"BA Lender" means a Lender identified in Exhibit "A" attached hereto as a Lender which will accept Bankers' Acceptances hereunder.

"Bankers' Acceptance" or “B/A” means a bill of exchange or a blank non-interest bearing depository bill as defined in the Depository Bills and Notes Act (Canada) drawn by the Borrower and accepted by a BA Lender in respect of which the Borrower becomes obligated to pay the face amount thereof to the holder (which may be a third party or such BA Lender) upon maturity.

"BIA" means the Bankruptcy and Insolvency Act (Canada).

"BMO" means the Bank of Montreal and its successors and permitted assigns.

“Borrower” means 1974568 Ontario Limited, a corporation subsisting under the laws of the Province of Ontario.

“Borrower Year-end Financial Statements” in respect of any Fiscal Year means the annual reviewed financial statements of the Borrower prepared in accordance with GAAP, in each case, in respect of such Fiscal Year.

“Business” means the business conducted by the Companies, being the business of cultivating Cannabis products in Approved Jurisdictions and all other ancillary activities related to the foregoing.

"Business Day" means any day on which the Agent is open for over-the-counter business in Toronto, Ontario, excluding Saturday, Sunday and any other day that is a statutory holiday in Toronto, Ontario.

"Canadian Dollars", "Dollars" and "CDN$" each means the lawful currency of Canada.

"Canadian Prime Rate" means the greater of the following: (i) the rate of interest announced from time to time by the Agent as its reference rate then in effect for determining rates of interest on Canadian Dollar loans to its customers in Canada and designated as its prime rate; and (ii) the thirty (30) day CDOR Rate plus one percent (1.0%) per annum.

"Canadian Prime Rate Loan" means a loan made by a Lender to the Borrower in Canadian Dollars in respect of which interest is determined by reference to the Canadian Prime Rate.

“Cannabis” means:

(a)	any plant or seed, whether live or dead, from any species or subspecies of genus Cannabis, including Cannabis sativa, Cannabis indica and Cannabis ruderalis, Marijuana

5.

and Industrial Hemp and any part, whether live or dead, of the plant or seed thereof, including any stalk, branch, root, leaf, flower, or trichome;

(b)

any material obtained, extracted, isolated, or purified from the plant or seed or the parts contemplated by clause (a) of this definition, including any oil, cannabinoid, terpene, genetic material or any combination thereof;

(c)	any organism engineered to biosynthetically produce the material contemplated by clause (b) of this definition, including any micro-organism engineered for such purpose;

(d)

any biologically or chemically synthesized version of the material contemplated by clause (b) of this definition or any analog thereof, including any product made by any organism contemplated by clause (c) of this definition; and

(e)	any other meaning ascribed to the term “cannabis” under Applicable Law, including the Cannabis Act, the Controlled Drugs and Substances Act (Canada).

“Cannabis Act” means the Cannabis Act, SC 2018, c. 16, as amended or replaced from time to time.

“Cannabis Activities” means any activities (including advertising or promotional activities) relating to or in connection with the possession, exportation, importation, cultivation, production, processing, purchase, distribution or sale of Cannabis or Cannabis products, whether such activities are for medical, scientific, recreational or any other purpose.

“Cannabis Authorizations” means, at any time, all Authorizations necessary for the conduct of Cannabis Activities by any Credit Party. For avoidance of doubt, each of the Health Canada Licences necessary for the conduct of Cannabis Activities by any Credit Party shall constitute a Cannabis Authorization.

“Cannabis Laws” means Applicable Laws with respect to Cannabis Activities (other than Applicable Laws of general application), including without limitation the Cannabis Act, the Cannabis Regulations and the Controlled Drugs and Substances Act (Canada).

“Cannabis Regulations” means the regulations made from time to time under the Cannabis Act, the Controlled Drugs and Substances Act (Canada) and any other statute in an Approved Jurisdiction with respect to Cannabis Activities.

"Capital Expenditures" means expenditures made directly or indirectly which are considered to be in respect of the acquisition or leasing of capital assets in accordance with GAAP, including the acquisition or improvement of Land, plant, machinery or equipment, whether fixed or removable, but excluding (i) the portion of any expenditure for acquired equipment attributable to any trade-in which is made simultaneously with the purchase of the acquired equipment, (ii) expenditures made in connection with the replacement, repair or restoration of buildings, fixtures or equipment to the extent reimbursed or financed from insurance or expropriation proceeds, and (iii) capital lease payments.

“Capital Lease" means a lease of assets which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Cash Equivalents” means (i) securities issued or fully guaranteed by the government of Canada, any province or territory of Canada, or any agency or instrumentality of any thereof, (ii) term deposits, certificates of deposit or bankers’ acceptances of any Lender, or any bank that is not a Lender but is referred to in either Schedule I, II or III of the Bank Act (Canada) the short-

6.

term debt or deposits of which have been rated at least A-1 or the equivalent thereof by Standard & Poor’s Financial Services, LLC or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. or which have been rated at least R-1 or the equivalent thereof by DBRS Limited, and (iii) commercial paper rated at least R1(mid) by DBRS Limited, in each case provided for in clause (i), (ii) and (iii) above, maturing within one hundred and eighty (180) days after the date of acquisition.

"Cash Taxes" in respect of any fiscal period means all amounts actually paid in cash by the Companies in such fiscal period in respect of income and capital Taxes (whether relating to such fiscal period or any other fiscal period).

"CBA Model Provisions" means the model credit agreement provisions attached hereto as Exhibit "H", which have been revised under the direction of the Canadian Bankers' Association Secondary Loan Market Specialist Group from provisions prepared by The Loan Syndications and Trading Association, Inc.

"CDOR Rate" means on any day the annual rate of interest which is the rate determined as being the arithmetic mean of the quotations of all institutions listed in respect of the rate for Canadian Dollar denominated bankers' acceptances for the relevant period displayed and identified as such on the "Reuters Screen CDOR Page" (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) as of 10:00 A.M. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Agent after 10:00 A.M. Toronto, Ontario local time to reflect any error in a posted rate of interest or in the posted average annual rate of interest with notice of such adjustment in reasonable detail evidencing the basis for such determination being concurrently provided to the Borrower); provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR Rate on that day shall be the average of the rates applicable to Canadian Dollar bankers' acceptances for the relevant period quoted for customers in Canada by the Agent as of 10:00 A.M. Toronto, Ontario local time on such day; or if such day is not a Business Day, then on the immediately preceding Business Day; and provided further that the CDOR Rate shall not be less than zero.

"Change of Control" means (a) the ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert, of Equity Interests representing a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, (b) the Parent ceases to Control the Borrower, (c) the Parent together with 2609733 Ontario Limited ceases to hold beneficially and of record one hundred percent (100%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (d) the ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons other than the Borrower of one hundred percent (100%) of the Equity Interests of each Subsidiary of the Borrower, (e) the occupation of a majority of the seats (other than vacant seats) on the board of directors of any Credit Party by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated, and (f) Control of 2609733 Ontario Limited by any Person or group of Persons other than any of the existing direct and indirect shareholders of 2609733 Ontario Limited as at the Closing Date.

“Closing Date” means the date on which all conditions precedent listed in Section 7.01 have been satisfied or waived by the Lenders, as confirmed by the Agent to the Borrower in writing.

“Collateral” means all property, assets and undertaking of the Credit Parties, the Limited Recourse Guarantors, or any other Person encumbered by the Security, and all proceeds of the foregoing.

7.

"Commitment" means, in respect of any Lender, such Lender's commitment to make Advances to the Borrower under Facility A.

“Companies” means the Borrower and all of its Subsidiaries from time to time; and

“Company” means any of them as the context requires.

"Compliance Certificate" means a certificate delivered by a Senior Officer of the Borrower to the Agent in the form of Exhibit "F".

“Constating Documents” means, with respect to any Person, as applicable:

(a)

its certificate and/or articles of incorporation, association, amalgamation or continuance, memorandum of association, charter, declaration of trust, trust deed, partnership agreement, limited liability company agreement or other similar document;

(b)	its by-laws; and

(c)

all unanimous shareholder agreements and any amendments thereto, other shareholder agreements and any amendments thereto, voting trust agreements and similar arrangements applicable to the Person’s Equity Interests;

all as in effect from time to time.

"Control" is defined in the CBA Model Provisions.

"Conversion" means the substitution of one Availment Option for another, and does not constitute a fresh or new Advance.

"Conversion Date" means November 30, 2020 or such later date as may be mutually agreed to in writing by all of the Lenders and the Borrower; provided that as of the date of any extension of the then applicable Conversion Date, the Lenders shall be satisfied that no Default, Event of Default or Material Adverse Change shall have occurred and be continuing and the Borrower shall be in compliance with all terms and conditions herein, including all financial covenants which will apply after such date, and the Borrower shall have provided a certificate to the Agent on behalf of the Lenders confirming such compliance.

"Conversion Notice" means a notice substantially in the form of Exhibit "D" given by the Borrower to the Agent for the purposes of requesting a Conversion.

"Copyrights" means all rights, title and interests (and all related IP Ancillary Rights) arising under any requirement of law in copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

"Credit Parties" means the Companies and the Limited Guarantor and "Credit Party" means any of them as the context requires.

"Currency Hedge Agreements" means agreements for the purpose of hedging currency risk, including a currency exchange agreement or a foreign exchange forward contract.

“Debt Service Deficiency Agreement” is defined in Section 6.01(d). "Default" is defined in the CBA Model Provisions.

“Defined Benefit Pension Plan” means any Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

8.

"Distribution" means any amount paid, directly or indirectly, to or on behalf of the employees, directors, officers, shareholders, partners or unitholders of any of the Companies, or to any Related Party thereto, including for greater certainty amount paid by way of salary, bonus, commission, management fees, directors' fees, dividends, redemption of shares, distribution of profits, Investments or otherwise, and whether payments are made to such Persons in their capacity as shareholders, partners, unitholders, directors, officers, employees, owners or creditors of any of the Companies or otherwise, or any other direct or indirect payment in respect of the earnings or capital of any of the Companies; provided however that the payment of salaries, bonuses and commissions from time to time to the officers and employees of the Companies, the payment of directors' fees to the directors of the Companies, in each case in the ordinary course of business and at reasonable levels, and the repayment of the shareholder loan with the proceeds of the Advance on the Closing Date as contemplated in Section 2.02 shall not be considered Distributions.

"Domain Name" means all right, title and interest (and all related IP Ancillary Rights) in an internet domain name.

"Draw Request" means a notice in the form of Exhibit "B" given by the Borrower to the Agent for the purpose of requesting an Advance.

“EBITDA” means, for any period, and any Person, an amount equal to net income of such Person for such period minus, to the extent included in computing such net income (but without duplication):

(a)

any non-cash income and gains (including unrealized mark-to-market gains under Hedge Arrangements, fair valuation of financial instruments fair value credit adjustments on biological assets, non- cash income and gains from minority interests), except to the extent that such income or gains will inevitably result in future cash receipts;

(b)	any cash expenses and losses to the extent previously deducted in a prior period as a non-cash expense or loss under clause (g) below; and

(c)	any extraordinary or non-recurring income and gains unless approved by the Required Lenders;

plus, to the extent deducted from such net income (but without duplication):

(d)	Interest Expense;

(e)	all Taxes on income for such period, whether current or deferred and net of any incentive or similar tax credits;

(f)	the collective depreciation, depletion, impairment and amortization expense for such period;

(g)	all non-cash stock based compensation;

(h)	any extraordinary or non-recurring charges, expenses or losses approved by the Required Lenders; and

(i)

all transaction costs incurred in connection with the establishment of Facility A including all fees, costs and expenses payable on or before the Closing Date to the Agent and the Lenders, legal counsel for the Agent and the Companies and consultants retained by the Agent.

9.

provided that in respect of each entity which has become a Subsidiary of the Borrower in such fiscal period, EBITDA shall be determined as if such entity had been a Subsidiary during the entire fiscal period; and in respect of each entity which has ceased to be a Company in such fiscal period, EBITDA shall be determined as if such entity had not been a Company during the entire fiscal period.

"Equity Interest" means any share, interest, participation or other right to participate in the voting or equity ownership of a corporation and any equivalent ownership interest in any Person that is not a corporation, including any partnership or membership interest, and any warrant, option or other right which is exchangeable or convertible into any of the foregoing.

"Equivalent Amount" means, in relation to an amount in one currency, the amount in another currency that could be purchased by the amount in the first currency, determined by reference to the applicable Exchange Rate at the time of such determination.

"Event of Default" is defined in Section 8.01.

"Exchange Rate" means, in connection with the amount of any currency which is to be converted into another currency pursuant to this Agreement for any reason, the applicable rate of exchange for such conversion established by the Bank of Canada on the Business Day of such conversion (or on such other Business Day as may be specified herein); provided however that if a rate of exchange in respect of any currency is not published by the Bank of Canada, the rate of exchange for that currency shall be determined by the Agent in accordance with its usual practice.

"Facility A" is defined in Section 2.01. "Facility A Limit" is defined in Section 2.01.

"First-Ranking Security Interest" in respect of any Collateral means a Lien in such Collateral which is registered where necessary or desirable to record and perfect the charges contained therein (to the extent that such charges are capable of perfection under Applicable Law) and which ranks in priority to all other Liens in such Collateral except for any Permitted Liens which may have priority in accordance with Applicable Law.

"Fiscal Quarter" means a fiscal quarter of the Borrower and the Parent as the context requires ending on the last days of May, August, November, and February in each year.

"Fiscal Year" means a fiscal year of the Borrower or the Parent as the context requires ending on the last day of May in each year.

“Fixed Charges” means in respect of any period, the aggregate, without duplication, of:

(i) consolidated Interest Expense of the Borrower during such period; plus (ii) all scheduled principal payments on consolidated Total Funded Debt due (paid or accrued during such period) by the Borrower during such period except the portion of any final payment due in respect of such Total Funded Debt which constitutes a “balloon payment” and any amount paid in connection with the exercise of an option to purchase equipment under a Capital Lease; plus (iii) all payments made by the Borrower during such period in respect of Capital Lease Obligations; provided that for Fiscal Quarters ending within 12 months of the Conversion Date, Fixed Charges shall include a principal component for any period during which the Borrower was not required to make principal payments under this Agreement based upon the Borrower’s principal payment obligations accruing due for subsequent financial periods. For example, if the Conversion Date occurs at the end of a Fiscal Quarter, the calculation of Fixed Charges for that Fiscal Quarter shall include a principal component equal to the scheduled principal payments required under this Agreement for the following four Fiscal Quarters. The projected component will reduce as time

10.

passes so that, using the above example, at the end of the third Fiscal Quarter following the Conversion Date, Fixed Charges for that Fiscal Quarter shall include three Fiscal Quarters of actual principal payments and one Fiscal Quarter of projected principal payments.

“Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter and for the four rolling Fiscal Quarter period then ended, calculated on a consolidated basis, the ratio of: (a) consolidated EBITDA for the Borrower less the aggregate amount of consolidated Unfunded Capital Expenditures, Cash Taxes and cash Distributions made by the Borrower in respect of Equity Interests in the Borrower during such period, to (b) Fixed Charges.

“Former Lender” is defined in the definition of Hedging Obligations.

“Funded Debt” in respect of any Person means all obligations of such Person and its Subsidiaries which are considered to constitute debt in accordance with GAAP, including, without duplication (i) indebtedness for borrowed money, (ii) interest-bearing liabilities to the extent interest is due and not yet paid, (iii) obligations secured by Purchase-Money Security Interests, (iv) obligations under Capital Leases, (v) capitalized interest, (vi) obligations under Hedging Agreements (solely to the extent such obligations have become due and payable), (vii) the redemption price of any securities issued by such Person which are redeemable at the option of the holder, (viii) any vendor take back obligations, and (ix) such Person’s contingent liability under Guarantees given in respect of obligations of other Persons of the nature described in clauses (i) through (viii) above; but excluding accounts payable, short term non-interest bearing liabilities, future or deferred income taxes (both current and long-term), Subordinated Debt (provided the holder of such indebtedness pursuant to the terms of an Intercreditor Agreement may not receive any payments on account of principal or interest thereon prior to the Termination Date), and prepaid or deferred revenue.

"Funded Debt Service" means, in respect of any fiscal period, without duplication: (i) the aggregate amount of Interest paid or payable in respect of the Funded Debt of a Person on a consolidated basis in respect of such fiscal period (but for greater certainty, excluding any Interest which is capitalized and not paid or payable during such fiscal period); plus (ii) the aggregate amount of scheduled principal payments and scheduled Capital Lease payments paid or payable in respect of the Funded Debt of such Person on a consolidated basis in respect of such fiscal period, except the portion of any final payment due in respect of such Funded Debt which constitutes a "balloon payment" and any amount paid in connection with the exercise of an option to purchase equipment under a Capital Lease.

"GAAP" means generally accepted accounting principles in effect in Canada from time to time as set forth in the opinions and pronouncements of the relevant Canadian public and private accounting boards and institutes which are applicable to the relevant Person and the circumstances as of the date of determination, consistently applied including, without limitation, International Financial Reporting Standards adopted by the Accounting Standards Board of the Chartered Professional Accountants of Canada (which have been adopted by the Credit Parties).

"Governmental Authority" is defined in the CBA Model Provisions, and for greater certainty includes Health Canada.

"Guarantee" means any agreement by which any Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such Person against loss, and shall include any contingent liability under any letter of credit or similar document or instrument, excluding endorsement of cheques and drafts for deposit or collection in the ordinary course of business.

11.

"Guarantors" means collectively (i) each Subsidiary of the Borrower on the date hereof, and (ii) each other Person who becomes a Subsidiary of the Borrower on and after the date hereof and is required by the Agent and each of the Lenders from time to time to become a Guarantor pursuant to Section 6.02(c) hereof; and "Guarantor" means any of them as the context requires. As of the Closing Date the Borrower has no Subsidiaries.

"Hazardous Materials" means any contaminant, pollutant, waste or substance that is likely to cause immediately or at some future time harm or degradation to the surrounding environment or risk to human health; and without restricting the generality of the foregoing, including any pollutant, contaminant, waste, hazardous waste or dangerous goods that is regulated by any Requirements of Environmental Law or that is designated, classified, listed or defined as hazardous, toxic, radioactive or dangerous or as a contaminant, pollutant or waste by any Requirements of Environmental Law.

“Health Canada Licence” means, the licence issued by Health Canada in respect of the Project and identified as licence #LIC-KX10UDSC08-2019 issued to the Borrower pursuant to the Cannabis Act and authorizing a minimum cultivation class for operations by the Borrower at the Project on the Project Property, and any other licence issued by Health Canada to any of the Companies in respect of its Cannabis Activities.

"Hedging Agreements" means Interest Rate Hedging Agreements and Currency Hedge Agreements.

"Hedging Obligations" means all obligations of the Borrower to (i) the Lenders or an Affiliate of a Lender pursuant to or arising in connection with Hedging Agreements made between the Borrower and any Lenders or any Affiliate of a Lender and (ii) any Person which was a Lender or an Affiliate of a Lender at the time of entering into a Hedging Agreement, but which is no longer a Lender (a “Former Lender”).

"Indemnitees" means the Lenders, the Agent and their respective successors and permitted assigns hereunder, any agent of any of them (specifically including a receiver or receiver-manager) and the respective officers, directors and employees of the foregoing.

“Industrial Hemp” has the meaning ascribed to such term or the term "hemp" (i) under the Applicable Law of any Approved Jurisdiction, including the Industrial Hemp Regulations (Canada) issued under the Cannabis Act; or (ii) under the Agricultural Marketing Act of 1946 (United States).

"Insolvency Event" means, in respect of any Person:

(a)

such Person ceases to carry on its business; or commits an act of bankruptcy or becomes insolvent (as such terms are used in the BIA); or makes an assignment for the benefit of creditors, files a petition in bankruptcy, makes a proposal or commences a proceeding under Insolvency Legislation; or petitions or applies to any tribunal for, or consents to, the appointment of any receiver, trustee or similar liquidator in respect of all or a substantial part of its property; or admits the material allegations of a petition or application filed with respect to it in any proceeding commenced in respect of it under Insolvency Legislation; or takes any corporate action for the purpose of effecting any of the foregoing; or

(b)

any proceeding or filing is commenced against such Person seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any Insolvency Legislation, or seeking appointment of a receiver, trustee,

12.

custodian or other similar official for it or any substantial part of its property; unless (i) such Person is diligently defending such proceeding in good faith and on reasonable grounds as determined by the Required Lenders acting reasonably; and (ii) such proceeding does not, in the reasonable opinion of the Required Lenders, materially adversely affect the ability of such Person to carry on its business and to perform and satisfy all of its obligations.

"Insolvency Legislation" means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt in insolvent circumstances, dissolution or winding-up, or any similar legislation, and specifically includes for greater certainty the BIA, the Companies' Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada).

"Intellectual Property" means all rights, title and interests in intellectual property and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Domain Names, Trade Secrets, industrial designs, integrated circuit topographies, plant breeders' rights and rights under IP Licenses.

“Intercreditor Agreements” means any intercreditor, subordination or postponement agreement (including without limitation the Parent Subordination Agreement), that may be entered into from time to time which provides for the terms of subordination, ranking or priority and related customary intercreditor provisions of any other Funded Debt in relation to any of the Obligations and Security, which shall be in form and substance satisfactory to the Agent, acting reasonably.

"Interest" means interest on loans, stamping fees in respect of bankers' acceptances, the difference between the proceeds received by the issuers of bankers' acceptances and the amounts payable upon the maturity thereof, issuance fees in respect of letters of credit, and any other charges or fees in connection with the extension of credit which are determined by reference to the amount of credit extended, plus standby fees in respect of the unutilized portion of any credit facility; but for greater certainty "Interest" shall not include capitalized interest (for greater certainty, being interest which is accrued but not paid), agency fees, arrangement fees, structuring fees, fees relating to the granting of consents, waivers, amendments, extensions or restructurings, the reimbursement of costs and expenses, and any similar amounts which may be charged from time to time in connection with the establishment, administration or enforcement of Facility A.

“Interest Expense” means, in respect of any Person and in respect of any period, without duplication, the interest expense of such Person on Funded Debt (including that attributable to the interest component of payments under Capital Leases) including all commissions, discounts, and other fees paid or accrued during such period and all charges paid or accrued during such period with respect to letters of credit and letters of guarantee, all as determined in accordance with GAAP.

"Interest Rate Hedging Agreements" means agreements for the purpose of hedging interest rate risk, including interest rate exchange agreements (commonly known as "interest rate swaps") and forward rate agreements; and for greater certainty, including interest rate exchange agreements (commonly known as "cross-currency swaps").

"Interim Financial Statements" in respect of any Fiscal Quarter means (i) in the case of the Borrower, the unaudited financial statements of the Borrower on a consolidated basis, and (ii) in the case of the Parent, the unaudited financial statements of the Parent on a consolidated basis, and in each case the management prepared interim operating statements of the other Companies (in the case of the Borrower’s Interim Financial Statements) or the other Credit Parties (in the case of the Parent’s Interim Financial Statements), in each case in respect of such Fiscal Quarter

13.

(and also on a year-to-date basis in respect of such Fiscal Quarter and all previous Fiscal Quarters in the same Fiscal Year), including (in the case of the Parent’s Interim Financial Statements) any management's discussion and analysis with respect thereto.

"Investment" means: (i) an investment made or held by a Person, directly or indirectly, in another Person (whether such investment was made by the first-mentioned Person in such other Person or was acquired from a third party); (ii) a contribution of capital; (iii) the acquisition or holding of common or preferred shares, debt obligations, partnership interests and interests in joint ventures; and (iv) the acquisition of all or substantially all of the assets used in connection with a business; provided however that if a transaction would constitute a "Capital Expenditure" as defined herein and would also constitute an "Investment" as defined herein, it shall be deemed to constitute an Investment and not a Capital Expenditure.

"IP Ancillary Rights" means, with respect to an item of Intellectual Property all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, re-examinations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, includes in each case, all rights to obtain any other IP Ancillary Right.

"IP License" means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in any Intellectual Property.

"Land" means real property (including a leasehold interest in land) and all buildings, improvements, fixtures and plant situated thereon.

"Landlord Agreement" means an agreement in form and substance satisfactory to the Agent given by the landlord of a Material Leased Property in favour of the Agent, which shall include the following provisions (except to the extent otherwise agreed by the Agent in its discretion): such landlord consents to the granting of a security interest in the lease by the Company which is a tenant thereunder in favour of the Agent, agrees to give written notice to the Agent in respect of a default and a reasonable opportunity to cure any default before terminating the lease, and agrees to waive (or subordinate and defer the enforcement of) its rights and remedies and any security it may hold in respect of any assets owned by such Company located on such Material Leased Property or affixed to such Material Leased Property which the tenant is entitled to remove under Applicable Law or pursuant to the terms of the lease.

“Legal Reservations” means (i) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors, (ii) the time barring of claims under the Limitation Act, 2002 (Ontario), as amended, or equivalent or analogous legislation of any other applicable jurisdiction, (ii) the possibility that an undertaking to assume liability for or indemnify a person against non-payment of Taxes may be void, (iv) defences of set-off or counterclaim, (v) similar principles, rights, defences or requirements under the laws of any applicable jurisdiction and (vi) any other matters which are set out as qualifications or reservations as to matters of law of general application accepted by the Required Lenders in any of the legal opinions delivered to the Lenders pursuant hereto.

“Lenders" means the lenders identified in Exhibit "A" attached hereto and any other Persons which may from time to time become lenders pursuant to this Agreement; and their respective successors and permitted assigns; and "Lender" means any of them as the context requires.

14.

"Lender-Related Distress Event" means, with respect to any Lender or any Person that directly or indirectly Controls such Lender (such Lender and each such Person being individually referred to in this definition as a "distressed person"), (i) the commencement of a voluntary or involuntary proceeding with respect to such distressed person under any Insolvency Legislation, (ii) the appointment of a custodian, conservator, receiver or similar official in respect of such distressed person or any substantial part of its assets,

(iii) a forced liquidation, merger, sale or other change of Control of such distressed person supported in whole or in part by Guarantees or other support (including, without limitation, the nationalization or assumption of ownership or operating control of such distressed person by any Governmental Authority), or (iv) such distressed person makes a general assignment for the benefit of its creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such distressed person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority.

"Lending Office" in respect of any Lender means the office of such Lender designated by it from time to time as the office from which it will make Advances hereunder.

"Lien" means: (i) a lien, charge, mortgage, pledge, security interest or conditional sale agreement; (ii) an assignment, lease, consignment, trust or deemed trust that secures payment or performance of an obligation; (iii) a garnishment; (iv) any other encumbrance of any kind; and (v) any commitment or agreement to enter into or grant any of the foregoing.

“Limited Guarantor” means the Parent.

“Limited Recourse Guarantee” is defined in Section 6.01(c).

“Limited Recourse Guarantors” means each shareholder of the Borrower (other than the Parent) from time to time. On the date hereof 2609733 Ontario Limited is the sole Limited Recourse Guarantor.

"Loan" means a Canadian Prime Rate Loan.

"Loan Documents" means this Agreement, the Security, the Agency Fee Agreement, the Parent Subordination Agreement and other agreements or letters entered into between the Borrower and the Agent in respect of fees payable to the Agent or the Lenders, any promissory notes issued by the Borrower to the Agent or the Lenders hereunder, any Intercreditor Agreements, all Hedging Agreements with a Lender or Affiliate of a Lender, all Service Agreements, and all other agreements, and instruments required or contemplated herein to be provided by the Credit Parties and other Persons in favour of the Agent or any of the Lenders and all amendments, restatements, supplements or other modifications thereto.

"Marijuana" has the meaning ascribed to such term under the Applicable Law in any Approved Jurisdiction.

"Material Adverse Change" means any change or event which: (i) constitutes a material adverse change in the business, operations, condition (financial or otherwise) or properties of the Parent or the Borrower on a consolidated basis; (ii) materially impairs the ability of the Parent or the Companies (taken as a whole) to timely and fully perform their respective obligations under the Loan Documents; (iii) materially impairs the validity or enforceability of any of the Loan Documents; (iv) materially impairs the ability of the Agent or the Lenders to enforce their rights and remedies under the Loan Documents; or

15.

(v) impairs the priority of any of the Security.

"Material Agreement" means an agreement made between a Company and another Person which (i) is, in the reasonable opinion of the Agent, material to the ownership, management and operation of the Business, including the Project and the Project Property, or (ii) if terminated would result, or would have a reasonable likelihood of resulting, in a Default, an Event of Default or a Material Adverse Change, specifically including, the Supply Agreement, and as at the date of this Agreement, each other agreement listed in Schedule 4.01(o).

"Material Leased Properties" means all Land leased by the Companies as tenants from time to time which if terminated would result, or would reasonably be expected to result, in an Event of Default or Material Adverse Change, specifically including as at the date of this Agreement the Land described in Schedule 4.01(l) attached hereto.

"Material Leases" means the leases relating to the Material Leased Properties.

"Material Permit" means a licence, permit, approval, registration or qualification granted to or held by a Company which if terminated would impair the ability of the Company to carry on the Business in the ordinary course, or would result, or would reasonably be expected to result, in an Event of Default or Material Adverse Change; specifically including, the Health Canada Licences and as of the date of this Agreement each other licence, permit, approval, registration or qualification listed in Schedule 4.01(h).

"Maturity Date" means the date which is three (3) years after the date of this Agreement.

“Minimum Equity Contribution” means a minimum equity injection in the Borrower by the Parent and other shareholders of the Borrower in an aggregate amount of not less than Twenty Million Dollars ($20,000,000) as shown on the balance sheet of the Borrower as at the Closing Date.

“Minimum Liquidity” means in respect of the Parent, unrestricted cash and Cash Equivalents held by the Parent less all current liabilities of the Parent determined in accordance with GAAP.

"Minor Title Defects" in respect of any parcel of Land means encroachments, restrictions, easements, rights-of-way, servitudes and defects or irregularities in the title to such Land which are of a minor nature and, in the case of Land material to the operation of the Business of the Companies taken as a whole, which, in the aggregate, will not materially impair the use of such Land for the purposes for which such Land is held by the owner thereof; it is acknowledged that the Project Property is material to the operation of the Business of the Companies taken as a whole.

“Multi-employer Plan” means a multi-employer pension plan within the meaning of the Pension Benefits Act (Ontario) or the pension benefits standards legislation of another province or jurisdiction in Canada and to which any Company is required to contribute pursuant to a collective agreement, participation agreement, any other agreement or statute or municipal by-law and which is not maintained or administered by such Company or its Affiliates.

"Non-BA Lender" means a Lender identified in Exhibit "A" attached hereto as a Lender which will make BA Equivalent Loans instead of accepting Bankers' Acceptances hereunder.

"Non-Funding Lender" means any Lender (i) that has failed to fund any payment or Advance required to be made by it hereunder or to purchase all participations required to be purchased by it hereunder and under the Loan Documents, or (ii) that has given oral or written notice to the Borrower, the Agent or any other Lender, or has otherwise publicly announced, that it believes

16.

that it may be unable to fund advances under one or more credit agreements to which it is a party, or (iii) with respect to which one or more Lender-Related Distress Events has occurred, or (iv) with respect to which the Agent believes, acting reasonably, that such Lender has defaulted or may default in fulfilling its obligations (whether as an agent or lender) under one or more other credit agreements to which it is a party, or (v) with respect to which the Agent believes, acting reasonably, that there is a reasonable chance that such Lender will fail to fund any payment or Advance required to be made hereunder.

"Obligations" means, at any time and without duplication: (i) all direct and indirect, contingent and absolute indebtedness, obligations and liabilities of the Credit Parties to the Agent and the Lenders (or if the context requires, to any Lender) under or in connection with this Agreement and the Loan Documents (specifically including for greater certainty all Guarantees provided hereunder) at such time, specifically including the Outstanding Advances, all accrued and unpaid Interest thereon, and all fees, expenses and other amounts payable pursuant to this Agreement and the Loan Documents; plus (ii) the Hedging Obligations (if any) at such time; plus (iii) any obligations under Service Agreements at such time; provided that if otherwise specified or required by the context, "Obligations" shall mean any portion of the foregoing.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Outstanding Advances" means, at any time, the aggregate of all obligations of the Borrower to the Lenders (or if the context requires, to any Lender) in respect of all Advances made under Facility A which have not been repaid or satisfied at such time, determined as follows: (i) in the case of Canadian Prime Rate Loans, the principal amount thereof; and (ii) in the case of Bankers' Acceptances, BA Equivalent Notes, the face amount thereof.

"Owned Properties" means all Land owned by the Companies from time to time, including but not limited to the Project Property and any Land described in Schedule 4.01(k) attached hereto.

"Parent" means Aphria Inc. or any successor thereto including by way of amalgamation.

“Parent Subordinated Debt” means the unsecured indebtedness issued by the Borrower to the Parent in the principal amount of no less than Ninety-Eight Million Eight Hundred Thousand Dollars ($98,800,000), provided that such indebtedness is subject to the Parent Subordination Agreement.

“Parent Subordination Agreement” means the Intercreditor Agreement to be entered into by the Parent in favour of the Agent and the Lender on the Closing Date in form and substance satisfactory to the Lenders, as the same may be amended, restated, supplemented or replaced from time to time, pursuant to which the Parent agrees to subordinate and postpone the Parent Subordinated Debt to the Obligations and Security, which Intercreditor Agreement shall expressly permit the servicing of such Subordinated Debt only after the Conversion Date and in such case on account of interest on a monthly basis and principal on an annual basis subject to the prior Repayment required to be made pursuant to Section 2.04(c)(iv) (Annual Excess Cash Flow Sweep), and provided that immediately before and immediately after such Distribution, the Borrower shall be in pro forma compliance with the financial covenants in Section 5.03 and the Borrower shall have delivered a pro forma Compliance Certificate evidencing such compliance.

17.

"Parent Year-end Audited Financial Statements" in respect of any Fiscal Year means the audited consolidated financial statements of the Parent and the internally prepared financial statements of each of the other Credit Parties, in each case in respect of such Fiscal Year, including (in respect to the Parent audited consolidated financial statements) management’s discussion and analysis with respect thereto, from an accounting firm that is nationally recognized or major regional firm of chartered professional accountants.

"Patents" means all rights, title and interests (and all related IP Ancillary Rights) arising under any requirement of law in or relating to patents and applications therefor.

"Pension Plan" means each pension or superannuation plan that is a “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada) required to be registered under Canadian federal or provincial law that is maintained or contributed to by the Borrower for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively or a Multi-employer Plan.

"Permitted Acquisition" means an Investment that is either an acquisition of Equity Interests in a Person (referred to herein as a "share purchase"), or an acquisition of assets of a Person not in the ordinary course of business (referred to herein as an "asset purchase"), in either case if all of the following criteria are satisfied (except to the extent otherwise agreed in writing by the Required Lenders in their discretion):

(a)

the Required Lenders acting reasonably shall have provided their prior written consent to such Acquisition after conducting such due diligence they may consider appropriate in the circumstances (for greater certainty, specifically including in respect of financial matters, the corporate and capital structure of such Person, key management, and business, environmental, regulatory, tax and legal matters, and the Borrower shall provide all information requested by the Required Lenders in connection with such due diligence at least fifteen (15) days prior to the proposed completion of such Acquisition);

(b)	such Person is engaged in a business similar to or vertically integrated with the Business conducted by the Borrower;

(c)	no portion of Facility A shall be used, directly or indirectly, in connection with the financing of the acquisition unless approved by the written consent of all of the Lenders in their discretion;

(d)	if the acquisition involves a hostile or unsolicited take-over, it must be approved by all Lenders in their discretion;

(e)

in the case of a share purchase, upon the completion of such acquisition (i) all Funded Debt (except Funded Debt which will constitute Permitted Funded Debt hereunder) of such Person shall be repaid and all Liens (except Liens which will constitute Permitted Liens hereunder) affecting the assets of such Person shall be released and discharged, in each case within thirty (30) days of the acquisition;

(f)

in the case of a share purchase, the Subsidiary acquired shall be a wholly owned Subsidiary of the Borrower and shall provide a Guarantee and all other Security required herein to be provided in accordance with the requirements of Section

7.01 (including registrations, searches, legal opinions and ancillary documentation);

(g)	in the case of an asset purchase, (i) upon the completion of such transaction, all Funded Debt (except Funded Debt which will constitute Permitted Funded Debt hereunder)

18.

secured by the acquired assets shall be repaid within thirty (30) days following the completion of the acquisition; (ii) within thirty (30) days following the completion of such transaction, all Liens (except Liens which will constitute Permitted Liens hereunder) affecting such assets shall be released and discharged; (iii) within thirty (30) days following completion of such transaction, all Security required herein to be provided to the Agent in respect of such assets (including registrations, searches, legal opinions and ancillary documentation) shall be provided; and (iv) the asset purchase shall not involve the assumption of any material environmental liabilities, and all representations and warranties contained herein with respect to environmental matters shall be true and correct both immediately before and immediately after such acquisition in all material respects; and if, as a result of the acquisition, any Company will acquire ownership of any Real Property, the Borrower shall have provided an environmental questionnaire in form and substance satisfactory to the Agent in respect of such Real Property which evidences such material compliance with all such representations and warranties;

(h)

in the case of a share purchase, the acquired asset will only be located in an Approved Jurisdiction and used or useful in a business which is the same as or related, ancillary or complimentary to the Business carried on by the Companies;

(i)

in the case of a share purchase, if the target of a share purchase carries on any Cannabis Activities, the entity which will carry on the acquired business will own assets and carry on business only in one or more Approved Jurisdictions and the right to acquire Equity Interests shall be not exercisable until the earlier of: (i) the Cannabis Activities in which the target proposes to engage are legal at all required levels of government in the jurisdiction(s) in which the target is or proposes to operate, and (ii) the applicable Company has received approval to exercise such right from any stock;

(j)

the Borrower shall deliver a Compliance Certificate evidencing that it is in compliance in all material respects with all covenants and confirming the representations and warranties under this Agreement including the requirements in this definition of Permitted Acquisition and will remain in compliance in all material respects after giving effect to such acquisition; and no Default or Event of Default shall have occurred and be continuing or would result from the completion of such acquisition;

(k)

if the Borrower proposes to incur Subordinated Debt to finance all or any portion of such acquisition, the terms and conditions of such Subordinated Debt shall be satisfactory to the Required Lenders, and the holder(s) of such Subordinated Debt shall enter into a Intercreditor Agreement with the Agent containing terms and conditions contemplated in the definition of "Subordinated Debt" herein; and

(l)	if any such transaction would constitute both a Permitted Acquisition and a Capital Expenditure, it shall be deemed to constitute a Permitted Acquisition and not a Capital Expenditure.

"Permitted Funded Debt" means, without duplication: (i) the Obligations; (ii) indebtedness of any Company to another Company; (iii) Subordinated Debt; (iv) the Parent Subordinated Debt provided that the same constitutes Subordinated Debt, is unsecured, and is subject to the Parent Subordination Agreement; (v) Funded Debt of the Companies secured by Permitted Liens; (vi) obligations under any Guarantees which are considered to constitute Funded Debt, but only to the extent such Guarantees are permitted pursuant to this Agreement; (vii) Funded Debt in respect of corporate credit cards programs established by a financial institution other than BMO in an aggregate outstanding amount not to exceed Fifty Thousand Dollars ($50,000) (or equivalent in foreign currency), (viii) unsecured Funded Debt not referred to elsewhere in this definition in an aggregate outstanding amount not to exceed Two Million Dollars ($2,000,000); and (ix) any other Funded Debt consented to in writing by the Lenders.

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"Permitted Liens" means:

(a)

Statutory Liens (i) in respect of any amount which is not at the time overdue or (ii) in respect of any amount which may be past due but the quantum or validity of which is being diligently contested in good faith by appropriate proceedings and in respect of which any right of seizure or sale is stayed pending resolution of the dispute or (iii) that in the aggregate, not including those included in (i) or (ii) do not exceed $250,000 and in respect of which reserves (if any are required by GAAP) have been established to the extent required in accordance with GAAP;

(b)

Liens or rights of distress reserved in or exercisable under any lease of Land for rent and, in the case of Land material to the operation of the Business of the Companies taken as a whole, not at the time overdue or for compliance with the terms of such lease not at the time in default; and security deposits given in the ordinary course under leases of Land not in excess of six (6) months' rent; it is acknowledged that the Project Property is material to the operation of the Business of the Companies taken as a whole;

(c)

any obligations or duties affecting any Land due to any public utility or to any municipality or government, or to any statutory or public authority, with respect to any franchise, grant, licence or permit in good standing and any defects in title to structures or other facilities arising solely from the fact that such structures or facilities are constructed or installed on Land under government permits, leases or other grants in good standing; and if the Land subject thereto is material to the operation of the Business of the Companies taken as a whole, which obligations, duties and defects in the aggregate do not materially impair the use of such property, structures or facilities for the purpose for which they are held; it is acknowledged that the Project Property is material to the operation of the Business of the Companies taken as a whole;

(d)

Liens incurred or deposits of cash made or pledged to secure obligations under workers' compensation legislation or similar legislation, or in connection with contracts, bids, tenders or expropriation proceedings, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, and warehousemen's, storers', repairers', carriers' and other similar Liens and deposits;

(e)

security given to a public utility or any municipality or government or to any statutory or public authority to secure obligations incurred to such utility, municipality, government or other authority in the ordinary course of business and (i) not at the time overdue or (ii) which are past due, but the quantum or validity of such obligations is being diligently contested in good faith by appropriate proceedings and in respect of which any right of seizure or sale is stayed pending resolution of the dispute or (iii) that, in the aggregate, not including those referred to in (i) and (ii) do not exceed $250,000 and in respect of which reserves (if any are required by GAAP) have been established to the extent required in accordance with GAAP;

(f)

Liens and privileges arising out of judgments or awards (i) which are satisfied before they are executed upon and which do not constitute an Event of Default under Section 8.01(n) or (ii) in respect of which (A) an appeal or proceeding for review has been commenced; (B) a stay of execution pending such appeal or proceedings for review has been obtained; and (C) reserves (if any are required by GAAP) have been established to the extent required in accordance with GAAP;

(g)

Liens for taxes, customs duties, local improvement charges, levies, rates and assessments (i) not yet due or (ii) or which are past due but the quantum or validity of which is being contested diligently and in good faith by the Borrower by appropriate

20.

proceedings and in respect of which any right of seizure or sale is stayed pending resolution of the dispute or (iii) that in the aggregate, not including those in (i) and (ii) for which a final assessment has not been received which do not exceed $250,000 and in respect of which reserves (if any are required by GAAP) have been established to the extent required in accordance with GAAP;

(h)

undetermined or inchoate Liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority, provided the same are not of such nature as to create a Material Adverse Change or adversely affect in any material way the operations of the Business of the Companies taken as a whole;

(i)

any Lien arising in connection with the construction or improvement of any Land or arising out of the furnishing of materials or supplies therefor, provided that such Lien secures moneys (i) not at the time overdue or (ii) which are past due, but the quantum or validity thereof is being contested diligently and in good faith by appropriate proceedings and in respect of which any right of seizure or sale is stayed pending resolution of the dispute or (iii) that in aggregate, not including those referred to in (i) and (ii) do not exceed $250,000, and in respect of which a Lien has not been registered against title to such Land and in respect of which reserves (if any are required by GAAP) have been established to the extent required in accordance with GAAP;

(j)

common law rights of set-off, off-set or combinations of account, civil law rights of compensation or contractual rights of set-off, off-set or recourse to account balances incurred in the ordinary course (i) relating to the establishment of depository relations with a financial institution permitted hereunder and not given in connection with the issuance of Funded Debt, (ii) relating to pooled deposit or sweep accounts or cash pooling arrangements (including with respect to any joint and several liability provisions in relation thereto) permitted hereunder to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and any Subsidiary, (iii) relating to debit card or other payment services permitted hereunder or (iv) relating to purchase orders and other agreements (other than Funded Debt) entered into with customers in the ordinary course of business;

(k)

licences, easements, rights-of-way and rights in the nature of easements (including licences, easements, rights-of-way and rights in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) and zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, municipal and other Governmental Authorities that, in the opinion of the Required Lenders, will not materially impair the use of the affected Land for the purpose for which it is used by that Person;

(l)

the right reserved to or vested in any Government Authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(m)

the Lien resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers’ compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, liens and claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and

21.

other similar liens, and public, statutory and other like obligations incurred in the ordinary course, up to a maximum aggregate amount deposited at any time of $500,000 for all Companies;

(n)	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(o)	Minor Title Defects;

(p)	Permitted Purchase-Money Security Interests;

(q)	the Specific Permitted Liens; and

(r)	the Security

provided that the use of the term "Permitted Liens" to describe the foregoing Liens shall mean that such Liens are permitted to exist (whether in priority to or subsequent in priority to the Security, as determined by Applicable Law); and for greater certainty such Liens shall not be entitled to priority over the Security by virtue of being described in this Agreement as "Permitted Liens".

"Permitted Purchase-Money Security Interests" means Purchase-Money Security Interests incurred or assumed in compliance with the provisions of this Agreement in connection with the purchase, leasing or acquisition of capital equipment in the ordinary course of business, provided that the aggregate amount of the Companies’ liability thereunder is not at any time greater than Three Million Five Hundred Thousand Dollars ($3,500,000).

"Person" is defined in the CBA Model Provisions.

“PPSA” shall mean the Personal Property Security Act (Ontario); provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non- perfection or the priority of the Liens of the Agent in any Collateral or any other matter relating to Collateral is governed by the Personal Property Security Act as in effect in a jurisdiction other than Ontario or the Civil Code of Quebec, the term “PPSA” shall mean such other legislation as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority or other matter.

"Proceeds of Realization", in respect of the Security or any portion thereof, means all amounts received by the Agent and any Lender under the Security in connection with:

(a)	any realization thereof, whether occurring as a result of enforcement or otherwise;

(b)	any sale, expropriation, loss or damage or other disposition of any Property subject to the Security or any portion thereof (other than a disposition of Property made pursuant to Section 5.02(c); and

(c)	the dissolution, liquidation, bankruptcy or winding-up of any Credit Party or any other distribution of its assets to creditors;

and all other amounts which are expressly deemed to constitute "Proceeds of Realization" in this Agreement.

“Project” means the greenhouse located on the Project Property to be used for cannabis cultivation and processing.

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“Project Property” means the Lands municipally known as 620 Essex County Road 14, Leamington, Ontario and legally described as:

PIN 75086-0239 LT

1STLY; PART OF LOT 6, CONCESSION 8 MERSEA, PARTS 1, 3, 5, 7, 8 AND 9 PLAN 12R26840 SAVE AND EXCEPT PARTS 1, 2 AND 3 PLAN 12R27357; S/T RESERVATIONS IN R1198184 AND R1198185; T/W R1198185 2NDLY;PT N1/2 LT 6 CON 8 MERSEA PT 1, 2, 3 12R1420 S/T R1394739; SUBJECT TO AN EASEMENT OVER PARTS 3 AND 8 PLAN 12R26840 AS IN MS36159; SUBJECT TO AN EASEMENT IN GROSS AS IN CE746822; MUNICIPALITY OF LEAMINGTON

“Project Property Lending Value” means, in respect of the single Advance under Facility A, the lending value attributed by the Lenders in their discretion to the Project Property immediately before such Advance, taking into consideration costs incurred and an Acceptable Appraisal on an "as completed" basis.

“Property” means, with respect to any Person, any or all of its present and future undertaking, property and assets, whether tangible or intangible, and includes rights under contracts and permits and all Owned Properties.

"Proportionate Share" in respect of any Lender means:

(a)

in the context of such Lender's obligation to make Advances under Facility A, such Lender's Commitment to make Advances under Facility A divided by the aggregate amount of all Lenders' Commitments to make Advances under Facility A;

(b)

subject to Section 9.03, in the context of any Lender's entitlement to receive payments of principal, interest or fees in respect of Facility A, the Outstanding Advances due to such Lender under Facility A divided by the aggregate amount of the Outstanding Advances due to all Lenders under Facility A; and

(c)	in any other context, such Lender's Commitment divided by the aggregate of all Lenders' Commitments.

"Purchase-Money Security Interest" means (i) a Capital Lease; or (ii) a Lien on any property or asset which is created, issued or assumed to secure the unpaid purchase price thereof, provided that such Lien is restricted to such property or asset (including all additions thereto, replacements thereof, insurance thereon and proceeds thereof) and secures an amount not in excess of the purchase price thereof (including any costs of shipping, assembly, installation, insurance, freight and transfer taxes) and any interest and fees payable in respect thereof.

"Real Property" means the Owned Properties and the Material Leased Properties and “Real Property” means any one of them.

"Related Party" is defined in the CBA Model Provisions.

"Repayment" means a repayment by the Borrower on account of the Outstanding Advances.

"Repayment Notice" means a notice delivered by the Borrower to the Agent committing it to make a Repayment, in the form of Exhibit "E".

"Required Lenders" means, (i) at any time prior to the occurrence of an Event of Default which is continuing, any two (2) or more Lenders which have issued Commitments hereunder representing two-thirds (2/3) or more of the aggregate amount of all Lenders' Commitments; and

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(ii) at any time after the occurrence of an Event of Default which is continuing, any two (2) or more Lenders which have Outstanding Advances representing two-thirds (2/3) or more of the total amount of the Outstanding Advances under Facility A; provided however that if at any time there are only two (2) Lenders under this Agreement, "Required Lenders" shall mean both such Lenders, and if at any time there is only one (1) Lender under this Agreement, "Required Lenders" shall mean such Lender.

"Requirements of Environmental Law" means: (i) obligations under common law; (ii) requirements having the force of law imposed by or pursuant to statutes, regulations and by-laws whether presently or hereafter in force; (iii) requirements announced by a Governmental Authority as having immediate effect (provided that at the time of making such announcement the government also states its intention of enacting legislation to confirm such requirements retroactively); (iv) all directives, policies and guidelines issued or relied upon by any Governmental Authority to the extent such directives policies or guidelines have the force of law; (v) all permits, licenses, certificates and approvals from Governmental Authorities which are required in connection with air emissions, discharges to surface or groundwater, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation or disposal of Hazardous Materials; and (vi) all requirements imposed under any clean-up, compliance or other order made pursuant to any of the foregoing, in each and every case relating to environmental, health or safety matters including all such obligations and requirements which relate to (A) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of Hazardous Materials and (B) exposure to Hazardous Materials.

“Responsible Person” means, with respect to any Credit Party holding a Health Canada License, its person designated as such for the purposes of the Cannabis Act and the Cannabis Regulations.

"Rollover" means the renewal of an Availment Option upon its maturity in the same form.

"Rollover Notice" means a notice substantially in the form of Exhibit "C" given by the Borrower to the Agent for the purpose of requesting a Rollover.

“Sale-Leaseback” means an arrangement, transaction or series of arrangements or transactions under which title to any real property, tangible personal property or fixture is transferred by a Company (a “transferor”) to another Person which leases or otherwise grants the right to use such property to the transferor (or nominee of the transferor) and, whether or not in connection therewith, the transferor also acquires a right or is subject to an obligation to acquire such property or a material portion thereof, and regardless of the accounting treatment of such arrangement, transaction or series of arrangements or transactions.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC and the U.S. Department of State), Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC, the US Department of State or any equivalent agency or body in Canada.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

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"Security" means all Guarantees, security agreements, mortgages, debentures and other documents required to be provided to the Agent or the Lenders pursuant to ARTICLE VI and all other agreements required or contemplated herein to be delivered by the Credit Parties and other Persons to the Agent for the benefit of the Lenders from time to time as security for the payment and performance of the Obligations, and the security interests, assignments and Liens constituted by the foregoing.

"Senior Officer" means the President, Chief Financial Officer, Chief Executive Officer or corporate Secretary of the Borrower.

"Service Agreements" means all agreements from time to time made between any Company and BMO or any of its Affiliates (specifically including Harris N.A.) in respect of cash management, payroll, corporate credit cards or other banking services.

“Shareholders’ Agreement” means the Unanimous Shareholders Agreement dated February 16th, 2018 among the Parent, 2609733 Ontario Limited, Chris Mastronardi Benji Mastronardi, and the Borrower.

"Shareholders' Equity" means, in respect of any period, the consolidated shareholders' equity of the Parent for such period determined in accordance with GAAP.

"Solvent" means, with respect to any Credit Party as of the date of determination, (i) the aggregate property of such Credit Party is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due;

(ii)	such Credit Party is able to meet its obligations as they generally become due; and

(iii)such Credit Party has not ceased paying its current obligations in the ordinary course of business as they generally become due; for purposes of this definition, the amount of any contingent obligation at such time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Specific Permitted Liens" means the Liens described in Schedule 4.01(j) as such Liens may be amended or replaced from time to time on substantially similar terms and conditions, provided that the principal amount of the indebtedness secured by each such Lien shall not be increased.

"Statutory Lien" means a Lien in respect of any Property a Credit Party created by or arising pursuant to any applicable legislation in favour of any Person (such as but not limited to a Governmental Authority), including, without limitation, a Lien for the purpose of securing such Credit Party's obligation to deduct and remit employee source deductions and goods and services tax pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada), the Canada Pension Plan (Canada), the Employment Insurance Act (Canada) and any legislation in any jurisdiction similar to or enacted in replacement of the foregoing from time to time.

"Subordinated Debt" means indebtedness of any Company to any Person which the Lenders in their sole discretion have consented to in writing and in respect of which the holder thereof has entered into a Intercreditor Agreement in favour of the Agent in form and substance satisfactory to the Agent and registered in all places where necessary or desirable to protect the priority of the Security, which shall provide (among other things) that: (i) the maturity date of such indebtedness is later than the Maturity Date; (ii) the holder of such indebtedness may not receive any payments on account of principal or interest thereon (except to the extent, if any, expressly permitted therein); (iii) any security held in respect of such indebtedness is subordinated to the Security; (iv) the holder of such indebtedness may not take any enforcement action in respect of any such security (except to the extent, if any, otherwise expressly provided therein) without the prior

25.

written consent of the Agent; and (v) any enforcement action taken by the holder of such indebtedness will not interfere with the enforcement action (if any) being taken by the Agent in respect of the Security.

“Subsidiaries” means the business entities which are controlled by another business entity (as used herein, "business entity" includes a corporation, company, partnership, limited partnership, trust or joint venture); and for greater certainty includes a Subsidiary of a Subsidiary; and “Subsidiary” means any of them as the context requires.

“Supply Agreement” means the amended and restated wholesale cannabis supply agreement between the Parent as purchaser and the Borrower as supplier dated November 26, 2019.

“Tangible Net Worth” means in respect of any Person at any time, the excess of its total assets over its total liabilities; provided that the determination of such total assets shall exclude: (a) all goodwill, organizational expenses, research and development expenses, trademarks, trade mark applications, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles; (b) all prepaid expenses, deferred charges or unamortized debt discount and expense; (c) all reserves carried and not deducted from consolidated assets; (d) any write-up in the book value of any capital asset resulting from a revaluation thereof; (e) prior to the Conversion Date, the Parent Subordinated Debt provided the same constitutes Permitted Funded Debt; and (f) any items not included in clauses (a) through (f) of this definition which are treated as intangibles under GAAP. For clarity, “Tangible Net Worth” will include biological assets at book value, inventory (including fair value components), and minority interests.

"Taxes" is defined in the CBA Model Provisions.

“Termination Date” means the date on which (i) all Obligations due and owing under the Loan Documents have been paid in full, other than contingent claims for which no unsatisfied demand for payment has been made, (ii) all Commitments have been cancelled or lapsed and (iii) all Hedging Agreements (if any) have been terminated and all amounts due and owing thereunder (if any) have been paid in full or cash collateral is provided in respect thereof.

"Total Funded Debt" means, in respect of any Person at any time, its Funded Debt at such time, specifically including for greater certainty the Outstanding Advances owing by it at such time.

“Total Funded Debt to EBITDA Ratio" means, for any period, the ratio of (i) Total Funded Debt of the Companies at the end of such period to (ii) consolidated EBITDA of the Companies for such period.

"Trade Secrets" means all right, title and interest (and all related IP Ancillary Rights) arising under any requirement of law in or relating to trade secrets.

"Trademarks" means all right, title and interest (and all related IP Ancillary Rights) in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Unfunded Capital Expenditures” means Capital Expenditures made by the Companies, which is (are): (i) financed by operating cash flow net of proceeds from Dispositions permitted hereunder, (ii) not financed under Capital Leases, (iii) not financed with the proceeds of Facility A, (iv) not financed with the proceeds of other Permitted Funded Debt incurred substantially to fund such Capital Expenditures, and (v) not financed with new equity.

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1.02	Accounting Principles

Except as otherwise provided herein, (i) each financial term in this Agreement shall be interpreted in accordance with GAAP in effect on the date of such interpretation; and (ii) where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other computation is required to be made for the purpose of this Agreement, such determination or calculation shall be made in accordance with GAAP in effect on the date of such determination. Notwithstanding the foregoing, if after the date of this Agreement there is an accounting change under GAAP (referred to herein as an "accounting change"), and if any financial ratio or amount determined pursuant to Section 5.02(w) would be materially different as a result of such accounting change, such financial ratio or amount shall be determined without regard to such accounting change and for the information of the Lenders the Parent shall also deliver to the Lenders a reconciliation in form and substance satisfactory to the Lenders.

1.03	Currency References

All amounts referred to in this Agreement are in Canadian Dollars unless otherwise noted.

1.04	References to Statutes

Whenever in this Agreement reference is made to a statute or regulations made pursuant to a statute, such reference shall, unless otherwise specified, be deemed to include all amendments to such statute or regulations from time to time and all statutes or regulations which may come into effect from time to time substantially in replacement for the said statutes or regulations.

1.05	Extended Meanings

Terms defined in the singular have the same meaning when used in the plural, and vice- versa. When used in the context of a general statement followed by a reference to one or more specific items or matters, the term "including" shall mean "including, without limitation", and the term "includes" shall mean "includes, without limitation". Any reference herein to any action to be taken or decision to be made by the Agent or the Lenders (or the Required Lenders, as the case may be) in their "sole discretion" shall mean that such sole discretion is absolute and unfettered.

1.06	Joint and Several Obligations

All obligations under ARTICLE X which are stated to be obligations of the Guarantors or any one or more of them shall, to the extent permitted by Applicable Law, be joint and several obligations of each of the Guarantors.

1.07	Exhibits and Schedules

The following exhibits and schedules are attached to this Agreement and incorporated herein by reference:

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Exhibits

"A"	-	Lenders and Lenders' Commitments
"B"	-	Draw Request
"C"	-	Rollover Notice
"D"	-	Conversion Notice
"E"	-	Repayment Notice
"F"	-	Compliance Certificate
"G"	-	Form of BA Equivalent Note
"H"	-	CBA Model Provisions
“I”	-	Agreement and Acknowledgement to be bound – New Guarantor

Schedules

4.01(b)	-	Corporate Information
4.01(h)	-	Material Permits
4.01(i)	-	Cannabis Investments
4.01(j)	-	Specific Permitted Liens
4.01(k)	-	Owned Properties
4.01(l)	-	Material Leased Properties
4.01(m)	-	Intellectual Property
4.01(o)	-	Material Agreements
4.01(p)	-	Labour Agreements
4.01(q)	-	Environmental Matters
4.01(r)	-	Litigation
4.01(s)	-	Pension Plans and Multi-employer Plans

ARTICLE II– FACILITY A (TERM FACILITY)

2.01	Establishment of Facility A

Subject to the terms and conditions in this Agreement, the Lenders hereby establish, on a several and not joint or joint and several basis, in favour of the Borrower, a committed, non- revolving credit facility referred to as “Facility A”, in the maximum aggregate principal amount of Eighty Million Dollars ($80,000,000) (the “Facility A Limit”). Each Lender’s commitment in respect of Facility A shall be limited to the maximum principal amount indicated opposite such Lender's name in Exhibit "A" under the heading "Facility A Commitments". Each Advance by a Lender under Facility A shall be made by such Lender in its Proportionate Share of Facility A.

Any undrawn amount under Facility A on the Closing Date shall be cancelled and the Lender’s Commitments in respect of such unused portion shall be reduced in accordance with their Proportionate Share.

2.02	Purpose

Subject to the terms hereof, Advances under Facility A shall be used by the Borrower by way of a single Advance on the Closing Date as follows: (i) not less than Fifty Million Dollars ($50,000,000) shall be used by the Borrower to refinance Funded Debt owed to the Parent by the Borrower on the Closing Date in respect of the Project and the Project Properties (which for clarity, is in addition to the Parent Subordinated Debt), but provided that the balance of the remainder of the Facility A availability is sufficient to pay such remaining Project Costs, and (ii) the balance of Facility A shall be used by the Borrower to refinance greenhouse retrofit costs and specific Capital Expenditures in respect of the

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Project, to pay closing and transactional costs on the Closing Date and for working capital of the Borrower.

2.03	Non-Revolving Nature

Facility A shall be a non-revolving facility, and any Repayment under Facility A may not be reborrowed.

2.04	Repayment

(a)

Notwithstanding all other provisions in this Section 2.04 the Obligations under Facility A shall become due and payable by the Borrower on the earliest of: (i) the Acceleration Date; and (ii) the Maturity Date.

(b)

Without limiting (a) above, the Borrower shall make a Repayment under Facility A on the last Business Day of each Fiscal Quarter commencing on the last Business Day in the first full Fiscal Quarter following the Conversion Date. Principal instalments shall be calculated on the Outstanding Advances under Facility A on the Conversion Date assuming an amortization of one hundred and twenty (120) months.

(c)	In addition to all other Repayments required pursuant to Section 2.04 (a) and (b) above, the following Repayments shall be required:

(i)

If any Company receives proceeds from a policy of insurance in respect of any Collateral, the Borrower shall make a Repayment to the Agent in an amount equal to the portion of such proceeds not permitted to be retained by such Company as provided in Section 6.07, within three (3) Business Days after receipt thereof.

(ii)

If any Company receives proceeds (net of transaction expenses) from the raising of capital by way of equity or Funded Debt (excluding Permitted Funded Debt), the Borrower shall make a Repayment to the Agent in an amount equal to one hundred percent (100%) of such net proceeds, within three (3) Business Days after receipt thereof.

(iii)

If any Company receives proceeds (net of transaction expenses, applicable taxes and usual adjustments) from a transaction involving the sale or other disposition of Property not in the ordinary course of business permitted under this Agreement, then the Borrower shall within three (3) Business Days of such receipt, make a Repayment to the Agent in an amount equal to one hundred percent (100%) of such net proceeds to the extent such net proceeds are not used to purchase similar assets with similar value within such one hundred and eighty (180) days period. Notwithstanding the foregoing however, the first One Million Dollars ($1,000,000) of net proceeds under this clause (iii) in the aggregate in any Fiscal Year shall not be required to be applied as a Repayment.

(iv)

The Borrower shall make a Repayment to the Agent within one hundred and twenty (120) days after the end of each Fiscal Year of the Borrower, commencing with the Fiscal Year ending May 31, 2021, in an amount equal to fifty percent (50%) the of Annual Excess Cash Flow if the Borrower’s Total Funded Debt to EBITDA Ratio is greater than 2.00:1 in respect of such Fiscal Year, unless such Repayment with the prior written consent of the Lenders is waived in respect of any Fiscal Year.

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(d)

The net proceeds required to be applied as a Repayment pursuant to paragraph (c) above shall be applied firstly against the Borrower’s obligations to make scheduled Repayments under Facility A, in reverse chronological order (including for clarity, the balloon payment payable on the Maturity Date) until paid in full.

2.05	Availment Options

(a)

Subject to the restrictions contained in this Agreement (and in particular, Sections 3.02 and 3.03) the Borrower may receive Advances under Facility A by any one (1) or more of the following Availment Options (or any combination thereof):

(i)	Canadian Prime Rate Loans;

(ii)	Bankers' Acceptances, each having a maturity between twenty-eight (28) and one hundred and eighty-two (182) days (inclusive), subject to availability; or

(iii)	BA Equivalent Loans from Non-BA Lenders with a maturity between twenty-eight (28) and one hundred and eighty-two (182) days (inclusive), subject to availability;

(b)

Bankers' Acceptances and BA Equivalent Loans will not be issued which in the opinion of the Lenders could result in the Facility A Limit being exceeded at any time. The Outstanding Advances under Facility A in the form of any above Availment Option may be converted into another form of Availment Option, subject to and in accordance with the terms and conditions of this Agreement (but for greater certainty, Bankers' Acceptances and BA Equivalent Loans may not be converted into another Availment Option prior to the maturity thereof).

2.06	Interest and Fees

In respect of Advances made under Facility A, the Borrower agrees to pay the following:

(a)	interest on Canadian Prime Rate Loans at the Canadian Prime Rate plus the Applicable Margin per annum, payable monthly in arrears on the last day of each and every month and on the Maturity Date;

(b)

in respect of each Bankers' Acceptance, a stamping fee equal to the Applicable Margin, multiplied by the face amount of the Bankers' Acceptance with the product thereof further multiplied by the number of days to maturity of the Bankers' Acceptance and divided by three hundred and sixty-five (365) or three hundred and sixty-six (366), payable at the time of acceptance; and

(c)

in respect of each BA Equivalent Note, a stamping fee equal to the Applicable Margin, multiplied by the face amount of the BA Equivalent Note with the product thereof further multiplied by the number of days to maturity of the BA Equivalent Note and divided by three hundred and sixty-five (365) or three hundred and sixty-six (366), payable at the time of acceptance.

Except as otherwise provided in this Agreement, such payments shall be made to the Agent for the account of the Lenders; and the Agent shall promptly remit to each Lender its Proportionate Share of each such payment.

2.07	Voluntary Cancellation; Voluntary Repayments

Upon delivery of an executed Repayment Notice to the Agent not less than one (1) Business Day and not more than three (3) Business Days prior to making a Repayment, the Borrower may make

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Repayments on account of the Outstanding Advances under Facility A from time to time in a minimum amount of Five Hundred Thousand Dollars ($500,000) and multiples of One Hundred Thousand Dollars ($100,000) without payment of any penalty or fee; provided the Borrower shall at its own expense also concurrently unwind Hedge Agreements to the extent necessary (if any) such that the aggregate notional amount of all outstanding Hedge Agreements does not exceed the Outstanding Advances under Facility A at such time; and further provided that Bankers' Acceptances and BA Equivalent Loans may not be repaid prior to the maturity thereof. Each such Repayment under Facility A shall be applied against the scheduled Repayments payable under Facility A in reverse chronological order.

ARTICLE III- GENERAL CONDITIONS

3.01	Matters Relating to Interest

(a)

Unless otherwise indicated, interest on any outstanding principal amount shall be calculated daily and shall be payable monthly in arrears on the last day of each and every month and on the Maturity Date. If the last day of a month is not a Business Day, the interest payment due on such day shall be made on the next Business Day, and interest shall continue to accrue on the said principal amount and shall also be paid on such next Business Day. Interest shall accrue from and including the day upon which an Advance is made or is deemed to have been made, and ending on but excluding the day on which such Advance is repaid or satisfied. Any change in the Canadian Prime Rate shall cause an immediate adjustment of the interest rate applicable to Canadian Prime Rate Loans without the necessity of any notice to the Borrower.

(b)

Unless otherwise stated, in this Agreement if reference is made to a rate of interest, fee or other amount "per annum" or a similar expression is used, such interest, fee or other amount shall be calculated on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be. If the amount of any interest, fee or other amount is determined or expressed on the basis of a period of less than one year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, the equivalent yearly rate is equal to the rate so determined or expressed, divided by the number of days in the said period, and multiplied by the actual number of days in that calendar year. Interest and fees shall be calculated on the basis of a calendar year unless otherwise specified. All calculations of interest and fees under the Loan Documents shall be made on the basis of the nominal rates described in this Agreement and not on the basis of effective yearly rates or on any other basis that gives effect to the principle of deemed reinvestment. The Credit Parties acknowledge that there is a material difference between the stated nominal rates and effective yearly rates taking into account reinvestment, and that they are capable of making the calculations required to determine effective yearly rates.

(c)

Notwithstanding any other provisions of this Agreement, if the amount of any interest, premium, fees or other monies or any rate of interest stipulated for, taken, reserved or extracted under the Loan Documents would otherwise contravene the provisions of Section 347 of the Criminal Code (Canada), Section 8 of the Interest Act (Canada) or any successor or similar legislation, or would exceed the amounts which any Lender is legally entitled to charge and receive under any law to which such compensation is subject, then such amount or rate of interest shall be reduced to such maximum amount as would not contravene such provision; and to the extent that any excess has been charged or received such Lender shall apply such excess against the Outstanding Advances and refund any further excess amount.

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(d)

If interest or fees are not paid on the date due, the principal amount shall continue to bear interest at the rate that is applicable to the particular type of Advance determined from time to time in accordance herewith, subject to this Section 3.01(d), both before and after maturity, default and judgment, and overdue interest shall bear interest at the same rate, compounded monthly, and be payable on demand. Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the interest rates, stamping fees, issuance fees otherwise payable hereunder shall automatically, immediately and without notice by the Agent to the Borrower be increased by two percent (2%) per annum (such increased rate, the "Default Rate"), to compensate the Agent and the Lenders for the additional risk, and all outstanding Obligations, including unpaid interest, stamping fees and issuance fees, shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations. For greater certainty, the Default Rate shall apply whether or not the Agent declares all Obligations of the Borrower or any one or more of them to be immediately due and payable and whether or not the Agent takes any enforcement action or seeks to avail itself of any remedies hereunder.

3.02	Notice Periods

(a)

The Borrower shall provide two (2) Business Days' prior written notice to the Agent before 11:00 a.m. Toronto time in respect of any Advance, Rollover, Conversion or Repayment; other than a Conversion to a Canadian Prime Rate Loan which shall only require one (1) Business Day’s prior written notice to the Agent before 11:00 am Toronto time.

(b)

Notice of any Advance, Rollover, Conversion or voluntary Repayment referred to in paragraph (a) above shall be given in the form of a Draw Request, Rollover Notice, Conversion Notice or Repayment Notice, as the case may be, attached hereto as Exhibits.   All such notices shall be given to the Agent at its address set out in Section 12.07.

(c)

If notice is not provided as contemplated herein with respect to the maturity of a Bankers' Acceptance or BA Equivalent Loan, the Agent may convert the Bankers' Acceptance or BA Equivalent Loan upon its maturity into a Canadian Prime Rate Loan.

(d)

Any Conversion from one form of a Canadian Prime Rate Loan to Bankers’ Acceptances or a BA Equivalent Loan to another shall be subject to satisfaction of all of the terms and conditions applicable to the form of the new Availment Option as herein provided.

3.03	Minimum Amounts, Multiples and Procedures re Draws, Conversions and Repayments

(a)

Subject to paragraph (a) each request by the Borrower for an Advance or Conversion in the form of a Canadian Prime Rate Loan shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000) and a multiple of One Hundred Thousand Dollars ($100,000).

(b)

Each request by the Borrower for an Advance by way of Bankers' Acceptances and BA Equivalent Notes shall be for an aggregate face amount of Bankers' Acceptances and BA Equivalent Notes of not less than Five Million Dollars ($5,000,000) and in a multiple of One Hundred Thousand Dollars ($100,000) and in such amount as will result in the face amount of each Bankers' Acceptance or BA Equivalent Note issued by a Lender being in a multiple of One Hundred Thousand Dollars ($100,000).

(c)

Upon receipt of a Draw Request under Facility A, the Agent shall promptly notify each Lender under Facility A of the contents thereof and such Lender's Proportionate Share of the Advance. Such Draw Request shall not thereafter be revocable.

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(d)

Each Advance shall be made by the applicable Lenders to the Agent at its address referred to in Section 12.07 or such other address as the Agent may designate by notice in writing to the Lenders from time to time. Each Lender shall make available its Proportionate Share of each said Advance to the Agent. Unless any condition of the Advance has not been satisfied or waived and the Agent has made that determination, the Agent shall make the funds so received from the Lenders available to the Borrower by 2:00 p.m. (Toronto time) on the requested date of the Advance. No Lender shall be responsible for any other Lender's obligation to make available its Proportionate Share of the said Advance.

(e)

The Borrower agrees to deliver in favour of each Lender such other agreements and documentation as such Lender may reasonably require (not inconsistent with this Agreement) in respect of such Lender's requirements for the acceptance of Bankers' Acceptances or the issuance of BA Equivalent Notes.

(f)

All payments of principal, interest and other amounts made by the Borrower to the Agent in respect of the Outstanding Advances under Facility A shall be paid by the Agent to the respective Lenders, each in accordance with its Proportionate Share thereof.

3.04	Place of Advances, Repayments

(a)

Advances by any Lender to the Borrower shall be made by such Lender to the Agent from such Lender's Lending Office in Canada. All payments of principal, interest and other amounts to be made by the Borrower pursuant to this Agreement shall be made to the Agent at its address noted in Section 12.07 or to such other address in Canada as the Agent may direct in writing from time to time. All such payments received by the Agent on a Business Day before 2:00 p.m. (Toronto time) shall be treated as having been received by the Agent on that day; and payments made after such time on a Business Day shall be treated as having been received by the Agent on the next Business Day.

(b)

Whenever any payment shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Interest shall continue to accrue and be payable thereon as provided herein, until the date on which such payment is received by the Agent.

(c)

The Borrower hereby irrevocably authorizes the Agent to debit any account maintained by the Borrower with the Agent from time to time in order to pay any amount of principal, interest, fees, expenses or other amounts payable by the Borrower pursuant to this Agreement.

3.05	Evidence of Obligations (Noteless Advances)

The Agent shall open and maintain, in accordance with its usual practice, accounts evidencing the Obligations; and the information entered in such accounts shall constitute prima facie evidence of the Obligations absent manifest error. The Agent may, but shall not be obliged to, request the Borrower to execute and deliver promissory notes from time to time as additional evidence of the Obligations, in form and substance satisfactory to the Agent acting reasonably.

3.06	Determination of Equivalent Amounts

Whenever it is necessary or desirable at any time to determine the Equivalent Amount in Canadian Dollars of an amount expressed any other currency, or vice-versa, the Equivalent Amount shall be determined by reference to the Exchange Rate on the date of such determination.

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3.07	Purchase of Bankers' Acceptances and BA Equivalent Notes

(a)

In connection with the issuance by the Borrower of a Bankers' Acceptance or BA Equivalent Note, the amount payable by the purchaser thereof to the Borrower shall be determined in accordance with the following formula:

F
1 + (D x T/365)

where:

F	means the face amount of such Bankers' Acceptance or BA Equivalent Note,
D	means the discount rate applicable under paragraph (b), (c) or (d), as the case may be, below, and

T	means the number of days to maturity of such Bankers' Acceptance or BA Equivalent Note,

with the amount as so calculated being rounded up or down to the fifth decimal place and with 0.000005 being rounded up.

(b)

Each BA Lender which is a bank listed in Schedule I of the Bank Act (Canada) agrees to purchase those Bankers' Acceptances which it has accepted at a discount from the face amount thereof equal to the CDOR Rate for the relevant period in effect on the issuance date thereof; provided however that if BMO is the only BA Lender under Facility A, the discount rate shall be the applicable discount rate established by BMO on the issuance date thereof.

(c)

Each BA Lender which is a bank listed in Schedule II or Schedule III of the Bank Act (Canada) agrees to purchase those Bankers' Acceptances which it has accepted at a discount from the face amount thereof equal to the CDOR Rate for the relevant period in effect on the issuance date thereof plus a premium determined by such BA Lender not in excess of one-tenth of one percent (0.10%) per annum.

(d)

Each Non-BA Lender agrees to purchase BA Equivalent Notes issued by it hereunder at a discount from the face amount thereof equal to the CDOR Rate for the relevant period in effect on the issuance date thereof.

(e)	The discount applicable to each Bankers' Acceptances and BA Equivalent Note shall be determined on the basis of a year of three hundred and sixty-five (365) days.

3.08	Provisions Regarding Bankers' Acceptances

The following provisions are applicable to Bankers' Acceptances issued by the Borrower and accepted by any BA Lender hereunder:

Payment of Bankers' Acceptances

(a)

Subject to the next sentence, the Borrower agrees to provide for each Bankers' Acceptance by payment of the face amount thereof to the Agent on behalf of the BA Lender on the maturity of the Bankers' Acceptance or, prior to such maturity, on the Acceleration Date; and the Agent shall remit the said amount to such BA Lender and such BA Lender shall in turn remit such amount to the holder of the Bankers' Acceptance. If the Borrower does not provide for the payment of the Bankers' Acceptance accordingly,

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any amount not so paid shall be immediately subject to Conversion to a Canadian Prime Rate Loan under Facility A. The Borrower agrees not to claim any days of grace for the payment at maturity of any Bankers' Acceptance. The Borrower hereby waives any defences to payment which might otherwise exist if for any reason a Bankers' Acceptance is held by the BA Lender for its own account at maturity.

Availability of Bankers' Acceptances

(b)

If at any time and from time to time the Agent determines, acting reasonably, that there no longer exists a market for Bankers' Acceptances for the term requested by the Borrower, or at all, the Agent shall so advise the Borrower, and in such event the BA Lenders shall not be obliged to accept and the Borrower shall not be entitled to issue Bankers' Acceptances.

Power of Attorney

(c)

The Borrower hereby appoints each BA Lender as its true and lawful attorney to complete and issue Bankers' Acceptances on behalf of the Borrower in accordance with written (including electronic transmittal) transmitted instructions provided by the Borrower to the Agent on behalf of such BA Lender, and the Borrower hereby ratifies all that its said attorney may do by virtue thereof. The Borrower agrees to indemnify and hold harmless the Agent and the BA Lenders and their respective directors, officers and employees from and against any charges, complaints, costs, damages, expenses, losses or liabilities of any kind or nature which they may incur, sustain or suffer, arising from or by reason of acting, or failing to act, as the case may be, in reliance upon this power of attorney, except to the extent caused by the gross negligence or wilful misconduct (including wilful breach of this Agreement) of the Agent or the BA Lender or their respective directors, officers and employees. The Borrower hereby agrees that each Bankers' Acceptance completed and issued and accepted in accordance with this Section by a BA Lender on behalf of the Borrower is a valid, binding and negotiable instrument of the Borrower as drawer and endorser. The Borrower agrees that each BA Lender's accounts and records will constitute prima facie evidence of the execution and delivery by the Borrower of Bankers' Acceptances. This power of attorney shall continue in force until written notice of revocation has been served upon the Agent by the Borrower at the Agent's address set out in Section 12.07.

3.09	Provisions regarding BA Equivalent Notes

Each Non-BA Lender will not accept Bankers' Acceptances hereunder, and shall instead from time to time make BA Equivalent Loans to the Borrower. Each BA Equivalent Loan shall be evidenced by a non-interest bearing promissory note payable by the Borrower to the Non-BA Lender substantially in the form of Exhibit "G" attached hereto, which will be purchased by the Non-BA Lender. Each BA Equivalent Note shall be negotiable by the Non-BA Lender without notice to or the consent of the Borrower, and the holder thereof shall be entitled to enforce such BA Equivalent Note against the Borrower free of any equities, defences or rights of set-off that may exist between the Borrower and the Non-BA Lender. In this Agreement, all references to a BA Equivalent Note shall mean the loan evidenced thereby if required by the context; and all references to the "issuance" of a BA Equivalent Note by a Non-BA Lender and similar expressions shall mean the making of a BA Equivalent Loan by the Non-BA Lender which is evidenced by a BA Equivalent Note. The following provisions are applicable to each BA Equivalent Loan made by a Non-BA Lender to the Borrower hereunder:

Payment of BA Equivalent Notes

(a)	Subject to the next sentence, the Borrower agrees to provide for each BA Equivalent Note by payment of the face amount thereof to the Agent on behalf of the Non-BA

35.

Lender on the maturity of the BA Equivalent Note or, prior to such maturity, on the Acceleration Date; and the Agent shall remit the said amount to such Non-BA Lender and such Non-BA Lender shall in turn remit such amount to the holder of the BA Equivalent Note. If the Borrower does not provide for the payment of the BA Equivalent Note accordingly, any amount not so paid shall be immediately subject to Conversion to a Canadian Prime Rate Loan under Facility A. The Borrower agrees not to claim any days of grace for the payment at maturity of any BA Equivalent Note. The Borrower hereby waives any defences to payment which might otherwise exist if for any reason a BA Equivalent Note is held by the Non-BA Lender for its own account at maturity.

Availability of BA Equivalent Loans

(b)

The Non-BA Lender shall have no obligation to make BA Equivalent Loans during any period in which the BA Lenders' obligation to issue Bankers' Acceptances is suspended pursuant to Section 3.5 of the CBA Model Provisions.

Power of Attorney

(c)

The Borrower hereby appoints the Non-BA Lender as its true and lawful attorney to complete BA Equivalent Notes on behalf of the Borrower in accordance with written (including electronic transmission) transmitted instructions delivered by the Borrower to the Agent, and the Borrower hereby ratifies all that its said attorney may do by virtue thereof. The Borrower agrees to indemnify and hold harmless the Agent and the Non-BA Lender and their respective directors, officers and employees from and against any charges, complaints, costs, damages, expenses, losses or liabilities of any kind or nature which they may incur, sustain or suffer, arising from or by reason of acting, or failing to act, as the case may be, in reliance upon this power of attorney except to the extent caused by the gross negligence or wilful misconduct (including wilful breach of this Agreement) of the Agent or the Non-BA Lender or their respective directors, officers and employees. The Borrower hereby agrees that each BA Equivalent Note completed by the Non-BA Lender on behalf of the Borrower is a valid, binding and negotiable instrument of the Borrower as drawer and endorser. The Borrower agrees that the Non-BA Lender's accounts and records will constitute prima facie evidence of the execution and delivery by the Borrower of BA Equivalent Notes. This power of attorney shall continue in force until written notice of revocation has been served upon the Agent on behalf of the Non-BA Lender by the Borrower at the Agent's address provided in Section 12.07.

3.10	No Repayment of Certain Availment Options

The Borrower acknowledge that Bankers' Acceptances and BA Equivalent Loans may not be repaid prior to the maturity thereof. If prior to the maturity of such Availment Option the Agent receives any funds from the Borrower or any other Person which are intended to be applied as a Repayment thereof, the Agent may retain such funds without any obligation to invest such funds or pay interest thereon, and shall apply such funds against such Availment Option on the scheduled maturity date thereof.

Notwithstanding the foregoing, if for any reason a Bankers' Acceptance or BA Equivalent Loans is repaid or converted to another Availment Option prior to the scheduled maturity date thereof (whether as a result of acceleration or otherwise), the Borrower agrees to pay to the Agent upon demand all losses, damages, costs and expenses which the Agent or any Lender incurs as a result of such Repayment or Conversion prior to the said scheduled maturity date. Such losses, damages, costs and expenses shall include any and all breakage costs (such breakage costs to be determined in accordance with the Agent's standard procedures for a commercial borrower). A certificate as to such losses, damages, costs or expenses setting forth the calculations therefor will be prima facie evidence of such losses, damages, costs or expenses and be binding on the Borrower except for manifest error.

36.

3.11	Illegality

The obligation of any Lender to make Advances hereunder shall be suspended if and for so long as it is unlawful or impossible for such Lender to maintain Facility A or make Advances hereunder as a result of the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive (whether or not having the force of law, but if not having the force of law, compliance therewith is generally regarded by banks as mandatory) of any such Governmental Authority, central bank or comparable agency.

3.12	Anti-Money Laundering

The Borrower acknowledges that pursuant to AML Legislation the Agent and the Lenders may be required to obtain, verify and record information regarding the Credit Parties, Limited Recourse Guarantors and their respective directors, authorized signing officers, direct or indirect shareholders, partners or other persons in control of the Companies and the transactions contemplated hereby. The Borrower shall promptly provide or cause to be provided all such information, including any supporting documentation and other evidence, as may be requested by the Agent or any Lender, or any prospective assignee or participant of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence. If the Agent has ascertained the identity of any Credit Party or Limited Recourse Guarantor, or any authorized signatories of any Credit Party or Limited Recourse Guarantor, for the purposes of applicable AML Legislation, then the Agent shall:

(a)

be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a "written agreement" in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(b)	provide each Lender with copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the foregoing each Lender acknowledges and agrees that the Agent has no obligation to ascertain the identity of any Credit Party or Limited Recourse Guarantor, or any authorized signatories of any Credit Party or Limited Recourse Guarantor, on behalf of such Lender or to confirm the completeness or accuracy of any information that the Agent obtains from any Credit Party or Limited Recourse Guarantor, or any such authorized signatory, in doing so.

3.13	Terrorist Lists

Each Credit Party is and will remain in compliance in all material respects with all Canadian economic sanctions laws and implementing regulations under the Proceeds of Crime {Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada) and all similar applicable anti-money laundering and counter- terrorism financing provisions and regulations issued pursuant to any of the foregoing. No Credit Party (i) is a Person designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (collectively, the "Terrorist Lists") with which a Canadian Person cannot deal with or otherwise engage in business transactions, (iii) is a Person who is otherwise the target of Canadian economic sanctions laws or (iv) is controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on a Terrorist List or a foreign government that is the target of Canadian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Applicable Law.

37.

ARTICLE IV- REPRESENTATIONS AND WARRANTIES

4.01	Representations and Warranties

The Parent (where specifically mentioned and the context permits) hereby represents and warrants with respect to itself and the Borrower hereby represents and warrants with respect to itself and (where mentioned) each other Company and/or each of its Subsidiaries, as the case may be, in each case to the Agent and the Lenders as follows:

(a)

Status – The Parent and each Company has been duly incorporated (or amalgamated) and organized or formed, as the case may be, and is validly subsisting under the laws of its jurisdiction of incorporation or formation, as the case may be and is up-to-date in respect of all material corporate and analogous filings, save where the failure to do so has not constituted and would not reasonably be expected to constitute a Material Adverse Change. Each Company is qualified to do business (including the Business) and is in good standing in each jurisdiction where that is necessary or appropriate, save where the failure to be so qualified or be in good standing has not constituted and would not reasonably be expected to constitute a Material Adverse Change.

(b)

Information – Schedule 4.01(b) attached hereto, or as updated from time to time by each Compliance Certificate contains a list of all Credit Parties as at the date of this Agreement, or as of the most recently delivered Compliance Certificate as applicable, and the following information: the present and all prior names of each Credit Party, including the names of all predecessors, jurisdiction of incorporation or formation, present governing jurisdiction, jurisdiction in which its registered office and principal place of business is located; in respect of each Company, each jurisdiction where it has assets or carries on business other than the jurisdictions outside of Canada where property and assets not exceeding One Million Dollars ($1,000,000) (calculated on a net book value basis) in the aggregate at any time of the Companies collectively are located; bank accounts of each Company (referencing financial institutions where held); in respect of the Companies, the number and classes of the issued and outstanding shares or other Equity Interests and a list of its shareholders (including all Limited Recourse Guarantors), partners or members, as applicable, including the number and class of shares (or proportionate membership or partnership interest) held by each.

(c)	Solvency – Each of the Parent and the Borrower (each on a consolidated basis) is Solvent.

(d)

No Pending Changes – No Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature out of  the ordinary course of  business, or for the purchase, subscription, allotment or issuance of any debt or Equity Interests of any Company.

(e)

No Conflicting Agreements – Neither the execution and delivery of the Security, nor compliance with the terms, provisions and conditions of this Agreement or the Security or any other Loan Document will conflict with, result in a breach of, or constitute a default under the Constating Documents of any Credit Party or any agreement to which it is a party or is otherwise bound, save where such conflict, breach or default has not constituted and would not reasonably be expected to constitute a Material Adverse Change, and does not require the consent or approval of any Person, other than those which have been obtained and save, where the failure to obtain such consent or approval has not constituted and would not reasonably be expected to constitute a Material Adverse Change.

38.

(f)

No Conflict with Constating Documents – There are no provisions in the Constating Documents of the Parent or any Company including in any unanimous shareholder agreement affecting it which restrict or limit its powers to borrow money, issue debt obligations, guarantee the payment or performance of the obligations of others, or otherwise encumber all or any of its Property to secure the payment of its Obligations, including without limitation the Project and the Project Property, now owned or subsequently acquired.

(g)

Loan Documents – The Borrower has the corporate capacity, power, right and authority to borrow from the Lenders, and each Credit Party has the corporate capacity, power, right and authority to perform its obligations under this Agreement and the other Loan Documents to which it is a party and provide the Security required to be provided by it hereunder; and each Guarantor has the corporate capacity, power, right and authority to guarantee payment to the Agent and the Lenders of the Borrower's Obligations and provide the Security required to be provided by it hereunder. The execution and delivery of the Loan Documents by the Credit Parties and the performance of their respective obligations therein have been duly authorized by all necessary corporate action. This Agreement and the other Loan Documents constitute legal, valid and binding obligations of the Credit Parties, enforceable against them in accordance with the terms and provisions thereof, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and to general principles of equity.

(h)Conduct of Business; Material Permits – Each Company is in compliance with all Applicable Laws (other than Cannabis Laws which are covered by paragraph below) of each jurisdiction in which it carries on business and is duly licensed, registered and qualified to do business and is in good standing in each jurisdiction in which the nature of the business (including the Business) conducted by it or the Real Property owned or leased by it make such qualification necessary, except to where the failure to comply with any such Applicable Laws or hold any such licence, registration or qualification would not constitute a Material Adverse Change. Attached hereto as Schedule 4.01(h), as updated from time to time by each Compliance Certificate, is a true and complete list of all Material Permits, including with respect to the Business, and all Material Permits of the Companies are valid and subsisting and in good standing.

(i)

Cannabis Laws - Each of the Parent and each Company is in compliance with all Cannabis Laws applicable to it, its property or its business including, in the case of the Companies, the Business. Specifically, but without limitation, neither the Parent nor any Company (i) conducts any Cannabis Activities, or (ii) holds an Investment in any Person who conducts any Cannabis Activities, in each case other than in an Approved Jurisdiction where such Cannabis Activities would not violate or result in a breach of any applicable Cannabis Law. Schedule 4.01(i) attached hereto, or as updated from time to time by each Compliance Certificate, sets out all such Investments of the Companies, and all Approved Jurisdictions of the Credit Parties.

(j)

Ownership of Assets; Specific Permitted Liens – Each Company owns, and possesses its Property free and clear of any and all Liens except for Permitted Liens. No Company has any commitment or obligation (contingent or otherwise) to grant any Liens except for Permitted Liens. Schedule 4.01(j) attached hereto, or as updated from time to time by each Compliance Certificate, contains a true and complete list of the Specific Permitted Liens.

(k)

Owned Properties – The Companies do not own any Real Property other than the real property listed in Schedule 4.01(k) attached hereto or as updated from time to time by each Compliance Certificate. Each Company is the beneficial and registered owner of

39.

the applicable Owned Property as identified as owned by it in Schedule 4.01(k) attached hereto or as updated from time to time by each Compliance Certificate.

(l)	Material Leased Properties – The Companies do not lease any Material Leased Properties other than the Material Leased Properties listed in Schedule 4.01(l).

(m)

Intellectual Property – Each Company possesses or has the right to use all Intellectual Property material to the conduct of its business, including the Business. Schedule 4.01(m) attached hereto or as updated from time to time by each Compliance Certificate is a list of all such material Intellectual Property held by the Companies as at the Closing Date or as at the most current Compliance Certificate as applicable, including a description of the nature of such rights. No Person has asserted any written claim in respect of the validity of such material Intellectual Property or the Companies’ rights therein, and the Companies are not aware of any valid basis for the assertion of any such claims. To the knowledge of the Companies, the conduct and operations of the businesses of each Company do not infringe, misappropriate, dilute or violate any Intellectual Property rights held by any other Person.

(n)	Insurance – The Companies have obtained insurance which satisfies all requirements set out in Section 5.01(i) herein.

(o)

Material Agreements – Each Material Agreement to which any Company is a party is in good standing and in full force and effect; and none of the Companies, or, to the knowledge of the Companies, any of the other parties thereto, is in material breach of any of the terms or conditions contained therein. Schedule 4.01(o) attached hereto or as updated from time to time by each Compliance Certificate, is a true and complete list of all Material Agreements to which the Companies are a party as at the Closing Date or as at the most current Compliance Certificate as applicable.

(p)

Labour Agreements – Schedule 4.01(p) attached hereto or as updated from time to time by each Compliance Certificate contains a true and complete list, as of the Closing Date or as of the most current Compliance Certificate, as applicable, of all contracts with labour unions and employee associations to which the Companies are a party, and the Companies are not aware of any attempts to organize or establish any other labour union or employee association.

(q)

Environmental Laws – Except to the extent disclosed in Schedule 4.01(q) attached hereto or disclosed in the environmental reports and questionnaires delivered to the Agent prior to the date hereof or as updated from time to time by each Compliance Certificate:

(i)

each Company and its business, operations, assets, equipment, property, leaseholds and other facilities are, to the best of the knowledge and belief of the Companies, in compliance in all respects with all Requirements of Environmental Law, save for non-compliance that does not constitute and would not reasonably be expected to constitute a Material Adverse Change;

(ii)

each Company holds all Material Permits, licenses, certificates and approvals from Governmental Authorities which are required in connection with the Requirements of Environmental Law, save for those the absence of which that does not constitute and would not reasonably be expected to constitute a Material Adverse Change;

(iii)

to the best of the knowledge and belief of the Companies there has been no material emission, spill, release, or discharge into or upon the air, soils (or any improvements located thereon), surface water or groundwater or the sewer, septic

40.

system or waste treatment, storage or disposal system servicing the premises, of any Hazardous Materials at or from any of the Real Properties;

(iv)

as of the Closing Date, or as of the most current Compliance Certificate as applicable, no complaint, order, directive, claim, citation, or notice from any Governmental Authority or any other Person has been received by any Company with respect to any of the Real Properties in respect of air emissions, spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any of the Properties, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation, or disposal of Hazardous Materials or other Requirements of Environmental Law affecting the Real Properties that constitutes or would reasonably be expected to constitute a Material Adverse Change;

(v)

as of the Closing Date, or as of the most current Compliance Certificate, as applicable, there are no legal or administrative proceedings, investigations or claims now pending, or to each Companies’ knowledge, threatened, with respect to the presence on or under, or the discharge, emission, spill, radiation or disposal into or upon any of the Properties, the atmosphere, or any watercourse or body of water, of any Hazardous Material that constitutes or would reasonably be expected to constitute a Material Adverse Change; nor are there any material matters under discussion between any Company and any Governmental Authority relating thereto; and to the knowledge of the Companies there is no valid basis for any such proceedings, investigations or claims; and

(vi)

the Companies have no indebtedness, obligation or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup or disposal of any Hazardous Materials, including without limitation any such indebtedness, obligation, or liability under any Requirements of Environmental Law regarding such storage, treatment, cleanup or disposal that constitutes or would reasonably be expected to constitute a Material Adverse Change.

(r)

No Litigation – There are no actions, suits or proceedings pending, or to the knowledge of the Credit Parties, threatened in writing, against any Credit Party in any court, or arbitration proceeding, or before or by any Governmental Authority except: (i) litigation disclosed in Schedule 4.01(r) attached hereto or as updated from time to time by each Compliance Certificate; (ii) litigation which has been provided for in the financial statements of such Credit Party or (iii) litigation in which the amount claimed against the Credit Parties do not in the case of the Companies collectively exceed One Million Dollars ($1,000,000) in the aggregate, or Ten Million Dollars ($10,000,000) in the aggregate, in the case of the Parent. Except as disclosed by the Borrower to the Agent, to the knowledge of the Credit Parties there are no investigations by any Governmental Authority with respect to the conduct of any Credit Party’s business, including the Business.

(s)

Pension Plans and Multi-employer Plans – Schedule 4.01(s) attached hereto or as updated from time to time by each Compliance Certificate, contains (i) a true and complete list of all Pension Plans established by the Companies as of the Closing Date, or most current Compliance Certificate as applicable, and (ii) a true and complete list of all Multi-employer Plans contributed to by, or under which, any Company has any liability as of the Closing Date, or most current Compliance Certificate, as applicable; no Pension Plan or Multi-employer Plan listed therein is a Defined Benefit Pension Plan. No steps

41.

have been taken to terminate any such Pension Plan (in whole or in part), no contribution failure has occurred with respect to any such Pension Plan or Multi-employer Plan sufficient to give rise to a Lien under any applicable laws of any jurisdiction, and no condition exists and no event or transaction has occurred with respect to any such Pension Plan or Multi-employer Plan which might result in the incurrence by any Company of any material liability, fine or penalty. Each such Pension Plan is in compliance in all material aspects with all Applicable Law. All contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable laws and the terms of such Pension Plan have been made in accordance with all Applicable Law and the terms of such Pension Plan. To the extent applicable, all liabilities under such Pension Plan are funded, on a going concern and solvency basis, in accordance with the terms of the respective Pension Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Pension Plan. No event has occurred and no conditions exist with respect to any such Pension Plan that has resulted or could reasonably be expected to result in such Pension Plan having its registration revoked or refused for the purposes of any Applicable Law or being placed under the administration of any relevant pension benefits regulatory authority or being required to pay any Taxes or penalties under any Applicable Law. The sole obligation of any Company with respect to such Multi-employer Plan is to make contributions in accordance with the applicable labour agreement providing for participation in such Multi-employer Plan and the Companies have no liability with respect to any costs, expenses, benefits or investments associated with the maintenance or administration of such Multi- employer Plan, including any liability relating to any past or future withdrawals from or the termination or wind-up of such Multi-employer Plan. All contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made by any Company to the appropriate funding agency in accordance with all applicable laws, applicable labour agreements, and the terms of such Multi-employer Plan have been made in accordance with all Applicable Law, applicable labour agreements and the terms of such Multi-employer Plan.

(t)

Financial Statements – The most recent Borrower Year-end Financial Statements, Parent Year-end Financial Statements and Interim Financial Statements delivered to the Agent and the Lenders have been prepared in accordance with GAAP (except in the case of the Interim Financial Statements, subject to normal year-end adjustments and the absence of footnotes) on a basis which is consistent with the previous fiscal period, and present fairly in all material respects the financial position of the Parent or Borrower, as the case may be, and their financial performance and cash flows for the periods then ended in each case, subject to normal year-end adjustments) and include statements of:

(i)	the assets and liabilities and financial condition of the Parent or Borrower as applicable on a consolidated basis as at the dates therein specified;

(ii)	the net comprehensive income (loss) of the Parent or Borrower as applicable on a consolidated basis during the periods covered thereby;
(iii)	the cash flows of the Parent or Borrower as applicable on a consolidated basis during the periods covered thereby;

(iv)	in the case of the Parent Year-end Financial Statements, the changes in equity of the Parent on a consolidated basis; and

(v)	in the case of the Borrower Year-end Financial Statements, the changes in financial position of the Borrower on a consolidated basis;

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and since the dates of the said Borrower Year-end Financial Statements and Interim Financial Statements, as the case may be, no liabilities have been incurred by the Borrower on a consolidated basis, except for liabilities incurred in the ordinary course of business and liabilities permitted to be incurred pursuant to this Agreement and no Material Adverse Change has occurred.

(u)

Financial and Other Information – Taken as a whole, all factual information provided by or in respect of the Credit Parties to the Agent and the Lenders (including any exhibit or report furnished by the Credit Parties pursuant to this Agreement), was true, correct and complete in all material respects when provided, does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the circumstances in which it was made. The Annual Business Plan and all projections, including forecasts, budgets, pro formas provided to the Lenders, or any of them, were prepared in good faith based on assumptions which at the time made were believed to be reasonable, and the projections included therein were believed at the time made to be reasonable estimates of the prospects of the Businesses referred to therein.

(v)

No Guarantees – No Guarantees have been granted by any Company, except for (i) Guarantees which comprise part of the Security and (ii) Guarantees in respect of Permitted Funded Debt incurred by any other Company.

(w)

Taxes – Each Company has duly and timely filed all tax returns required to be filed by it, and has paid all Taxes which are due and payable by it except for (x) returns in respect of Taxes that, do not exceed Two Hundred and Fifty Thousand Dollars ($250,000) in aggregate and (y) Taxes (i) that are not yet delinquent, (ii) for which instalments have been paid based on reasonable estimates pending final assessments, (iii) if past due, the validity of which is being contested diligently and in good faith by appropriate proceedings and (if required by GAAP) for which reserves have been established to the extent required in accordance with GAAP or (iv) that, in aggregate, not including those referred to in (i), (ii) and (iii), do not exceed Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate or which could not reasonably be expected to result in a Material Adverse Change. Each Company has also paid all other Taxes, charges, penalties and interest due and payable under or in respect of all assessments and re-assessments of which it has received written notice except for (b) Taxes (i) that are not yet delinquent, (ii) for which instalments have been paid based on reasonable estimates pending final assessments, (iii) if past due, the validity of which is being contested diligently and in good faith by appropriate proceedings and (if required by GAAP) for which reserves have been established to the extent required in accordance with GAAP or (iv) that, not including those referred to in (i), (ii) and (iii), do not exceed Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate or which could not reasonably be expected to result in a Material Adverse Change. There are no actions, suits, proceedings, investigations or claims pending, or to the knowledge of the Companies, threatened, against any Company in respect of Taxes, governmental charges or assessments except for any such actions, suits, proceedings, investigations or claims which are being contested diligently and in good faith and (if required by GAAP) in respect of which reserves have been established to the extent required in accordance with GAAP.

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(x)

Statutory Liens – Except for those (a) being contested diligently and in good faith by appropriate proceedings and (if required by GAAP) for which reserves have been established to the extent required in accordance with GAAP or (b) those, in the aggregate, that do not exceed Two Hundred and Fifty Thousand Dollars ($250,000), each Company has remitted on a timely basis all amounts required to have been withheld and remitted (including withholdings from employee wages and salaries relating to income tax, employment insurance and Canada Pension Plan contributions), goods and services tax and all other amounts which if not paid when due could result in the creation of a Statutory Lien against any of its Property, except for Permitted Liens.

(y)	No Default, etc. – No Default, Event of Default or Material Adverse Change has occurred and is continuing.

(z)

Related Party Transactions – The Companies are not party to any contract, commitment or transaction (including by way of loan) with any Affiliate, Associate, or Person of which it is an Associate, that is not a Company which contains any terms which are not commercially reasonable.

(aa)

No Broker Fees – No broker’s or finder’s fee or commission will be payable with respect hereto or to any of the transactions contemplated hereby as a result of any actions by it; and each Company hereby agrees to indemnify the Agent and the Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable legal fees) arising in connection with any such claim, demand or liability.

(bb)

Cannabis Authorizations – No Credit Party has violated or failed to obtain any Cannabis Authorization necessary to (i) the ownership of any of its Property or the conduct of its business, including the Business, or (ii) to make or hold any Investment in any Person who conducts Cannabis Activities. All Cannabis Authorizations necessary as aforesaid:

(i)	have been duly obtained, taken, given or made;

(ii)	are valid and in full force and effect, and

(iii)	are free from conditions or requirements that have not been met or complied with where the failure to so satisfy would allow for the material modification or revocation thereof.

Each Credit Party is in compliance in all material respects with all Cannabis Authorizations necessary as aforesaid held by, or in favour of, such Credit Party.

Specifically, but without limitation, no Credit Party conducts or has conducted any Cannabis Activities in a building or facility for which an applicable Cannabis Authorization necessary as aforesaid was not in full force and effect at the time in question, including without limitation, the Project. No Credit Party has received any notice from any Governmental Authority regarding any actual or alleged material violation of, or any failure on the part of the material requirement of any Cannabis Authorization necessary as aforesaid that has not been remedied, (ii) no Credit Party has received any written notice from any interest of any Credit Party in any of the Cannabis Authorizations necessary as aforesaid that has not been remedied, (iii) no Credit Party knows of any reason why any Cannabis Authorization should be suspended, cancelled or revoked or of any factor that would in any way prejudice the continuance or renewal of any Cannabis Authorization necessary as aforesaid, and (iv) all Taxes, assessments, maintenance fees and other amounts required to maintain the Cannabis Authorizations necessary as aforesaid have been paid in full.

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(cc)

Anti-Terrorism Law – No Credit Party and to the knowledge of the Credit Parties, no Limited Recourse Guarantor (i) is a Person designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (Canada) (collectively, the "Terrorist Lists") with which a Canadian Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise a target of Canadian economic sanctions laws or (iii) is Controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on a Terrorist List or a foreign government that is a target of Canadian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Canadian law.

(dd)

Sanctions Laws – No Credit Party and to the knowledge of the Credit Parties, no Affiliate of a Credit Party acting or benefiting in any direct capacity in connection with the Advances is any of the following (a “Restricted Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); (ii) a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign governmental authority; (iii) a Person that is owned 50 percent or more by any Person described in this Section 4.01(dd); (iv) any other Person with which any Credit Party is prohibited from dealing under any Sanctions laws applicable to such an Obligor; or (v) a Person that derives more than 10% of its annual revenue from investments in or transactions with any Person described in this Section 4.01(dd)(i), (ii), (iii) or (iv). Further, none of the proceeds from the Advances shall be used to finance or facilitate, directly or indirectly, any transaction with, investment in, or any dealing for the benefit of, any Restricted Person.

4.02	Survival of Representations and Warranties

Each Credit Party acknowledges that the Agent and the Lenders are relying upon the foregoing representations and warranties in connection with the establishment of Facility A, the making of Advances thereunder from time to time and the entering into of any Hedging Agreements with the Borrower from time to time. For greater certainty, each of the representations set out in Section 4.01 shall be true and correct and shall be deemed to be given on the occurrence of the making of each Advance, and on each day any Advance is outstanding, in each case by reference to the facts and circumstances existing on the date of such Advance or issuance (except where expressly given as of a specified date, in which case the representations shall be true and correct as of such date). Notwithstanding any investigations which may be made by the Agent or the Lenders, the said representations and warranties shall survive the execution and delivery of this Agreement until full and final payment and satisfaction of the Obligations.

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ARTICLE V - COVENANTS

5.01	Positive Covenants

Until the Termination Date, the Parent (in respect of itself where specifically mentioned) and the Borrower hereby covenant and agree with the Agent and the Lenders that it will, and (where specifically mentioned) the Borrower will cause each other Company to:

(a)	Prompt Payment – in the case of the Borrower, pay all principal, interest and other amounts due hereunder at the times and in the manner specified herein;

(b)

Preservation of Existence – except for corporate or analogous changes made in compliance with the requirements of Section 6.01(n). herein, each of the Credit Parties shall maintain its corporate existence in good standing, continue to carry on its business, including the Business, preserve its rights, powers, licences, privileges, exercise any rights of renewal or extensions of the Health Canada Licence and any other Material Permits, maintain all qualifications to carry on business, in each case, do so where the failure to be so qualified constitutes or would reasonably be expected to constitute a Material Adverse Change (it being acknowledged that the failure to maintain any Health Canada Licence that is required to carry on its business shall constitute a Material Adverse Change), carry on and conduct its business in a proper and efficient manner so as to protect its Property and income and not materially change the nature of its business;

(c)	Cannabis Authorizations. - the Borrower shall:

(i)	deliver to the Agent a copy of each Cannabis Authorization upon the request of the Agent;

(ii)	be and remain the sole legal and beneficial owner of all Cannabis Authorizations;

(iii)	maintain as valid and in full force and effect each Cannabis Authorization, and, here applicable, procure the renewal thereof prior to its expiration;
(iv)

comply in all material respects with the terms and conditions of each Cannabis Authorization and do all material things required of a holder thereof by applicable Cannabis Law with due diligence and in a reasonable manner, enforce the material rights granted to it under and in connection with each Cannabis Authorization;

(v)	not dispose of or abandon any material right, title or interest in any Cannabis Authorization;

(vi)	apply for and obtain each future Cannabis Authorization at or before such time as it shall be required by Applicable Law; and

(vii)	timely pay all Taxes, assessments, maintenance fees and other amounts required to be paid to maintain the Cannabis Authorizations.

(d)

Compliance with Laws – (A) Comply with Applicable Law (specifically including, for greater certainty, Requirements of Environmental Law), but excluding Cannabis Laws, where the failure to do so constitutes or would reasonably be expected to constitute a Material Adverse Change, (B) comply with all Cannabis Laws and (C) use the proceeds of all Advances hereunder for legal and proper purposes. Without limiting the generality of the foregoing the Borrower shall and shall cause each of the other Companies to:

(i)

manage and operate its business in all material respects in accordance with all Applicable Laws, other than Cannabis Laws, where the failure to do so constitutes or would reasonably be expected to constitute a Material Adverse Change;

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(ii)	manage and operate its business in all material respects in compliance with Cannabis Laws;

(iii)	engage in Cannabis-Related Activities only to the extent that such Cannabis-Related Activities are (A) in an Approved Jurisdiction, and

(B) in compliance with all Applicable Laws, including Cannabis Laws, in such Approved Jurisdiction (including, without limitation on a federal, state, provincial, territorial and municipal basis);

(iv)

ensure that all activities of the Companies relating to the cultivation, production and processing of Cannabis and Cannabis-related products occur solely in facilities licensed by Governmental Authorities in Approved Jurisdictions; and

(v)

ensure that all activities of the Companies relating to the sale of Cannabis and Cannabis related products occur solely in facilities licensed by Governmental Authorities in Approved Jurisdictions or between entities licensed by Governmental Authorities in Approved Jurisdictions and counterparties satisfactory to the Required Lenders.

(e)

Payment of Taxes, etc. – pay when due all rents, Taxes, rates, levies, assessments and governmental charges, fees and dues lawfully levied, assessed or imposed in respect of its Property which are material to the conduct of its business, except for rents, Taxes, rates, levies, assessments and governmental charges, fees or dues in respect of which (a) instalments have been paid based on reasonable estimates pending final assessments, (b) an appeal or review proceeding has been commenced, a stay of execution pending such appeal or review proceeding has been obtained and (if required by GAAP) reserves have been established to the extent required in accordance with GAAP or (c) that, in aggregate, not including those referred to in (a) and (b), do not exceed Two Hundred and Fifty Thousand Dollars ($250,000), and the amounts in question do not in the aggregate materially detract from the ability of the Companies to carry on their businesses and to perform and satisfy all of their respective obligations hereunder;

(f)	Maintain Records – maintain adequate books, accounts and records in accordance with GAAP;

(g)	Maintenance of Assets – keep its Property in good repair and working condition in accordance with standard industry practice;

(h)

Inspection – permit the Agent and the Lenders and their respective employees and agents annually (upon reasonable prior notice during normal business hours and in a manner which does not materially interfere with its operations and subject to the rights of the occupants/tenants of the Owned Properties) to enter upon and inspect its properties, assets, books and records from time to time and make copies of and abstracts from such books and records, and discuss its affairs, finances and accounts with any of its officers, directors, accountants and auditors; provided that, nothing in this subsection shall restrict the ability of the Agent’s officers, employees, consultants or other authorized representatives to make such visits, inspections, and examinations upon the occurrence and continuance of a Default or an Event of Default;

(i)

Insurance – obtain and maintain, from sound and reputable insurance companies liability insurance, all-risks property insurance on a replacement cost basis (less a reasonable deductible not to exceed amounts customary in the industry for similar businesses and properties) and builders' risk (or "course of construction") insurance in respect of any

47.

construction relating to the Property, use commercially reasonable efforts to obtain crop and business interruption insurance, to the extent it is available at commercially reasonable rates, and obtain and maintain product recall and liability insurance coverage in an amount of not less than Ten Million Dollars ($10,000,000), and insurance in respect of such other risks as are customary in the industry for similar businesses and properties (and having regard to the availability of insurance coverage in the market); all of which policies of insurance shall be in such amounts as are customary in the industry for similar businesses and properties; and the Companies shall cause the interest of the Agent to be noted on property insurance policies as first mortgagee and loss payee (which policies shall include the standard mortgage clause approved by the Insurance Bureau of Canada (or an equivalent clause in other applicable jurisdictions)) and as an additional insured under liability insurance policies; and the Borrower shall provide the Agent with certificates of insurance and certified copies of such policies from time to time upon request;

(j)	Perform Obligations – fulfill all covenants and obligations required to be performed by it under those Loan Documents to which it is a party;

(k)

Notice of Certain Events – provide prompt notice to the Agent of: (i) the occurrence of any Default or Event of Default; (ii) the incorrectness in any material respect of any representation or warranty in this Agreement and any material changes to the information contained in the Schedules attached hereto;

(iii) any Material Adverse Change; (iv) any litigation not provided for in the Borrower Year-end Financial Statements or Parent Year-end Financial Statements in which the amount claimed against any one or more of the Companies is greater than One Million Dollars ($1,000,000) individually or in the aggregate or against the Parent is greater than Ten Million Dollars ($10,000,000) in the aggregate; (vi) any notice of default, termination or suspension received by any Company in respect of Funded Debt in excess of One Million Dollars ($1,000,000) in the aggregate or received by the Parent in respect of Funded Debt in excess of Ten Million Dollars ($10,000,000) in the aggregate or in respect of any Material Agreement or Material Permit; (vii) the adoption by any Credit Party of any material accounting change promptly thereafter; (viii) the issuance of any management letter to the Parent by its auditor; (ix) a proposed change of name of any Credit Party or Limited Recourse Guarantor, which notice shall be given at least thirty (30) days prior to such change becoming effective; (x) the entering into by any Company of a contract with a labour union or employee associations or the expiration of any such contract; (xi) any Material Agreements or Material Permits entered into or obtained after the date of this Agreement; (xii) the acquisition, creation or existence of any new Subsidiary of the Borrower after the date hereof; (xiii) receipt of notice from any Governmental Authority of any of the following in connection with the Companies or the Property if the consequences thereof constitute or would reasonably be expected to constitute a Material Adverse Change or would result in a liability of a Company in excess of Two Million Dollars ($2,000,000): (A) any liability for response or corrective action, natural resource damage or other harm pursuant to any Requirements of Environmental Law, (B) any environmental claim, (C) any violation of an Requirements of Environmental Law or release, threatened release or disposal of a Hazardous Material at or on the Property contrary to the Requirements of Environmental Law; (xiv) promptly after receipt or knowledge thereof a copy of (i) any material document, letter or notice from Health Canada or other Governmental Authority to a Credit Party (it being understood that any warning shall be material), (ii) any written notice, investigation, correspondence or other proceedings or actions which could reasonably be expected to adversely affect any Cannabis Authorization, including any such notice, investigation, correspondence or proceedings involving Health Canada, and (xvi) any changes in the identity of a Responsible Person, together with satisfactory evidence of security clearances for such

48.

Responsible Person under the Cannabis Act or the Cannabis Regulations, and any rejection notice for new or renewal security clearance applications for each Responsible Person;

(l)

Bank Accounts and Service Agreements – in the case of each of the Companies, maintain all of its bank accounts with BMO or an Affiliate of BMO and maintain all cash management, payroll, corporate credit cards (other than corporate credit card programs permitted pursuant to paragraph (vii) of the definition of Permitted Funded Debt) and other banking services with BMO or an Affiliate of BMO;

(m)

Use of Advances – utilize the proceeds of all Advances in accordance with Section 2.02 for the business purposes of the Companies; and not permit such proceeds to be used, directly or indirectly, by any other Person or for any other purpose;

(n)

Environmental Information – if requested by the Agent from time to time upon the instructions of the Required Lenders (provided, however, if such requests are made by the Agent more frequently than annually, than such additional requests shall be at the cost and expense of the Agent unless the Credit Parties are in default at the time such additional requests are made): (i) provide the Agent with an environmental questionnaire in the Agent's standard form completed by a knowledgeable officer of the Parent in respect of any Owned Property or Material Leased Property; and (ii) if the information contained therein is inconsistent in any material respect with the representations in Section 4.01(q) herein, provide the Agent with a Phase I (and Phase 2 if applicable) environmental report in respect of such Owned Property or Material Leased Property as applicable, and promptly take all such action as may be required to comply in all material respects with all recommendations contained therein; provided that such prompt action to comply with such recommendations shall not be required as long as (A) such recommendations are being diligently contested by such Company in good faith and on reasonable grounds and (B) (x) there is then no Event of Default which is continuing, (y) a Governmental Authority with jurisdiction does not require immediate remediation to protect the public and (z) the Companies are in compliance in all Requirements of Environmental Law, save for non-compliance that does not constitute and would not reasonably be expected to constitute a Material Adverse Change; provided, however, if circumstances change so that the value of the subject Real Property is materially impaired or there is an imminent threat to the health or safety of human beings or any Governmental Authority with jurisdiction requires immediate remediation, then the Companies shall immediately commence such remediation;

(o)

Further Assurances – provide the Agent and the Lenders with such further information, financial data, documentation and other assurances as they may reasonably require from time to time in order to ensure ongoing compliance with the terms of this Agreement.

5.02	Negative Covenants

Until the Termination Date, the Borrower hereby covenants and agrees with the Agent and the Lenders that it will not, and will ensure that each other Company does not, and (where specifically mentioned) the Parent covenants and agrees with the Agent and the Lenders that it will not, in each case, without the prior written consent of the Required Lenders (or if required pursuant to Section 9.01, all Lenders acting unanimously), which consent may be withheld in their sole discretion unless otherwise expressly provided herein:

(a)	Funded Debt – create, incur or assume any Funded Debt, except Permitted Funded Debt;

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(b)	Liens – grant or suffer to exist any Lien in respect of any of its Property, except Permitted Liens;

(c)

Disposition of Assets – directly or indirectly sell, transfer, assign, lease or otherwise dispose of any of its Property (including, without limitation, Intellectual Property) or rights or interests in its Property or agree to do so, except that:

(i)	each Company may sell inventory and obsolete or redundant equipment in the ordinary course of business;

(ii)	each Company may sell or transfer assets to any other Company, provided that the transferee has provided all Security required to be provided by it hereunder;

(iii)	each Company may enter into leases and licences, including Intellectual Property licences, with other Persons in the ordinary course of business;

(iv)

each Company may dispose, abandon, surrender or terminate immaterial rights or interests which are effected in the ordinary course of business or otherwise in accordance with prudent industry practice;

(v)	each Company may dispose of damaged or destroyed materials or inventory that is spoiled or otherwise not marketable;

(vi)	each Company may dispose of cash in transactions permitted by this Agreement;

(vii)	each Company may dispose of Cash Equivalents for cash or other Cash Equivalents;

(viii)

each Company may dispose and/or terminate leases, subleases, licenses or sublicenses (including the provision of software under an open source license), which (1) are in accordance with prudent industry practice,

(2) do not materially interfere with the conduct of the Business of the Companies or (3) relate to closed facilities or closed storage or distribution centers or the discontinuation of any product line;

(ix)

each Company may permit (1) the expiration of any option agreement in respect of real or personal property and (2) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in accordance with prudent industry practice;

(x)

each Company may sell or otherwise dispose of assets for cash (not including sales or disposition referred to in (i) through (xii) inclusive above) from time to time, provided that the fair market value of the assets which are the subject of such dispositions in the aggregate (in one or a series of related transactions) does not exceed One Million Dollars ($1,000,000) per annum, unless the proceeds from such dispositions are used to purchase replacement or other capital assets within one hundred and eighty (180) days of receipt by such Company of such proceeds; and for greater certainty the Borrower shall be required to make a Repayment in connection with each such disposition to the extent required pursuant to Section 2.04(c)(iii); and

(xi)	such other dispositions as may be consented to by the Required Lenders from time to time;

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provided that, notwithstanding the foregoing, the Companies may not sell, transfer, assign, lease or otherwise dispose of the Project, the Project Property, any Material Permits or Material Contracts.

(d)

Financial Assistance – make loans to or acquire Funded Debt of any other Person, guarantee, provide an indemnity in respect of, endorse or otherwise become liable for any debts, liabilities or obligations of any other Person, or give other financial assistance of any kind to any Person, except for:

(i)	Guarantees and indemnities which comprise part of the Security;

(ii)	Guarantees in respect of Funded Debt incurred by any Company to the extent such Funded Debt is permitted by paragraph (iv) of the definition of Permitted Funded Debt; and

(iii)	financial assistance by way of extending trade credit to its customers in the ordinary course of business.

(e)

Investments – make or acquire any Investments, except that the following Investments may be made or acquired if both immediately before and immediately after each such Investment no Default or Event of Default has occurred and is continuing:

(i)	Permitted Acquisitions;

(ii)	Investments in a Company;

(iii)	Investments in cash or Cash Equivalents maintained with a Lender; and

(iv)	other Investments that do not otherwise constitute an Investment under clauses (i) or (iii) above, up to a maximum of Five Hundred Thousand Dollars ($500,000) per annum.

(f)	Distributions – authorize, declare or pay, or agree to pay, directly or indirectly any Distributions other than so long as no Default or Event of Default is continuing or would be caused thereby:

(i)	Distributions by a Company to another Company provided such Company to whom such Distribution is made has delivered Security to the Agent as required hereunder;

(ii)

a Company may service Subordinated Debt after the Conversion Date on account of interest on a monthly basis and principal on an annual basis after the Repayment required to be made pursuant to Section 2.04(c)(iv) (Annual Excess Cash Flow Sweep), so long as such repayment is expressly permitted in any related Intercreditor Agreement and further provided that immediately before and immediately after such Distribution, the Borrower shall be in pro forma compliance with the financial covenants in Section 5.03 and the Borrower shall have delivered a pro forma Compliance Certificate evidencing such compliance; and

(iii)

such additional Distributions after the Conversion Date provided that immediately before and immediately after such Distribution, the Borrower shall be in pro forma compliance with the financial covenants in Section 5.03 and the Borrower shall have delivered a pro forma Compliance Certificate evidencing such compliance;

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(g)	Certain Activities and Investments – in the case of the Credit Parties, directly or indirectly own assets or carry on business in any jurisdiction which is not an Approved Jurisdiction;

(h)

Corporate Changes – in the case of the Companies, not materially change the nature of its business or enter into any transaction whereby all or a substantial portion of its Property would become the Property of any other Person, whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise, without the prior written consent of the Required Lenders; except that any of the foregoing transactions may take place among the Companies (and no other Persons) in each case if prior written notice is given to the Agent, a Material Adverse Change or other Event of Default will not occur as a result, and the Companies concurrently provide any additional or replacement Security as the Required Lenders may reasonably require;

(i)	Defined Benefit Pension Plans – establish, assume or otherwise become a party to or liable under any Defined Benefit Pension Plan.

(j)

Fiscal Year – change its Fiscal Year (which for greater certainty presently ends on May 31 in each year), except (a) in the case of the Companies, with the prior written consent of the Required Lenders, or prior written notice to the Lenders to the extent its Fiscal Year is being changed to that of the Parent; and (b) in the case of the Parent, prior written notice to the Lenders;

(k)

Auditors – change its auditors from its current audit firm to a firm that is not a nationally recognized auditing firm, except (a) in the case of the Companies, with the prior written consent of the Required Lenders; and (b) in the case of the Parent, prior written notice to the Lenders;

(l)

Dealing with Related Parties – enter into any contract, carry out any transaction or otherwise have dealings with any Affiliate, Associate, or Person of which it is an Associate except (a) pursuant to and in accordance with the Material Agreements listed in Schedule 4.01(o) and (b) on terms that are commercially reasonable and no less favourable to it than it would obtain on an arm’s length basis.

(m)

Hedging – in the case of the Companies, enter into or be a party to any Hedging Agreement except for the purposes of prudent management of its interest rate and currency exposure in the ordinary course of business and not for speculative purposes, and further provided that it shall not enter into any Hedging Agreements with any Person except for a Lender or any Affiliate of the Lender;

(n)

Material Agreements – modify or amend any of the Material Agreements or any of the terms thereof in any manner that would constitute or would reasonably be expected to constitute a Material Adverse Change or terminate, suspend or cancel any Material Agreement if doing so would constitute or would reasonably be expected to constitute a Material Adverse Change without entering into a replacement agreement (which shall include an interim replacement agreement) that provides the applicable Company with rights, benefits and value substantially similar to and on the terms and conditions not materially less favourable than those contained in the Material Agreement being replaced (with such replacement agreement being deemed to be a Material Agreement); notwithstanding the foregoing, the Supply Agreement shall not be modified, amended, terminated, suspended or cancelled without the prior written consent of the Lenders, which consent shall be in their sole and absolute discretion;

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(o)

Environmental Law – receive any complaint, order, directive, claim, citation, or notice from any Governmental Authority with respect to any of the Real Properties in respect of air emissions, spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any of the Properties, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation, or disposal of Hazardous Materials or other Requirements of Environmental Law affecting the Properties which constitutes or would reasonably be expected to constitute a Material Adverse Change without providing notice in accordance with Section 5.01(k);

(p)

Use of Advances – use the proceeds of any Advance for any purposes other than those expressly contemplated in this Agreement; and without limiting the generality of the foregoing, the proceeds of any Advance will not be used, directly or indirectly, to lend, contribute or otherwise make available such proceeds, directly or indirectly, to fund any operations in, finance any investments, business or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity if such funding, financing or paying would result in a violation of Sanctions by any Person (including any Person participating in such Advance, whether as underwriter, advisor, investor or otherwise), or in any other manner that would result in a violation of Sanctions by any Person. The Agent and the Lenders in their sole and unfettered discretion may refuse to make any Advance or delay, block or refuse to process any transaction which they believe on reasonable grounds may result in a contravention of the foregoing covenant;

(q)	No Sale-Leasebacks – enter into, transact or have outstanding any Sale- Leasebacks, unless the Property subject thereto is permitted to be disposed of pursuant to Section 5.02(c);

(r)

No Changes of Jurisdiction / Location – (i) change its jurisdiction of incorporation or formation without the prior written consent of the Agent, nor (ii) permit its chief executive office, registered or head office, or other location at which it keeps, maintains or stores assets in excess of Two Hundred and Fifty Thousand Dollars ($250,000) in value (calculated on a net book value basis) to be other than the locations specified on Schedule 4.01(k) as of the date of this Agreement (except for goods in transit, goods with repairers, product out for sterilization and goods that are normally used in more than one jurisdiction if the latter goods are equipment or are inventory leased or held for lease by it), without providing the Agent with ten (10) days prior written notice of the change and promptly taking other steps, if any, as the Agent reasonably requests to maintain the Security and the other Loan Documents so that the Lenders’ position is not adversely affected;

(s)	Repayment of Subordinated Debt – repay in full or in part any Subordinated Debt except as expressly permitted in any related Intercreditor Agreement unless the Termination Date has occurred;

(t)	Carry on Business – neither the Parent nor the Borrower nor any other Company shall cease to carry on its business, including in the case of the Borrower, the Business;

(u)	Acquisitions – directly or indirectly make any Acquisition or make any purchase of assets out of the ordinary course of business other than Permitted Acquisitions;

(v)

Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person – neither the Parent, nor the Borrower, nor any other Company will (i) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or otherwise violates any applicable anti-

53.

terrorism law, anti-corruption law, anti- money laundering law or sanctions law or (ii) cause or permit any of the funds that are used to repay the Obligations to be derived from any unlawful activity with the result that the Agent, any Lender or any Credit Party would be in violation of any Applicable Law or (iii) use any part of the proceeds of the Advances, directly or indirectly, for any conduct that would violate any OFAC Sanctions Programs.   Notwithstanding anything in this Agreement, nothing in this Agreement shall require any Credit Party or the Limited Recourse Guarantor, any of their Subsidiaries, or any director, officer, employee, agent or Affiliate of any Credit Party, the Limited Recourse Guarantor or any of their Subsidiaries that is registered or incorporated under the laws of Canada or of a province to commit an act or omission that contravenes the Foreign Extraterritorial Measures (United States) Order, 1992.; and

(w)

Cannabis Activity – neither the Parent, nor the Borrower, nor any other Company will, engage in any Cannabis Activities or make an Investment in any Person who engages in Cannabis Activities, other than in an Approved Jurisdiction in accordance with applicable Cannabis Laws.

5.03	Financial Covenants

(a)	The Borrower agrees to maintain at all times, on a consolidated basis, the financial ratios and amounts listed below:
(i)	Maintain a ratio of Total Funded Debt to Tangible Net Worth ratio of not more than 1.00:1.00 at all times during the period from the Closing Date to the Conversion Date;

(ii)	Maintain a Fixed Charge Coverage ratio of not less than 1.25:1 after the Conversion Date;

(iii)	Maintain a Total Funded Debt to EBITDA ratio of not more than 2.75:1 after the Conversion Date;

(b)	The Parent agrees to maintain at all times a Minimum Liquidity of not less than Twenty Two Million Dollars ($22,000,000);

(c)

For the purposes of the calculation of the financial covenants unless otherwise provided herein all such calculations shall be tested quarterly at the end of each Fiscal Quarter and determined on a trailing 12 month basis, in accordance with GAAP, provided that for the purposes of the Fixed Charge Coverage Ratio and Total Funded Debt to EBITDA Ratio to be maintained following the Conversion Date, EBITDA will be annualized on the most recent quarterly actuals commencing at the Conversion Date and then on a twelve month trailing basis once achieved with four Fiscal Quarters and debt service will be initially calculated based on the pro forma interest paid and scheduled principal payments on Total Funded Debt over the next 12 month period then on a twelve month trailing basis once achieved.

(d)

For the purposes of the calculation of the Fixed Charge Coverage Ratio, in the event the Borrower fails to comply with the requirements of Section 5.03(a)(ii) as of the last day of any Fiscal Quarter, the Parent may inject additional capital by way of Equity Interests or Subordinated Debt (provided that the maturity date of such indebtedness is later than the Maturity Date and the holder of such indebtedness may not receive any payments on account of principal or interest) (each an “Equity Contribution”) and such Equity Contribution shall be included by the Borrower in the calculation of EBITDA solely for the purpose of determining compliance with such Fixed Charge Coverage Ratio as at such Fiscal Quarter end provided that:

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(i)

notice of the Parent’s intent to make an Equity Contribution shall be delivered to the Agent by the Borrower or the Parent no later than the day on which the Interim Financial Statements (or Borrower Year-end Financial Statements in the case of a breach as at the last day of the fourth Fiscal Quarter, as applicable) are required to be delivered for the applicable Fiscal Quarter in accordance with Sections 5.04(a) and 5.04(c),

(ii)

such Equity Contribution shall be made no later than 10 Business Days after the day on which the Interim Financial Statements or Borrower Year- end Financial Statements, as applicable, are required to be delivered in accordance with Sections 5.04(a) and 5.04(c);

(iii)

notwithstanding Section 2.04(c)(iii), the Borrower shall make a Repayment in an amount equal to one hundred percent (100%) of the proceeds from the Equity Contribution, within three (3) Business Days of receipt thereof;

(iv)	the amount of the Equity Contribution shall be limited to the amount necessary to cure the covenant breach; and

(v)	such Equity Contribution will not result in a reduction of Total Funded Debt when determining the Applicable Margin;

and further provided that following the Conversion Date, an Equity Contribution may not be exercised in consecutive Fiscal Quarters and there shall be no more than four (4) Equity Contributions permitted for the remainder of the term of Facility A.

5.04	Reporting Requirements

The Borrower shall deliver or cause to be delivered (by email in accordance with Section 12.07) to the Agent the following financial and other information at the times indicated below:

(a)

the annual Borrower Year-end Financial Statements and its Subsidiaries on a consolidated basis by the ninetieth (90th) day after the end of each Fiscal Year commencing with the Fiscal Year ending May 31, 2020, prepared in accordance with GAAP, accompanied by a Compliance Certificate certified by a Senior Officer in the form of Exhibit "F" attached hereto and accompanied by an analysis of any material variances between actual results for such Fiscal Year and the projections contained in the most recent Annual Business Plan presented to the Agent and the Lenders;

(b)	as soon as available and in any event not later than sixty (60) days following the commencement of each Fiscal Year, the Annual Business Plan for such Fiscal Year;

(c)

the Interim Financial Statements of the Borrower and its Subsidiaries on a consolidated basis by the forty-fifth (45th) day after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in each Fiscal Year which shall be delivered by the ninetieth (90th) day after the end of the fourth Fiscal Quarter), together with a Compliance Certificate certified by a Senior Officer of the Borrower in the form of Exhibit "F" attached a accompanied by an analysis of any material variances between actual results to date and the projections contained in the most recent Annual Business Plan presented to the Agent and the Lenders;

(d)	the annual Parent Year-end Financial Statements on a consolidated basis by the one hundred and twentieth (120th) day after the end of each Fiscal Year of the Parent (or by

55.

the time period within which the Parent is required to file the Parent Year-end Financial Statements by the relevant securities authorities governing the exchange on which the Parent is listed), commencing with the Fiscal Year ending May 31, 2020, prepared in accordance with GAAP, together with the auditor’s report, and accompanied by a compliance certificate certified by a Senior Officer of the Parent which shall evidence compliance with the Minimum Liquidity covenant set out in Section 5.03 herein and the calculation thereof;

(e)

the Interim Financial Statements of the Parent and its Subsidiaries on a consolidated basis by the time period with which the Parent is required to file its Interim Financial Statements with the applicable securities authorities governing the exchange on which the Parent is listed after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in each Fiscal Year which shall be delivered by the at the time of the annual audited financial statements pursuant to (d) above, accompanied by a compliance certificate certified by a Senior Officer of the Parent which shall evidence compliance with the Minimum Liquidity covenant set out in Section 5.03 herein and the calculation thereof;

(f)

within ten (10) Business Days of receipt, a copy of any Health Canada inspection/audit reports for a twelve (12) month period following the issuance of a Health Canada License with cultivation standard for the Borrower;

(g)

such additional information and documents as the Agent or the Lenders may reasonably require from time to time, not inconsistent with the terms of this Agreement, to ensure the ongoing compliance by the Borrower with the terms and conditions of this Agreement, in form reasonably acceptable to the Agent and the Lenders.

(h)

as soon as available and in any event within forty-five (45) days after the last day of each of its Fiscal Quarters, if any of the information disclosed in Schedule 4.01(r) attached hereto is no longer accurate, an officer's certificate of the Parent attaching copies of the revised Schedule required to ensure that such information remains accurate as of the last day of such Fiscal Quarter;

(i)

such additional information and documents as the Agent or the Lenders may reasonably require from time to time, not inconsistent with the terms of this Agreement, to ensure the ongoing compliance by the Borrower with the terms and conditions of this Agreement, in form reasonably acceptable to the Agent and the Lenders.

5.05	Anti-Money Laundering

(a)

The Credit Parties acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti- money laundering, anti-terrorist financing, government sanction and "know your client" laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, "AML Legislation"), the Agent and the Lenders may be required to obtain, verify and record information regarding the Credit Parties and their respective directors, authorized signing officers, direct or indirect shareholders, partners or other persons in control of the Credit Parties and the transactions contemplated hereby. The Credit Parties shall promptly provide all such information, including any supporting documentation and other evidence, as may be reasonably requested by the Agent or any Lender, or any prospective assignee or participant of a Lender or the Agent, to the extent the same is required in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

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(b)	If the Agent has ascertained the identity of any Credit Party, or any authorized signatories of any Credit Party, for the purposes of applicable AML Legislation, then the Agent shall:
(i)

be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a "written agreement" in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(ii)	provide each Lender with copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agent has no obligation to certain the identity of any Credit Party, or any authorized signatories of any Credit Party, on behalf of any Lender or to confirm the completeness or accuracy of any information that the Agent obtains from any Credit Party, or any such authorized signatory, in doing so.

5.06	Terrorist Lists

The Credit Parties shall ensure that each Credit Party is and will remain in compliance in all material respects with all Canadian economic sanctions laws and implementing regulations under the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada) and all similar applicable anti-money laundering and counter-terrorism financing provisions and regulations issued pursuant to any of the foregoing. No Credit Party (i) is a Person designated by the Canadian government on any list set out in the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (collectively, the "Terrorist Lists") with which a Canadian Person cannot deal with or otherwise engage in business transactions, (iii) is a Person who is otherwise a target of Canadian economic sanctions laws or (iv) is Controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on a Terrorist List or a foreign government that is a target of Canadian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under Canadian law.

ARTICLE VI - SECURITY

6.01	Security to be Provided by the Credit Parties and Limited Recourse Guarantors

Each of the Credit Parties agree to provide (or cause to be provided) the security to be provided by it listed below in favour of the Agent for the benefit of the Agent and the Lenders, in each case in form and substance satisfactory to the Agent, as continuing security for the payment of the Obligations and the payment and performance of all other present and future, direct and indirect, indebtedness and obligations of the Borrower to the Agent and the Lenders, specifically including the Obligations arising under or in respect of this Agreement, the Hedging Agreements and the other Loan Documents:

(a)	an unlimited Guarantee from each present and future Subsidiary of the Borrower in respect of all present and future, direct and indirect, Obligations of the Borrower to the Agent and the Lenders;
(b)

a Guarantee from the Parent in respect of the present and future, direct and indirect, Obligations of the Borrower to the Agent and the Lenders, limited to a maximum amount of Ninety Million Dollars ($90,000,000);

(c)

a Guarantee from each of the Limited Recourse Guarantors in respect of all present and future, direct and indirect, Obligations of the Borrower to the Agent and the Lenders, limited in recourse to the Equity Interests of such Limited Recourse Guarantor in the Borrower pledged by the Limited Recourse Guarantor pursuant to the Security (“Limited Recourse Guarantee”);

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(d)

a debt service deficiency agreement by the Parent in favour of the Agent for the benefit of the Lenders pursuant to which the Parent agrees to make Equity Contributions in such amount necessary to enable the Borrower to comply with the Fixed Charge Coverage Ratio, in accordance with Section 5.03 hereof (“Debt Service Deficiency Agreement”);

(e)	the Parent Subordination Agreement;

(f)

a general security agreement, debenture, movable hypothec or similar form of security from each Company creating a First-Ranking Security Interest including in respect of all of its present and future Property of the Companies made subject thereto, specifically including all shares, partnership interests and other Equity Interests held by such Company in the capital of any other Company;

(g)

a debenture or collateral mortgage from each Company creating a First-Ranking Security Interest in respect of each of the Owned Properties, including but not limited to a debenture or collateral mortgage from the Borrower in the amount of One Hundred Million Dollars ($100,000,000) on the Project Property, together with a satisfactory title opinion or title insurance at the request of the Lenders in their sole and absolute discretion;

(h)

at the request of the Lenders, debentures, collateral mortgages or other forms of security required by the Agent in order to create a First-Ranking Security Interest in respect of any or all Material Leased Properties;

(i)

specific assignments by each of the Companies of all rights and benefits arising under any Material Agreement (including the Supply Agreement), accompanied by an agreement from the other contracting party (including the Parent) thereto (each a “Consent”), in form and substance satisfactory to the Lenders, acting reasonably; provided that the Companies shall only be required to use commercially reasonable efforts to obtain any Consent (other than the Consent of a Related Party which shall be required to be obtained) after the Closing Date at the request of the Lenders, acting reasonably, and if the Companies are not able to obtain a Consent in respect of any Material Agreement, such Material Agreement will become a Restricted Asset (as such term is defined in the security agreement delivered by the Companies pursuant to Section 7.01(c));

(j)

security agreements creating an assignment and First-Ranking Security Interest in respect of its rights to and interest in Intellectual Property, together with any necessary consents from other Persons which may be required in connection with the granting of such assignment and security interest in any Intellectual Property considered by the Lenders to be material;

(k)

a first ranking pledge of all Equity Interests held in any Company, including by each shareholder of the Borrower (including the Parent and each Limited Recourse Guarantor), the delivery of any certificates representing the Equity Interest with endorsements executed in blank and the taking of other steps that the Agent requires to control the Equity Interest and perfect the Security relating to the Equity Interest;

(l)

assignments of the interest of each Company in all policies of insurance held by it which requirement shall be satisfied if the Agent's interest as first mortgagee and loss payee is recorded on such policies and a certificate of insurance in respect of all liability insurance naming the Agent as additional insured and all property insurance on a replacement cost basis naming the Agent as additional insured and first loss payee and first mortgagee (and including Insurance Bureau of Canada standard mortgage clause);

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(m)	environmental checklists and indemnities by the Companies for each of its Owned Properties and Material Leased Properties at the request of the Lenders in their sole and absolute discretion;

(n)	such other security as may be reasonably required by the Agent and the Lenders from time to time, not inconsistent with the provisions of this Agreement.

6.02	Security to be Provided by Others

(a)

The Borrower shall cause each holder of indebtedness which is intended to constitute Subordinated Debt to provide a subordination and postponement agreement in favour of the Agent, in form and substance satisfactory to the Agent.   The provision of such subordination and postponement agreements shall constitute a condition precedent to the Closing Date Advance, and the absence of any required such subordination and postponement agreement shall constitute an Event of Default.

(b)	To the extent requested by the Agent from time to time, the Borrower agree to use commercially reasonable efforts to obtain Landlord Agreements in respect of the Material Leased Properties.

(c)

If at any time (i) any of the Companies own, establishes or acquires a Subsidiary, directly or indirectly, or (ii) any Person becomes a shareholder (the “New Shareholder”) of the Borrower, the Companies or the Borrower, as applicable, shall within thirty (30) days cause that Subsidiary or New Shareholder to become a Guarantor or Limited Recourse Guarantor respectively, in the case of the Subsidiary, adopt this Agreement by delivering an agreement in the form of Exhibit I <Agreement and Acknowledgement to be bound – New Guarantor > so as to be bound by all of the terms applicable to the Companies, as if it had executed this Agreement as a Guarantor, and in the case of such Subsidiary or New Shareholder deliver a guarantee and indemnity and other security documents required to comply with Article VI, which shall become part of the Security. The Companies shall, or the Borrower, as applicable shall cause the New Shareholders, to also deliver or cause the delivery of a first ranking pledge of all of the Equity Interests of all newly acquired or established Subsidiaries or the Borrower, as applicable, as part of the Security, deliver any certificates representing the Equity Interests with endorsements executed in blank and take other steps that the Agent requires to perfect the Security relating to the Equity Interests, and cause the delivery of such legal opinions and other supporting documents as the Agent may reasonably require.

6.03	General Provisions re Security; Registration

The Security shall be in form and substance satisfactory to the Agent and the Lenders in their sole discretion. The Agent may require that any item of Security be governed by the laws of the jurisdiction where the Property subject to such item of Security is located. The Security shall be registered where necessary or desirable to record and perfect the charges contained therein as may be determined by the Agent in its sole discretion and the Companies shall at the direction of the Agent use commercially reasonable efforts to obtain agreements of other persons and take other actions, as may from time to time be necessary or desirable in perfecting, preserving or protecting the Security, wherever such registration, filing, recording, agreement or other action may be necessary or desirable.

6.04	Opinions re Security

The Credit Parties shall cause to be delivered to the Agent the opinions of the solicitors for the Credit Parties regarding their corporate or analogous status, the due authorization, execution and delivery of the Security and other Loan Documents provided by them, all registrations in respect of the

59.

Security, the results of all applicable searches in respect of them, and the enforceability of such Security, subject to Legal Reservations; all such opinions to be in form and substance satisfactory to the Agent and its counsel, acting reasonably.

6.05	After-Acquired Property, Further Assurances

The Companies shall execute and deliver from time to time, and cause each of their respective Subsidiaries and Affiliates to execute and deliver from time to time, all such further documents and assurances as may be reasonably required by the Agent and Lenders from time to time, not inconsistent with the terms of this Agreement, in order to provide the Security contemplated hereunder, specifically including: supplemental or additional security agreements, assignments and pledge agreements which shall include lists of specific assets to be subject to the security interests required hereunder.

6.06	Insurance by Agent

If, following request therefor, the Companies do not provide the Agent with evidence of continuing insurance coverage in accordance with the requirements of this Agreement, the Agent may, but shall have no obligation to, purchase such insurance in order to protect the interests of the Agent and the Lenders in the Property of the Companies. Such insurance may also, but need not, also protect the Companies' interests in such Property. The Companies agree to immediately reimburse the Agent upon demand for all costs and expenses incurred by the Agent in respect of the purchase of any such insurance, and until so paid such expenses shall constitute part of the Obligations, shall bear interest at the highest rate provided herein and shall be secured by the Security.

6.07	Insurance Proceeds

If insurance proceeds become payable in respect of loss of or damage to any property owned by a Company:

(a)	if an Event of Default has occurred and is continuing at such time, the Agent shall apply such proceeds against the Obligations;

(b)

if no Event of Default has occurred and is continuing at such time, one hundred percent (100%) of the aggregate amount received in cash by the applicable Company in connection with such insurance proceeds less a provision for taxes attributable to such insurance proceeds, that are not re-invested in repair or replacement of the affected assets within one hundred and eighty (180) days from the date of such damage or loss shall be applied against the Obligations; provided that if an amount that is equal to or less than One Million Dollars ($1,000,000) in the aggregate in any Fiscal Year is received by the Companies, the Companies shall not be required to apply such proceeds against the Obligations.

6.08	Discharge of Certain Security

(a)	The Lenders irrevocably authorize the Agent, and the Agent agrees:

(i)	to release any Lien granted to or held by the Agent under any Loan Document at any time occurring on or following the Termination Date upon the request of the Borrower;

(ii)

upon the Borrower’s request to release any Lien in favour of the Agent on any Collateral that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents.

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ARTICLE VII- CONDITIONS PRECEDENT

7.01	Conditions Precedent to First Advance

The obligation of each Lender, to fund the single Advance on the Closing Date requested to be made by the Borrower shall be subject to the prior or concurrent satisfaction or waiver of only the conditions precedent set forth in this Section 7.01 (the making of such Advance by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a)

The Agent shall have received on its own behalf or for and on behalf of the Lenders as applicable, each in full force and effect and in form and substance satisfactory to the Lenders (unless otherwise noted), acting reasonably, the following:

(i)	this Agreement duly executed and delivered by the parties thereto;
(ii)	a copy of the Agency Fee Agreement on its own behalf, in form and substance satisfactory to the Agent, duly executed and delivered by the Borrower;

(iii)

a copy of each other Loan Document being delivered by the Credit Parties and Limited Recourse Guarantors in connection herewith (including the Security) duly executed and delivered by the Credit Parties and the Limited Recourse Guarantors;

(iv)

certificates representing the pledged Equity Interests pursuant to the Security, and endorsements executed in blank relating to those certificates or, if no certificates are available and evidence of other arrangements being made as required by the Agent to enable the Agent to control the pledged Equity Interests and perfect the Security relating thereto;

(v)

a certificate of status, good standing, or equivalent in respect of each Credit Party and Limited Recourse Guarantor issued under the laws of the applicable relevant jurisdictions in which it is incorporated;

(vi)	a final organization/ownership chart (showing full details of shareholders, partners, directors and officers) applicable to the Credit Parties;

(vii)

a certificate of a responsible officer on behalf of the Limited Recourse Guarantor and each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Constating Document of the Limited Recourse Guarantor or Credit Party as applicable; (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other governing body of the Limited Recourse Guarantor or Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the Advances hereunder, and in connection with the pledges of Equity Interests pursuant to the Security or in connection with any disposition of pledged Equity Interests upon enforcement of the Security; and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date of such certificate, and (C) as to the incumbency and specimen signature of each officer or authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of the Limited Recourse Guarantor or Credit Party as applicable (together with a certificate of another officer or authorized person as to the incumbency and specimen signature of the officer or authorized person executing the certificate in this clause (i));

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(viii)

a certified copy of each Material Contract (including without limitation the Supply Agreement and any shareholder agreement, and for greater certainty amendments thereto, among the shareholders of the Borrower) and Material Permit (including Health Canada Licences issued to the Borrower evidencing a minimum cultivation class for operations at the Project by the Borrower of Cannabis Activities, which must be delivered at least 5 Business Days prior to Closing Date);

(ix)	such “know your client” information, including in respect of the Credit Parties and Limited Recourse Guarantors, that the Agent or any Lender may reasonably require;

(x)

current certificates of insurance, in form and substance satisfactory to the Agent (acting reasonably), evidencing the insurance required to be maintained by the Companies pursuant to Section 5.01(i), listing the Agent on behalf of the Lenders as first loss payee and mortgagee and additional insured, and containing a mortgage clause or endorsement satisfactory to the Agent (acting reasonably);

(xi)	all operation of account documentation relating to the Agent’s account as the Agent may reasonably require;

(xii)

all necessary governmental and third party consents and approvals necessary in connections with this Agreement and the transactions contemplated hereby shall have been obtained (in form and substance reasonably acceptable to the Agent) and shall remain in effect;

(xiii)

all consents that are required from the directors, shareholders, partners or members of the Companies, either in connection with the pledges of Equity Interests pursuant to the Security or in connection with any disposition of pledged Equity Interests upon enforcement of the Security;

(xiv)

favourable opinions of counsel to the Credit Parties and Limited Recourse Guarantors addressed to the Agent, each Lender and Lenders’ counsel, relating to all matters considered relevant, including existence and capacity of each Credit Party, the due authorization, execution, delivery and enforceability of the Loan Documents to which each Credit Party and Limited Recourse Guarantor, is a party being delivered in connection herewith and the registration and perfection of the Security in the relevant jurisdictions;

(xv)

as it relates to the Project Property, and any other Owned Property, title insurance or binding commitments to issue title insurance policies, in respect of the Security to the extent it includes specific charges of real property, containing endorsements reasonably required by the Agent and subject only to title qualifications that the Agent reasonably considers acceptable; and

(xvi)

such other documents, certificates, opinions and agreements as are reasonably required to confirm the completion and satisfaction of the foregoing which the Agent and the Lenders may reasonably request.

(b)

the Lenders shall have completed and shall be satisfied with their due diligence in respect of the Credit Parties, the Limited Recourse Guarantors, the Project, the Project Property, the Property, the Business, including compliance with all Applicable Laws including and Cannabis Laws, current financial statements, environmental review and specifically including but not limited to the following:

(i)	the Parent Year-End Financial Statements and the Borrower Year-end Financial Statements for the immediately preceding Fiscal Year, prepared in accordance with GAAP;

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(ii)	the Interim Financial Statements for the Borrower and the Parent in respect of the Fiscal Quarter ended August 31, 2019;

(iii)	detailed financial model (both consolidated and unconsolidated) including consolidated opening balance sheet and a financial projections for the Business in respect of the next three (3) Fiscal Years;

(iv)

the final capital budget and summary of costs incurred by the Borrower to the Closing Date for the retro fit of the Project to a Cannabis production facility, such costs not to exceed One Hundred and Seventy Eight Million Eight Hundred Thousand Dollars ($178,800,000);

(v)

property and liability insurance which complies with the representations and requirements herein (to be reviewed by an insurance consultant satisfactory to the Agent and the Lender for the account of the Borrower);

(vi)

a Compliance Certificate completed by the Borrower (with pro forma adjustments to reflect the Advances on the Closing Date based on reasonable projections satisfactory to the Lenders) evidencing compliance with the financial covenants in Section 5.03 required to be complied with as at the Closing Date;

(vii)

satisfaction of the Lenders that the Borrower has been capitalized as the Closing Date by way of the Minimum Equity Contribution and by way of a shareholder loan advanced by the Parent to the Borrower in a principal amount of approximately Ninety Eight Million Eight Hundred Thousand Dollars ($98,800,000) and that such shareholder loan constitutes Subordinated Debt subject to the Parent Shareholder Subordination;

(viii)

a Compliance Certificate completed by the Borrower (with pro forma adjustments to reflect the Advances on the Closing Date based on reasonable projections satisfactory to the Lenders) evidencing compliance immediately following the date of the Equity Contribution;

(ix)

satisfaction of the Lenders with the terms and conditions of all Material Agreements (including the Supply Agreement and the Shareholders Agreement among the shareholders of the Borrower), and all Material Permits, including the Health Canada Licences;

(c)

the Agent and the Lenders shall have received an environmental questionnaire and indemnity in the Agent’s standard form in respect of each Owned Property (including the Project Property ) and Material Leased Property completed by a Senior Officer of the Company which owns or leases the applicable Real Property;

(d)

the Agent and the Lenders shall have received an Acceptable Appraisal completed within six months of the Closing Date in respect of the Owned Properties (including the Project Property ) confirming market value, alternate use value on a hypothetical best use facility basis, cost to complete approach and comparable transaction approach, in a minimum amount of not less than One Hundred and Forty Five Million One Hundred and Thirty Six Thousand Dollars ($145,136,000) in the case of the Project Property, together with a letter from applicable accredited appraiser confirming that the Agent and the Lenders are entitled to rely on each such appraisal;

(e)	the Agent shall have completed a site visit to each of the Owned Properties and be satisfied them;

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(f)	no litigation is pending or threatened in writing against one or more of the Credit Parties that would reasonably be expected to constitute a Material Adverse Change;

(g)	no Applicable Law shall be applicable in the judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon this Agreement or the transactions contemplated hereby;

(h)

the Agent must have received evidence that all Funded Debt of the Companies not forming part of Permitted Funded Debt has been or will be paid and performed in full concurrently with the first Advance;

(i)

the Agent must have received releases and discharges (in registrable form where appropriate) covering all Liens affecting any Property of each Company that are not Permitted Liens, or undertakings of the holders of the Liens to deliver releases and discharges promptly after the first Advance;

(j)	the Agent must have received all Intercreditor Agreements that are required hereunder;

(k)

any governmental, regulatory and third party approvals necessary in connection with this Agreement and the transactions contemplated therein shall have been given unconditionally and without containing any onerous terms;

(l)

if requested by the Agent, the Agent and the Lenders shall have received particulars of any particular material, Permitted Liens, specifically including the assets encumbered thereby and the amounts due thereunder;

(m)	the property and assets of the Companies shall be insured in accordance with the requirements of this Agreement;

(n)	the Credit Parties and the Limited Recourse Guarantors shall have satisfied all requirements of the Agent and each Lender under AML Legislation;

(o)

the Borrower shall have paid, or arrangements have been made to pay from the proceeds of the Advance on the Closing Date, all fees and reasonable expenses of the Agent and the Lenders then due in respect of this Agreement and the other Loan Documents, including under the Agency Fee Agreement and including the Agent’s reasonable third party legal expenses;

(p)

the Agent and the Lenders shall have received such additional evidence, documents or undertakings as they may reasonably require to complete the transactions contemplated hereby in accordance with the terms and conditions contained herein;

(q)	all conditions present in Section 7.02 shall have been satisfied.

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7.02	Conditions Precedent to all Advances

The Lenders shall have no obligation to make any Advance to the Borrower unless at the time of making each such Advance the following conditions shall have been satisfied:

(a)

the representations and warranties in Section 4.01 shall be true and correct in all material respects as if made on the date of such Advance, except for any such representations and warranties which are expressly stated herein to have been made only as at the date of this Agreement, and except as may be otherwise agreed in writing by the Required Lenders in their discretion from time to time;

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(b)

any additional Security required to be provided at such time shall have been executed and delivered and all registrations necessary or desirable in connection therewith shall have been made as required pursuant to this Agreement, and any other documentation required by the Agent pursuant to this Agreement shall have been executed and delivered, all in form and substance satisfactory to the Agent in its sole discretion;

(c)

any additional Security required to be provided at such time shall have been executed and delivered on a First-Ranking Security Interest Basis (subject only to Permitted Liens) and all registrations necessary or desirable in connection therewith shall have been made as required pursuant to this Agreement, and any other documentation required by the Agent pursuant to this Agreement shall have been executed and delivered, all in form and substance satisfactory to the Agent in its sole discretion;

(d)	no Default or Event of Default shall have occurred and be continuing, nor shall the making of such Advance result in the occurrence of any Default or Event of Default;

(e)	the Borrower shall have given a Draw Request to the Agent in accordance with the notice requirements provided herein;

(f)

since the date of the most recent Interim Financial Statements, Borrower Year- end Financial Statements and Parent Year-end Financial Statements delivered to the Agent, no Material Adverse Change shall have occurred; and

(g)	no third party demand or garnishment order for payment to any Governmental Authority shall have been received by the Agent or any Lender in respect of any Company.

ARTICLE VIII- DEFAULT AND REMEDIES

8.01	Events of Default

The occurrence of any one or more of the following events, after the expiry of any applicable cure period set out below, shall constitute an event of default under this Agreement (an "Event of Default"):

(a)	if the Borrower fails to pay any principal hereunder when due;

(b)	if the Borrower fails to pay any Interest payable hereunder within three (3) Business Days after the date such Interest or other amount is due;

(c)

if any Credit Party fails to pay any amount (other than amounts referred to in paragraphs (a) and (b) above) under any Loan Document to which it is party within three (3) Business Days after demand for payment thereof from the Agent;

(d)

any representation or warranty made or deemed made by or on behalf of any Credit Party or Limited Recourse Guarantor in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed to be made; and, in the case of any incorrect representation or warranty which is capable of being cured, and to the extent such incorrect representation or warranty has not been made intentionally, if such representation and warranty is not corrected within thirty (30) days of the earlier of a Credit Party or Limited Recourse Guarantor becoming aware of such incorrect representation or warranty and notice by the Agent to the Borrower specifying such default or failure;

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(e)	The Borrower fails to perform or comply with any of the negative covenants set out in Section 5.02;

(f)	any Credit Party is not in compliance with any of the financial covenants set out in Section 5.03;

(g)	any Credit Party is not in compliance with any of the covenants set out in Sections 5.01(b), 5.01(c), paragraphs (B),(C), and subparagraphs (ii)-(iv) of Section 5.01(d), or Section 5.01(k)(xiv);

(h)

any Credit Party or Limited Recourse Guarantor fails to perform or comply with any of its covenants or obligations contained in this Agreement, the Security or any other Loan Document (other than those set out in paragraphs (a), through

(g) above) within thirty (30) days after the earlier of (i) any Credit Party or Limited Recourse Guarantor becoming aware of such non-compliance and (ii) receipt of notice of such non-compliance by the Agent; provided that if such non- compliance is capable of remedy within thirty (30) days and such Credit Party or Limited Recourse Guarantor diligently attempts to remedy such non-compliance and continually informs the Agent of its efforts in this regard, and such non-compliance is remedied within such period, then such non-compliance shall be deemed not to constitute an Event of Default;

(i)	there is an event of default under any Subordinated Debt (after the expiry of any grace or cure periods relating respectively thereto);

(j)

without limiting paragraph (g) immediately above, any one or more of the Credit Parties is in default of any agreement relating to Funded Debt other than the Obligations (after the expiry of any grace or cure periods relating thereto) for an amount equal to or greater than: (a) One Million Dollars ($1,000,000) in the aggregate for the Companies; and (b) Ten Million Dollars ($10,000,000) in the aggregate for the Parent, if the effect is to cause or permit the acceleration of the due date of that Funded Debt;

(k)

any one or more of the Credit Parties is in default in the payment of any indebtedness in excess of: (a) One Million Dollars ($1,000,000) in the aggregate for the Companies; and (b) Ten Million Dollars ($10,000,000) in the aggregate for the Parent in the aggregate under any Material Agreements or there is otherwise a default under a Material Agreement that continues without being waived after any applicable grace period specified in the Material Agreement, if the effect of the default (if not waived) is to terminate the Material Agreement, or if a Credit Party agrees to the surrender of any Material Agreement or any Material Agreement is otherwise terminated prior to the expiry date expressly set out therein, unless within thirty (30) days of termination or surrender, such agreement is replaced with a replacement agreement as contemplated in Section 5.02(n));

(l)	an Insolvency Event occurs in respect of any Limited Recourse Guarantor to the extent it constitutes a Material Adverse Change, or an Insolvency Event occurs in respect of any Credit Party;

(m)

any Person takes possession of any Property of one or more of the Companies valued in excess of One Million Dollars ($1,000,000) in the aggregate, by way of or in contemplation of enforcement of security; or a distress or execution or similar process is levied or enforced against any such Property; except to the extent that: such matter is being diligently contested and in good faith by such Company in good faith and on reasonable grounds; such Company provides the Agent with all information relating to such matter as it may reasonably request from time to time; a reserve satisfactory to the Required Lenders has been established;

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(n)

one or more final judgments or decrees for the payment of money shall have been obtained or entered against any one or more of the Credit Parties in excess of: (a) One Million Dollars ($1,000,000) in the aggregate for the Companies; and (b) Ten Million Dollars ($10,000,000) in the aggregate for the Parent and such judgment or decree for the payment of money shall not be paid, discharged, vacated, bonded or stayed within thirty (30) days;

(o)

any Governmental Authority shall take any action to condemn (which is not dismissed or stayed within thirty (30) days of such action being taken) or seize or appropriate any property of any Credit Party that is material to the financial condition, business or operations of the Credit Parties taken as a whole;

(p)

any Loan Document or any material provision thereof is or is declared by any court of competent jurisdiction to be unenforceable, or any Credit Party or Limited Recourse Guarantor terminates or purports to terminate its liability under any Loan Document or disputes the validity or enforceability of such Loan Document;

(q)

all or any part of the Security granted by a Credit Party or the Limited Recourse Guarantor ceases to constitute a valid First-Ranking Security Interest in respect of the property intended to be subject thereto;

(r)

the Borrower ceases to be a Subsidiary of the Parent (except as a result of an amalgamation or merger with another Credit Party or a winding-up into another Credit Party), unless the Lenders in their discretion otherwise agree in writing;

(s)	the Cannabis Act is repealed and is not immediately replaced with substantially similar legislation;

(t)

any Cannabis Authorization shall (i) expire or be revoked, terminated or cancelled, and in any such case not immediately replaced, renewed or reinstated on comparable terms or (ii) be modified in any materially adverse fashion;

(u)	a Change of Control occurs;

(v)

any report of the auditors of the Parent in the Parent Year-end Audited Financial Statements contains a going-concern qualification or other materially adverse qualification relating to the creditworthiness of the Credit Parties on a consolidated basis; or

(w)

the termination or amendment of the Supply Agreement, or the termination of any other Material Agreement unless within thirty (30) days of termination, such agreement is replaced with a replacement agreement as contemplated in Section 5.02(n); or

(x)	an event occurs which in the reasonably opinion of the Required Lenders constitutes a Material Adverse Change.

8.02	Acceleration; Additional Interest

(a)	Upon the occurrence of an Insolvency Event, the Obligations shall become immediately due and payable, without the necessity of any demand upon or notice to the Credit Parties by the Agent.

(b)

Upon the occurrence and during the continuation of any Event of Default other than an Insolvency Event, the Agent shall, if instructed of the Required Lenders, issue a written notice to the Borrower (an "Acceleration Notice") declaring all of the Obligations to be immediately due and payable.

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(c)

At any time on or after the Acceleration Date the Agent may exercise any and all rights and remedies hereunder and under any other Loan Documents, including the enforcement of all or any portion of the Security.

(d)

From and after the date of the occurrence of an Event of Default and for so long as such Event of Default continues, both before and after the Acceleration Date, all Outstanding Advances shall bear interest or fees at the rates otherwise applicable plus two percent (2%) per annum in order to compensate the Lenders for the additional risk.

8.03	Acceleration of Certain Contingent Obligations

Upon the occurrence of an Event of Default which is continuing, any Lender which has issued or made a Bankers' Acceptance or BA Equivalent Note may make a Canadian Prime Rate Loan to the Borrower in an amount equal to the face amount of such Bankers' Acceptance or BA Equivalent Note; and the proceeds of any such Loan shall be held by such Lender and used to satisfy the Lender's obligations under the said Bankers' Acceptance or BA Equivalent Note as such becomes due, or to effect the unwinding of such Hedging Agreement. Any such Loan shall bear interest only after the maturity date of such Bankers’ Acceptance or BA Equivalent Note at the rate and in the manner applicable to Canadian Prime Rate Loans under Facility A.

8.04	Combining Accounts, Set-Off

Upon the occurrence and during the continuation of Event of Default, in addition to and not in limitation of any rights now or hereafter granted under applicable law, each Lender may without notice to any Credit Party at any time and from time to time:

(a)

combine, consolidate or merge any or all of the deposits or other accounts maintained with such Lender by any Company (whether term, notice, demand or otherwise and whether matured or unmatured) and such Company's obligations to such Lender hereunder; and

(b)	set-off, apply or transfer any or all sums standing to the credit of any such deposits or accounts in or towards the satisfaction of such obligations.

8.05	Appropriation of Monies

After the occurrence and during the continuation of an Event of Default, the Agent may from time to time, but subject to Section 9.03, apply any Proceeds of Realization of the Security against any portion or portions of the Obligations, and the Borrower may not require any different application. The taking of a judgment or any other action or dealing whatsoever by the Agent or the Lenders in respect of the Security shall not operate as a merger of any of the Obligations hereunder or in any way affect or prejudice the rights, remedies and powers which the Agent or the Lenders may have, and the foreclosure, surrender, cancellation or any other dealing with any Security or the said obligations shall not release or affect the liability of the Borrower or any other Person in respect of the remaining portion of the Obligations.

8.06	No Further Advances

The Lenders shall not be obliged to make any further Advances (including honouring any cheques drawn by the Borrower which are presented for payment) from and after the earliest to occur of the following: (i) delivery by the Agent to the Borrower of a written notice that an Event of Default has occurred and is continuing and that as a result thereof no further Advances will be made (whether or not such notice also requires immediate repayment of the Obligations; (ii) the occurrence of an Insolvency Event; and (iii) receipt by the Agent or any Lender of any garnishment notice or other notice of similar effect in respect of any Company pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada) or any similar notice under any other statute in effect in any jurisdiction.

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8.07	Remedies Cumulative

All rights and remedies granted to the Agent and the Lenders in this Agreement, subject to applicable cure periods hereunder, if any, and any other documents or instruments in existence between the parties or contemplated hereby, and any other rights and remedies available to the Agent and the Lenders at law or in equity, shall be cumulative. The exercise or failure to exercise any of the said remedies shall not constitute a waiver or release thereof or of any other right or remedy, and shall be non-exclusive.

8.08	Performance of Covenants by Agent

If any Company fails to perform any covenant or obligation to be performed by them pursuant to this Agreement, the Agent may in its sole discretion, after written notice to the Borrower, perform any of the said obligations but shall be under no obligation to do so; and any amounts reasonably expended or advanced by the Agent for such purpose shall be payable by the Borrower upon demand together with interest at the rate applicable to Canadian Prime Rate Loans under Facility A.

ARTICLE IX- THE AGENT AND THE LENDERS

9.01	Lenders' Decisions

(a)

Any amendment to this Agreement relating to the following matters, and the granting of any waiver or consent by the Lenders in respect of such matters, shall require the unanimous agreement of the Lenders:

(i)	changes to the interest rates and fees payable in respect of Facility A;

(ii)	increases in the maximum amount of credit available under Facility A;

(iii)	extensions of the Maturity Date;

(iv)	changes to the scheduled dates or the scheduled amounts for Repayments hereunder;

(v)	releases of all or any portion of the Security, except to the extent provided in paragraph (c) below;

(vi)	the definitions of "Required Lenders" and "Proportionate Share" in Section 1.01;

(vii)	any provision of this Agreement which expressly states that the unanimous consent of the Lenders is required in connection with any action to be taken or consent to be provided by the Lenders; and

(viii)	this Section 9.01.

(b)

Except for the matters described in paragraph (a) above, any amendment to this Agreement shall be effective if made among the Credit Parties, the Agent and the Required Lenders, and for greater certainty any such amendment which is agreed to by the Required Lenders shall be final and binding upon all Lenders.

(c)

The Agent may from time to time without notice to or the consent of the Lenders execute and deliver partial releases of the Security in respect of any item of Collateral (whether or not the proceeds of sale thereof are received by the Agent) which the Credit Parties or Limited Recourse Guarantor are permitted to dispose of pursuant to this Agreement

69.

without obtaining the prior written consent of the Lenders; and in releasing any such security the Agent may rely upon and assume the correctness of all information contained in any certificate or document provided by any Credit Party, without further enquiry. Otherwise, any release or discharge in respect of the Security shall require the written consent of all of the Lenders, acting reasonably

(d)

Except for the matters which require the unanimous consent of the Lenders as set out in the foregoing paragraphs of this Section 9.01, and except as otherwise specifically provided in this Agreement, any action to be taken or decision to be made by the Lenders pursuant to this Agreement (specifically including for greater certainty the issuance of written notice to the Borrower of the occurrence of an Event of Default, the issuance of a demand for payment of the Obligations, a decision to make an Advance despite any condition precedent relating thereto not being satisfied, the provision of any waiver in respect of a breach of any covenant or the granting of any consent) shall be effective if approved by the Required Lenders; and any such decision or action shall be final and binding upon all the Lenders.

(e)

Any action to be taken or decision to be made by the Lenders pursuant to this Agreement which is required to be unanimous shall be made either (i) at a meeting of the Lenders called by the Agent pursuant to Section 9.06(l) or (ii) by a written instrument executed by all of the Lenders. Any action to be taken or decision to be made by the Lenders pursuant to this Agreement which is required to be made by the Required Lenders shall be made either (i) at a meeting of the Lenders called by the Agent pursuant to Section 9.06(l) or (ii) by a written instrument executed by the Required Lenders. Any such instrument may be executed by pdf and in counterparts.

9.02	Security

(a)

Except to the extent provided in paragraph (b) below, the Security shall be granted in favour of and held by the Agent for and on behalf of the Lenders in accordance with the provisions of this Agreement. The Agent shall, in accordance with its usual practices in effect from time to time, take all steps required to perfect and maintain the Security, including: taking possession of the certificates representing the securities required to be pledged hereunder; filing renewals and change notices in respect of such Security; and ensuring that the name of the Agent is noted as loss payee or mortgagee on all property insurance policies covering the Property of the Companies. If the Agent becomes aware of any matter concerning the Security which it considers to be material, it shall promptly inform the Lenders. The Agent shall comply with all instructions provided by the Lenders in connection with the enforcement or release of the Security which it holds. The Agent agrees to permit each Lender to review and make photocopies of the original documents comprising the Security from time to time upon reasonable notice.

(b)

Any security which may be granted by a Credit Party in favour of any Lender directly in respect of the Obligations (such as but not limited to security granted in favour of any Lender under the Bank Act (Canada)) shall be deemed to constitute part of the Security. Each Lender which holds any such item of security agrees that it shall not enforce such security unless and until the Required Lenders have made a determination to enforce the Security pursuant to Section 9.01(d), and such Lender agrees to remit to the Agent all amounts received by it in connection with the enforcement thereof.   All such amounts shall be deemed to constitute Proceeds of Realization and shall be dealt with as provided in Section 9.03.

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(c)

Immediately on any Obligations becoming due and payable under Section 8.02 the Borrower shall, without necessity of further act or evidence, be unconditionally obligated to immediately deposit with the Agent for the Lenders’ benefit cash collateral equal to the full face amount of all Bankers’ Acceptances then outstanding for its account and the Borrower hereby unconditionally promises and agrees to do so. The Borrower authorize the Lenders, or any of them, to debit its accounts with the amount required to pay such Bankers’ Acceptances, notwithstanding that such B/As may be held by the Lenders, or any of them, in their own right at maturity. Amounts paid to the Agent in respect of B/As shall be applied against, and shall reduce, pro rata among the Lenders, to the extent of the amounts paid to the Agent in respect of B/As, the obligations of the Borrower to pay amounts then or subsequently payable under B/As at the times amounts become payable thereunder.

(d)

On or before the Maturity Date, the Borrower shall (i) unwind all Hedging Agreements (and pay all applicable unwinding costs in respect thereof) with the Lenders and Affiliates of the Lenders; or (ii) provide cash collateral in favour of the Agent in respect of all outstanding Hedging Agreements in an amount satisfactory to the Agent. For greater certainty, the Agent shall have no obligation to release all or any portion of the Security unless and until all Hedging Agreements are terminated or such cash collateral is provided in respect thereof.

(e)

Notwithstanding the rights of an Affiliate of a Lender or a Former Lender to benefit from the Security in respect of the Hedging Obligations, all decisions concerning the Security and the enforcement thereof shall be made by the Lenders or the Required Lenders in accordance with this Agreement and no Affiliate of a Lender nor a Former Lender to whom Hedging Obligations are owed from time to time shall have any additional right to influence the Security or the enforcement of the Security as a result of holding Hedging Obligations.

9.03	Application of Proceeds of Realization

(a)

Subject to paragraph 9.03(b) below but notwithstanding any other provision of this Agreement, the Proceeds of Realization of the Security or any portion thereof shall be distributed in the following order:

(i)

first, in payment of all reasonable out of pocket costs and expenses incurred by the Agent and the Lenders in connection with such realization, including reasonable legal, accounting and receivers' fees and disbursements;

(ii)	second, against the remaining Obligations (except those referred to in paragraph (iii) below), on a pari passu basis among the Lenders to whom such Obligations are payable;

(iii)	third, to pay any Obligations owed to Non-Funding Lenders, on a pari passu basis among the Non-Funding Lenders to whom such Obligations are payable; and

(iv)	fourth, if all obligations of the Borrower listed above have been paid and satisfied in full, any surplus Proceeds of Realization shall be paid in accordance with Applicable Law.

(b)

If an Event of Default shall have occurred, until all obligations of the Lenders are paid in full in cash and all Hedging Obligations have been discharged or cash collateralized and all Commitments have been terminated, all payments or proceeds received by the Agent under this Agreement or any other Loan Document in respect of any of the Obligations, including, but not limited to any and all proceeds received by the Agent in respect of any

71.

sale, any collection from, or other realization upon all or any part of the Security (including the Proceeds of Realization of the Security or any portion thereof) and any payment, property or distribution received in respect of the Obligations during or in connection with any case or proceeding under any Insolvency Legislation, shall be applied in full or in part as follows:

(i)	first, to the payment of reasonable out-of-pocket fees, costs and expenses, including legal fees, of the Agent payable or reimbursable by the Lenders under the Loan Documents;

(ii)

second, to the payment of all Obligations under Facility A and all Hedging Obligations (including accrued and unpaid interest, principal of the Outstanding Advances thereunder, including interest accrued at the default rate and swap breakage costs) on a pari passu basis (except those referred to in paragraph 10.03(b)(iv) below);

(iii)	fourth, to payment of any other amounts for payment of any other Obligations on a pari passu basis (except those referred to in paragraph 9.03(b)(iv) below);

(iv)	fifth, to pay any Obligations owed to Non-Funding Lenders, on a pari passu basis among the Non-Funding Lenders to whom such Obligations are payable; and

(v)	sixth, if all obligations of the Borrower listed above have been paid and satisfied in full, any surplus Proceeds of Realization shall be paid in accordance with Applicable Law.
(c)

In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, subject to the provisions of the following sentence, and (B) each of the Lenders entitled to payment under any category shall, if applicable, receive an amount equal to its pro rata share of amounts available to be applied in such category. For purposes of this section, the obligations to be satisfied in each of clause first through fifth shall include of all amounts owing under the Loan Documents according to the terms thereof with respect to the category of obligations described therein, including in each case all applicable loan fees, service fees, professional fees and interest (and specifically including interest accrued after the commencement of any Insolvency Event), default interest calculated at default rates, interest on interest, indemnification obligations, expense reimbursements and other charges, in each case whether or not accruing or incurred after the occurrence or commencement of an Insolvency Event and whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Event.

9.04	Payments by Agent

(a)	The following provisions shall apply to all payments made by the Agent to the Lenders hereunder:

(i)

the Agent shall be under no obligation to make any payment (whether in respect of principal, interest, fees or otherwise) to any Lender until an amount in respect of such payment has been received by the Agent from the Borrower;

(ii)

if the Agent receives a payment of principal, interest, fees or other amount owing by the Borrower under Facility A which is less than the full amount of any such payment due, the Agent shall distribute such amount received among the Lenders under Facility A in each Lender's Proportionate Share thereof;

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(iii)

if any Lender has advanced more or less than its Proportionate Share of Facility A, such Lender's entitlement to a payment of principal, interest, fees or other amount owing by the Borrower under Facility A shall be increased or reduced, as the case may be, to reflect the amount actually advanced by such Lender;

(iv)

if a Lender's Proportionate Share of an Advance under Facility A has been advanced for less than the full period to which any payment by the Borrower relates, such Lender's entitlement to receive a portion of any payment of interest or fees under Facility A shall be reduced in proportion to the length of time such Lender's Proportionate Share has actually been outstanding (unless such Lender has paid all interest required to have been paid by it to the Agent pursuant to the CBA Model Provisions);

(v)

the Agent acting reasonably and in good faith shall, after consultation with the Lenders in the case of any dispute, determine in all cases the amount of all payments to which each Lender is entitled and such determination shall be deemed to be prima facie correct;

(vi)	upon request, the Agent shall deliver a statement detailing any of the payments to the Lenders referred to herein;

(vii)	all payments by the Agent to a Lender hereunder shall be made to such Lender at its address set out herein unless notice to the contrary is received by the Agent from such Lender; and

(viii)

if the Agent has received a payment from the Borrower on a Business Day (not later than the time required for the receipt of such payment as set out in this Agreement) and fails to remit such payment to any Lender entitled to receive its Proportionate Share of such payment on such Business Day, the Agent agrees to pay interest on such late payment at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation.

(b)

The Agent may in its sole discretion from time to time make adjustments in respect of any Lender's share of an Advance, Conversion, Rollover or Repayment under Facility A in order that the Outstanding Advances due to such Lender under Facility A shall be approximately in accordance with such Lender's Proportionate Share of Facility A.

9.05	Protection of Agent

(a)

Unless the Agent has actual knowledge or actual notice to the contrary, it may assume that each Lender's address set out in Exhibit "A" attached hereto is correct, unless and until it has received from such Lender a notice designating a different address.

(b)

The Agent may engage and pay for the advice or services of any lawyers, accountants or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained (and to the extent that such costs are not recovered from the Borrower pursuant to this Agreement, each Lender agrees to reimburse the Agent in such Lender's Proportionate Share of such costs).

(c)

Unless the Agent has actual knowledge or actual notice to the contrary, it may rely as to matters of fact which might reasonably be expected to be within the knowledge of any Credit Party upon a statement contained in any Loan Document.

(d)	Unless the Agent has actual knowledge or actual notice to the contrary, it may rely upon any communication or document believed by it to be genuine.

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(e)

The Agent may refrain from exercising any right, power or discretion vested in it under this Agreement unless and until instructed by the Required Lenders as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised (provided that such instructions shall be required to be provided by all of the Lenders in respect of any matter for which the unanimous consent of the Lenders is required as set out herein).

(f)

The Agent may refrain from exercising any right, power or discretion vested in it which would or might in its sole and unfettered opinion be contrary to any law of any jurisdiction or any directive or otherwise render it liable to any Person, and may do anything which is in its opinion in its sole discretion necessary to comply with any such law or directive.

(g)

The Agent may refrain from acting in accordance with any instructions of the Required Lenders to begin any legal action or proceeding arising out of or in connection with this Agreement or take any steps to enforce or realize upon any Security, until it shall have received such security as it may reasonably require (whether by way of payment in advance or otherwise) against all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions.

(h)

The Agent shall not be bound to disclose to any Person any information relating to the Credit Parties or any Related Person if such disclosure would or might in its opinion in its sole discretion constitute a breach of any law or regulation or be otherwise actionable at the suit of any Person.

(i)

The Agent shall not accept any responsibility for the accuracy and/or completeness of any information supplied in connection herewith or for the legality, validity, effectiveness, adequacy or enforceability of any Loan Document and shall not be under any liability to any Lender as a result of taking or omitting to take any action in relation to any Loan Document except in the case of the Agent's gross negligence or wilful misconduct.

9.06	Duties of Agent

The Agent shall:

(a)

as a non-fiduciary agent for the Borrower, maintain a record of the Outstanding Advances owing to each Lender, which record shall conclusively be presumed to be correct and accurate, absent manifest error;

(b)	hold and maintain the Security to the extent provided in Section 9.02;

(c)

provide to each Lender copies of all financial information received from the Borrower promptly after receipt thereof, and copies of any Draw Requests, Conversion Notices, Rollover Notices, Repayment Notices and other notices received by the Agent from the Borrower upon request by any Lender;

(d)	promptly advise each Lender of Advances required to be made by it hereunder and disburse all Repayments to the Lenders hereunder in accordance with the terms of this Agreement;

(e)	promptly notify each Lender of the occurrence of any Event of Default of which the Agent has actual knowledge or actual notice;

(f)	at the time of engaging any agent, receiver, receiver-manager, consultant, monitor or other party in connection with the Security or the enforcement thereof, obtain the

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agreement of such party to comply with the applicable terms of this Agreement in carrying out any such enforcement activities and dealing with any Proceeds of Realization;

(g)	account for any monies received by it in connection with this Agreement, the Security and any other agreement delivered in connection herewith or therewith;

(h)

each time the Borrower requests the written consent of the Lenders in connection with any matter, use its best efforts to obtain and communicate to the Borrower the response of the Lenders in a reasonably prompt and timely manner having due regard to the nature and circumstances of the request;

(i)

give written notice to the Borrower in respect of any other matter in respect of which notice is required in accordance with or pursuant to this Agreement, promptly or promptly after receiving the consent of the Lenders, if required under the terms of this Agreement;

(j)	except as otherwise provided in this Agreement, act in accordance with any instructions given to it by the Required Lenders;

(k)

refrain from exercising any right, power or discretion vested in it under this Agreement or any document incidental thereto if so instructed by the Required Lenders (in respect of any matter which requires the consent of the Required Lenders), or by all of the Lenders (in respect of any matter which requires the unanimous consent of the Lenders); and

(l)	call a meeting of the Lenders at any time not earlier than five (5) days and not later than thirty (30) days after receipt of a written request for a meeting provided by any Lender.

9.07	Lenders' Obligations Several; No Partnership

The obligations of each Lender under this Agreement are several. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders of any of their respective obligations hereunder. No Lender shall be responsible for the obligations of any other Lender hereunder. Neither the entering into of this Agreement nor the completion of any transactions contemplated herein shall constitute the Lenders a partnership.

9.08	Sharing of Information

The Agent and the Lenders may share among themselves any information they may have from time to time concerning the Credit Parties whether or not such information is confidential; but shall have no obligation to do so (except for any obligations of the Agent to provide information to the extent required in this Agreement).

9.09	Acknowledgement by Borrower

Each Credit Party hereby acknowledges notice of the terms of the provisions of this ARTICLE IX and agrees to be bound hereby to the extent (if any) of its obligations hereunder.

9.10	Amendments to ARTICLE IX

The Agent and the Lenders may amend any provision in this ARTICLE IX, except Section 9.01, without prior notice to or the consent of the Borrower, and the Agent shall provide a copy of any such amendment to the Borrower reasonably promptly thereafter; provided however if any such amendment would materially adversely affect any rights, entitlements, obligations or liabilities of the Borrower, such amendment shall not be effective until the Borrower provides their written consent thereto, such consent not to be unreasonably withheld or arbitrarily delayed.

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9.11	Deliveries, etc.

As between the Credit Parties on the one hand, and the Agent and the Lenders on the other hand:

(a)

all statements, certificates, consents and other documents which the Agent purports to deliver to a Credit Party on behalf of the Lenders shall be binding on each of the Lenders, and none of the Credit Parties shall be required to ascertain or confirm the authority of the Agent in delivering such documents;

(b)

all certificates, statements, notices and other documents which are delivered by a Credit Party to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders; and

(c)	all payments which are delivered by the Borrower to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders.

9.12	Agency Fees

(a)

The Borrower hereby jointly and severally agree to pay to the Agent an annual agency fee in such amount as may be agreed in writing from time to time between the Borrower and the Agent, payable on the ARCA Closing Date and annually on each anniversary date thereafter during the term of this Agreement, together with such additional fees as may be provided for in the Agency Fee Agreement.

(b)	Each Lender which assigns its interests to another Person agrees to pay an assignment fee of Five Thousand Dollars ($5,000) to the Agent.

9.13	Non-Funding Lender

(a)

Each Non-Funding Lender shall be required to provide to the Agent, immediately upon receipt of a written request from the Agent cash in an amount, as shall be determined from time to time by the Agent in its discretion, equal to all other obligations of such Non-Funding Lender to the Agent that are owing or may become owing pursuant to this Agreement, including, without limitation, such Non-Funding Lender's obligation to pay its Proportionate Share of any indemnification or expense reimbursement amounts not paid by the Borrower. Such cash shall be held by the Agent in one or more accounts in the name of the Agent and shall not be required to be interest-bearing. The Agent shall be entitled to apply such cash from time to time in satisfaction of all or any portion of such obligations of such Non-Funding Lender, as determined by the Agent in its discretion.

(b)

The Agent shall be entitled to set off any Non-Funding Lender's Proportionate Share of all payments received from the Borrower against such Non-Funding Lender's obligations to fund payments and Advances required to be made by it and to purchase participations required to be purchased by it in each case under this Agreement and the other Loan Documents. The Agent shall be entitled to withhold and deposit in one or more non-interest bearing accounts in the name of the Agent all amounts (whether principal, interest, fees or otherwise) received by the Agent from the Borrower and due to such Non-Funding Lender pursuant to this Agreement, which amounts shall be used by the Agent (A) first, to reimburse the Agent for any amounts owing to it by such Non-Funding Lender pursuant to this Agreement or any other Loan Document, (B) second, to reimburse the other Lenders in respect of any Advances which may have been made by them in their discretion in order to fund, in whole or in part, any shortfall in Advances which were required to have been made by such Non-Funding Lender (and to the extent that any said

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Advance made by a Lender is so reimbursed, such Advance shall be deemed to have been assigned by such Lender to the Non-Funding Lender), (C) third, to be held in such account and applied by the Agent from time to time against all other obligations of such Non- Funding Lender to the Agent owing pursuant to this Agreement in such amount as shall be determined from time to time by the Agent in its discretion including, without limitation, such Non-Funding Lender's obligation to pay its Proportionate Share of any indemnification or expense reimbursement amounts not paid by the Borrower, and (D) fourth, at the Agent's discretion, to fund from time to time such Non-Funding Lender's Proportionate Share of Advances under Facility A.

(c)

A Non-Funding Lender shall have no voting or consent rights with respect to matters under this Agreement or the other Loan Documents, unless and until it is no longer a Non-Funding Lender. Accordingly, the Commitments and the aggregate unpaid principal amount of the Advances owing to any Non-Funding Lender shall be disregarded in the determination of the Required Lenders.

(d)

Neither the Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender (including, without limitation, a Non-Funding Lender) for any action taken or omitted to be taken by them in connection with amounts payable by the Borrower to a Non-Funding Lender and received by the Agent and applied in accordance with the provisions of this Agreement, save and except for the negligence or wilful misconduct of the Agent as determined by a final non- appealable judgment of a court of competent jurisdiction.

ARTICLE X - GUARANTEE

10.01	Guarantee

Each Guarantor hereby unconditionally, absolutely and irrevocably guarantees the full and punctual payment to the Agent and the Lenders as and when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all of the Obligations of the Borrower in the same currency as the currency of such Obligations, whether for principal, interest, fees, expenses, indemnities or otherwise.

10.02	Nature of Guarantee

The agreement of each Guarantor under Section 10.01 shall in all respects be a continuing, absolute, unconditional and irrevocable guarantee of payment when due and not of collection, and shall remain in full force and effect until all Obligations (if applicable, of the other Borrower) have been paid in full, all of its obligations under this ARTICLE X have been paid in full and any and all commitments, actual or contingent, of the Agent and the Lenders to the Borrower have been permanently terminated. Each Guarantor guarantees that the Obligations (if applicable, of the other Borrower) will be paid strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent and the Lenders with respect thereto (provided it shall not be in breach of any such law, regulation or order by doing so).

10.03	Liability Not Lessened or Limited

Subject to the provisions hereof, the liability of the Guarantors under this ARTICLE X shall be absolute, unconditional and irrevocable irrespective of, and without being lessened or limited by:

(a)	any lack of validity, legality, effectiveness or enforceability of any of the agreements or instruments evidencing any of the Obligations of the Borrower;

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(b)	the failure of the Agent or any Lender:

(i)

to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Person (including any other guarantor) under the provisions of any of the agreements or instruments evidencing any of the Obligations of the Borrower, or otherwise, or

(ii)	to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Obligations of the Borrower;

(c)

any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower, or any other extension, compromise, indulgence or renewal of any Obligations of the Borrower;

(d)

any reduction, limitation, variation, impairment, discontinuance or termination of the Obligations of the Borrower for any reason (other than by reason of any payment which is not required to be rescinded), including any claim of waiver, release, discharge, surrender, alteration or compromise, and shall not be subject to (and the Borrower hereby waive any right to or claim of) any defence or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Obligations of the Borrower or otherwise (other than by reason of any payment which is not required to be rescinded);

(e)

any amendment to, rescission, waiver or other modification of, or any consent to any departure from, any of the terms of any of the agreements or instruments evidencing any of the Obligations of the Borrower or any other guarantees or security;

(f)

any addition, exchange, release, discharge, renewal, realization or non- perfection of any collateral security for the Obligations of the Borrower or any amendment to, or waiver or release or addition of, or consent to departure from, any other guarantee held by the Agent or any Lender as security for any of the Obligations of the Borrower;

(g)

the loss of or in respect of or the unenforceability of any other guarantee or other security which the Agent or any Lender may now or hereafter hold in respect of the Obligations of the Borrower, whether occasioned by the fault of the Agent or any Lender or otherwise;

(h)

any change in the name of the Borrower or any Guarantor, its Constating Documents, including the articles of incorporation, partnership agreement, capital structure, capacity or constitution of any such Credit Party, the bankruptcy or insolvency of any Credit Party, the sale of any or all of the business or assets of any Credit Party or any Credit Party being consolidated, merged or amalgamated with any other Person;

(i)	any payment received on account of the Obligations of the Borrower by the Agent or any Lender that it is obliged to repay pursuant to any Applicable Law or for any other reason; or

(j)	any other circumstance which might otherwise constitute a defence available to, or a legal or equitable discharge of, the Borrower, any surety or any guarantor.

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10.04	Agent not Bound to Exhaust Recourse

The Agent shall not be bound to pursue or exhaust its recourse against the Borrower or others or any security or other guarantees it may at any time hold before being entitled to payment under this ARTICLE X from the Borrower or to enforce its rights against the Borrower under the Security to which the Borrower is a party.

10.05	Enforcement

Upon any of the Obligations of the Borrower becoming due and payable, each of the Guarantor shall, upon demand by the Agent, forthwith pay to the Agent in immediately available funds at the address of the Agent set forth herein the total amount of the Obligations of each of the Borrower and the Agent may forthwith enforce its rights against each of the Credit Parties under the Security to which each is a party and the Agent shall apply the sums so paid and realized in such manner as provided for herein. A written statement of the Agent as to the amount of the Obligations of the Borrower remaining unpaid to the Agent and the Lenders at any time shall be prima facie evidence against each Guarantor, absent manifest error, as to the amount of the Obligations of the Borrower remaining unpaid to the Agent and the Lenders at such time.

10.06	Guarantee in Addition to Other Security

The guarantees contained in this ARTICLE X shall be in addition to and not in substitution for any other guarantee or other security which the Agent may now or hereafter hold in respect of the Obligations of the Borrower, and the Agent shall be under no obligation to marshal in favour of the Borrower any other guarantee or other security or any moneys or other assets which the Agent may be entitled to receive or may have a claim upon.

10.07	Reinstatement

The guarantees contained in this ARTICLE X and all other terms of this ARTICLE X shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations of the Borrower is rescinded or must otherwise be returned or restored by the Agent or any Lender by reason of the insolvency, bankruptcy or reorganization of the Borrower or for any other reason not involving the gross negligence or wilful misconduct of the Agent or any Lender, all as though such payment had not been made.

10.08	Waiver of Notice, etc.

To the extent permitted by Applicable Law, each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of the Borrower and this Agreement.

10.09	Subrogation Rights

Except to the extent necessary to preserve their rights, none of the Guarantors will exercise any rights which it may acquire by way of subrogation under this Agreement, by any payment made hereunder or otherwise, until the prior satisfaction in full of all of the Obligations of the Borrower. Any amount paid to any Guarantor on account of any such subrogation rights prior to the satisfaction in full of all Obligations of the Borrower shall be held in trust for the benefit of the Agent and the Lenders and shall immediately be paid to the Agent and credited and applied against the Obligations of the Borrower, whether matured or unmatured; provided, however, that if:

(a)	any Guarantor has made payment to the Agent of all or any part of the Obligations of the Borrower, and

(b)	the Termination Date has occurred,

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the Agent agrees that, at such Guarantor’s request, the Agent will execute and deliver to such Guarantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations of the Borrower resulting from such payment by such Guarantor.

10.10	Postponement and Subordination of Claims

If and for so long as an Event of Default has occurred and is continuing, each Guarantor agrees to postpone any and all claims it may have against the Borrower to the claims of the Agent and the Lenders against the Borrower, and agrees to refrain from taking any action or commencing any proceeding against the Borrower or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise, to recover any amounts in respect of payments made hereunder to the Agent, although a Guarantor may take such actions as may be necessary to preserve their claims against the other Credit Parties. The Borrower agrees that, if and for so long as an Event of Default has occurred and is continuing, all indebtedness and liabilities owing by any Guarantor to the Borrower shall be subordinate and junior in right of payment to the payment in full, in cash or cash equivalents of all of the Obligations of the Borrower.   In the event any payments are made by a particular Guarantor in contravention of the preceding sentences, the relevant Guarantor shall hold the amount so received in trust for the Agent and the Lenders and shall forthwith pay such amount to the Agent.

10.11	Advances After Certain Events

All advances, renewals and credits made or granted by the Agent and the Lenders to or for the Borrower hereunder after the bankruptcy or insolvency of the Borrower, but before the Agent and the Lenders have received notice thereof, shall be deemed to form part of the Obligations of the Borrower, and all advances, renewals and credits obtained from the Agent and the Lenders by or on behalf of the Borrower hereunder shall be deemed to form part of the Obligations of the Borrower, notwithstanding any lack or limitation of power, incapacity or disability of the Borrower or of the directors or agents thereof and notwithstanding that the Borrower may not be a legal entity and notwithstanding any irregularity, defect or informality in the obtaining of such advances, renewals or credits, whether or not the Agent and the Lenders have knowledge thereof.

ARTICLE XI - CBA MODEL PROVISIONS

11.01	CBA Model Provisions Incorporated by Reference

The CBA Model Provisions (except for the footnotes contained therein) form part of this Agreement and are incorporated herein by reference, subject to the following variations:

(a)

Each term set out below which is used as a defined term in the CBA Model Provisions shall be deemed to have been replaced as set out below; and for greater certainty the said replacement term shall have the meaning ascribed thereto in Section 1.01 of this Agreement:

•	"Administrative Agent" shall be replaced by "Agent";
•	"Applicable Percentage" shall be replaced by "Proportionate Share";
•	"Borrower" shall mean all or any of the Borrower as the context requires;
•	"Loans" shall be replaced by "Advances";
•	"Obligors" shall be replaced by "Companies"; and
•	"Provisions" shall be replaced by "CBA Model Provisions".

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(b)

Paragraph (c) of the defined term “Applicable Law” is deleted and replaced with the following: “(c) any regulatory policy, practice, request, guideline or directive, but if any of the foregoing shall not have the force of law, it shall only constitute Applicable Law to the extent compliance therewith is generally regarded as mandatory by the Persons to whom it applies or is addressed or in accordance with prudent industry practice; or The defined term “Excluded Taxes” is deleted and replaced with the following: “Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) taxes imposed on or measured by its net income or capital, and franchise taxes imposed on it (in lieu of net income taxes), (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes; (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which the Lender is located; (c) any withholding tax payable as a result of such Lender not dealing at arm’s length for the purposes of the Income Tax Act (Canada) (“ITA”) with the Borrower or applicable Guarantor (other than where the non- arm’s length relationship arises from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received, perfected or enforced a security interest under, engaged in any other transaction pursuant to or enforced this agreement or any other Document); (d) any withholding tax payable as a result of the Lender being a “specified non- resident shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada) or not dealing at arm’s length with, a “specified shareholder” of the Borrower (as defined) for purposes of subsection 18(5) of the ITA. For greater certainty, for purposes of (c) above, a withholding tax includes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the ITA or any successor provision thereto.

(c)	The defined term "Foreign Lender" in the CBA Model Provisions does not include a lender that is resident under the laws of Canada for purposes of the Income Tax Act, Canada.

(d)

"Pro rata share", "rateably" and similar terms in the CBA Model Provisions shall have the meaning ascribed to the term "Proportionate Share" as defined in Section 1.01 of this Agreement, if the context requires.

(e)

Section 3.2(c) in the CBA Provisions shall be amended such that the Companies shall be required to jointly and severally indemnify (except to the extent such indemnification would contravene any limitations specified in the guarantee provided by the relevant Credit Party to reflect Applicable Law) the Agent and each Lender. In addition, Section 3.2(c) shall be amended by adding the following sentence to the end thereof: “Notwithstanding the foregoing, the Borrower shall not be obliged to indemnify the Agent or any Lender to the extent any Indemnified Taxes or Other Taxes become payable as a result of the gross negligence or wilful misconduct of the Agent or such Lender”.

(f)	In the third line of subsection 7.7(1) of the CBA Model Provisions, the phrase "…in consultation with the Borrower…" is hereby amended to read "…upon notice to the Borrower…".

(g)	Section 9(b) shall not apply to claims made by a Lender in connection with disputes solely between the Agent and the Lenders.
(h)	Section 9(d) shall be amended by adding to the end thereof “,unless such damages result from the gross negligence or wilful misconduct of such Indemnitee”.

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(i)	In the fourth and fifth lines of Section 10(a) of the CBA Model Provisions, the following phrase is hereby deleted "hereunder without the prior written consent of the Agent and each Lender ".

(j)

In the eleventh and twelfth lines of Section 10(b)(i) of the CBA Model Provisions, the phrase "$5,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility" is replaced with the amount "$500,000".

(k)

In addition to the restrictions contained in Section 10(b) of the CBA Model Provisions relating to the ability of Lenders to assign their Commitments in whole or in part, if a Lender proposes to assign less than its entire Commitment under Facility A, it may do so only if it retains a Commitment under Facility A in a principal amount of at least One Million Dollars ($1,000,000).

(l)

The parties hereby acknowledge and agree that the indemnity contained in clause 9(b) (iii) of the CBA Model Provisions is in addition to and not in substitution for the indemnity contained in Section 12.04 of this Agreement.

(m)	In the seventeenth line of Section 9(b) of the CBA Model Provisions, the phrase “Release of Hazardous Materials” is hereby amended to read “release of Hazardous Materials”.

(n)

In the third line of Section 14 of the CBA Model Provisions, the phrase “…its Affiliates and its and its Affiliates’ respective partners…” is hereby amended to read “…its Affiliates and its Affiliates’ respective partners…”.

11.02	Inconsistencies with CBA Model Provisions

To the extent that there is any inconsistency between a provision of this Agreement and a provision of the CBA Model Provisions, the provision of this Agreement shall govern. For greater certainty, a provision of this Agreement and a provision of the CBA Model Provisions shall be considered to be inconsistent if both relate to the same subject-matter and the provision in the CBA Model Provisions imposes more onerous obligations or restrictions than the corresponding provision in this Agreement.

ARTICLE XII - GENERAL

12.01	Waivers

The failure or delay by the Agent or any Lender in exercising any right or privilege with respect to the non-compliance with any provisions of this Agreement by any Credit Parties and any course of action on the part of the Agent or any Lender, shall not operate as a waiver of any rights of the Agent or such Lender unless made in writing by the Agent or such Lender. Any such waiver shall be effective only in the specific instance and for the purpose for which it is given and shall not constitute a waiver of any other rights and remedies of the Agent or such Lender with respect to any other or future non-compliance.

12.02	Expenses; Debit Authorization

Whether or not the transactions contemplated by this Agreement are completed or any Advance has been made, the Borrower agree to pay on demand by the Agent from time to time all reasonable expenses incurred by the Agent on behalf of the Lenders in connection with this Agreement, the Security and all documents contemplated hereby, specifically including: reasonable expenses incurred by the Agent on behalf of the Lenders in respect of due diligence, appraisals, insurance consultations, credit reporting and responding to demands of any Governmental Authority, reasonable legal expenses

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incurred by the Agent on behalf of the Lenders in connection with the preparation and interpretation of this Agreement and the Security and the administration of Facility A generally, including the preparation of waivers and partial discharges of Security; and all reasonable legal expenses incurred by the Agent on behalf of the Lenders in connection with the protection and enforcement of the Security. The Borrower hereby authorizes the Agent to debit any account maintained by it with the Agent, and to set off and compensate against any and all accounts, credits and balances maintained by it with the Agent, in order to pay (i) any interest or other amounts payable by the Credit Parties from time to time pursuant to this Agreement when due; and (ii) any expenses referred to herein which are not paid by the Credit Parties within ten (10) days after delivery to them of a written request from the Agent for payment of such expenses. The Agent agrees to give written notice to the Credit Parties of any such debit promptly thereafter.

12.03	General Indemnity

In addition to any other liability of the Borrower hereunder, the Companies hereby agrees to indemnify and save harmless the Indemnitees from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable legal fees on a solicitor and his own client basis) of any kind or nature whatsoever (but excluding any consequential damages and damages for loss of profit) which may be imposed on, incurred by or asserted against the Indemnitees (except to the extent arising from the negligence or wilful misconduct of such Indemnitees) which relate to or arise out of or result from:

(a)

any failure by the Borrower to pay and satisfy its obligations hereunder including, without limitation, any costs or expenses incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by the Lenders to fund or maintain Facility A or as a result of the Borrower's failure to take any action on the date required hereunder or specified by it in any notice given hereunder;

(b)	any investigation by Governmental Authorities or any litigation or other similar proceeding related to any use made or proposed to be made by the Borrower of the proceeds of any Advance; and

(c)	any instructions given to any Lender to stop payment on any cheque issued by the Borrower or to reverse any wire transfer or other transaction initiated by such Lender at the request of the Borrower;

provided, however, that such indemnity shall not be available to any Indemnitee to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (i) are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Indemnitee or (ii) result from a claim brought by the Credit Parties against any Indemnitee for breach in bad faith of such Indemnitee's obligations under any Loan Document.

12.04	Environmental Indemnity

In addition to any other liability of the Borrower hereunder, each Companies hereby agrees to indemnify and save harmless the Indemnitees from and against:

(a)	any losses suffered by them for, in connection with, or as a direct or indirect result of, the failure of any of the Companies to comply with all Requirements of Environmental Law;

(b)

any losses suffered by the Indemnitees for, in connection with, or as a direct or indirect result of, the presence of any Hazardous Material situated in, on or under any Real Property owned by any of the Companies or upon which they on business; and

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(c)

any and all liabilities, losses, damages, penalties, expenses (including reasonable legal fees) and claims which may be paid, incurred or asserted against the Indemnitees for, in connection with, or as a direct or indirect result of, any legal or administrative proceedings with respect to the presence of any Hazardous Material on or under any Owned Property or upon which they carry on business, or the discharge, emission, spill, radiation or disposal by any of them of any Hazardous Material into or upon any Land, the atmosphere, or any watercourse or body of water; including the costs of defending and/or counterclaiming or claiming against third parties in respect of any action or matter and any cost, liability or damage arising out of a settlement entered into by the Indemnitees of any such action or matter;

except to the extent arising from the negligence or wilful misconduct of such Indemnitees. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

12.05	Survival of Certain Obligations despite Termination of Agreement

The termination of this Agreement shall not relieve any Credit Party from its obligations to the Agent and the Lenders arising prior to such termination, such as obligations arising as a result of or in connection with any breach by it of this Agreement, any failure by it to comply with this Agreement or the inaccuracy of any representations and warranties made or deemed by it to have been made prior to such termination, and obligations arising pursuant to all indemnity obligations contained herein. Without limiting the generality of the foregoing, the obligations of the Credit Parties to the Agent and the Lenders arising under or in connection with Sections

12.03 and 12.04 of this Agreement and Section 3.2 of the CBA Model Provisions shall continue in full force and effect despite any termination of this Agreement.

12.06	Interest on Unpaid Costs and Expenses

If the Borrower fails to pay when due any amount in respect of costs or expenses or any other amount required to be paid by it hereunder (other than principal or interest on any Advance), it shall pay interest on such unpaid amount from the time such amount is due until paid at the interest rate applicable to Canadian Prime Rate Loans under Facility A.

12.07	Notice

Without prejudice to any other method of giving notice, all communications provided for or permitted hereunder shall be in writing and given to the applicable addressee by prepaid private courier or by electronic mail to its address or email address and to the attention of the officer of the addressee as follows:

(a)	all communications to any Credit Party and Limited Guarantor c/o

Aphria Inc.

1 Adelaide Street East, Suite 2310 Toronto, Ontario

Attention: Carl Merton, Chief Financial Officer Facsimile:

Email: Carl.Merton@Aphria.com

and in the case of any communication alleging any Default or Event of Default or threatening enforcement action, with a copy to:

84.

Aphria Inc.

1 Adelaide Street East, Suite 2310 Toronto, Ontario

Attention: Christelle Gedeon, Chief Legal Officer Facsimile:

Email: Christelle.Gedeon@Aphria.com

(b)	Draw Requests, Conversion Notices, Rollover Notices and Repayment Notices, to the Agent at the following address:

Bank of Montreal Agent Bank Services

250 Yonge Street, 11th Floor Toronto, Ontario

M5B 2L7

Attention: Manager, Agent Bank Services Facsimile: (416) 598-6218

- and -

Bank of Montreal

First Canadian Place, 100 King St. West, 18th Floor Toronto, Ontario

M5X 1A1

Attention:

Email:

(c)	all other communications to the Agent:

Bank of Montreal

100 King Street West, 18th Floor Toronto, Ontario

M5X 1A1

Attention:

Email:

(d)	to any Lender, at its address noted on Exhibit "A" attached hereto.

Any communication transmitted by prepaid private courier shall be deemed to have been validly and effectively given or delivered on the Business Day after which it is submitted for delivery. Any communication transmitted by electronic transmission shall be deemed to have been validly and effectively given or delivered on the day on which it is transmitted, if transmitted on a Business Day on or before 5:00 p.m. (local time of the intended recipient), and otherwise on the next following Business Day. Any party may change its address for service by notice given in the foregoing manner.

12.08	Severability

Any provision of this Agreement which is illegal, prohibited or unenforceable in any jurisdiction, in whole or in part, shall not invalidate the remaining provisions hereof; and any such illegality, prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

85.

12.09	Further Assurances

Each Company shall, at its expense, promptly execute and deliver or cause to be executed and delivered to the Agent upon request, acting reasonably, from time to time all such other and further documents, agreements, opinions, certificates and instruments in compliance with this Agreement, or if necessary or desirable to more fully record or evidence the obligations intended to be entered into herein, or to make any recording, file any notice or obtain any consent.

12.10	Time of the Essence

Time shall be of the essence of this Agreement.

12.11	Promotion and Marketing

For the purpose of promotion and marketing each Credit Party hereby authorizes and consents to the reproduction, disclosure and use by the Lenders and the Agent of its name, identifying logo and Facility A to enable the Lenders to publish promotional "tombstones". Each Credit Party acknowledges and agrees that the Lenders shall be entitled to determine, in their sole discretion, whether to use such information; that no compensation will be payable by the Lenders or the Agent in connection therewith; and that the Lenders and the Agent shall have no liability whatsoever to it or any of its employees, officers, directors, affiliates or shareholders in obtaining and using such information as contemplated herein.

12.12	Entire Agreement; Waivers and Amendments to be in Writing

This Agreement supersedes all discussion papers, term sheets and other writings which may have been issued by the Agent or the Lenders prior to the date hereof relating to Facility A, which shall have no force or effect; and this Agreement and any other documents or instruments contemplated herein or therein shall constitute the entire agreement and understanding among the Borrower, the Lenders and the Agent relating to the subject-matter hereof. Subject to Section 9.01(b), no provision of this Agreement, or any other document or instrument in existence among the parties may be modified, waived or terminated except by an instrument in writing executed by the party against whom such modification waiver or termination is sought to be enforced.

12.13	Inconsistencies with Security

To the extent that there is any inconsistency between a provision of this Agreement and a provision of any document constituting part of the Security or other Loan Documents, the provision of this Agreement shall govern. For greater certainty, a provision of this Agreement and a provision of the Security shall be considered to be inconsistent if both relate to the same subject-matter and the provision in the Security imposes more onerous obligations or restrictions than the corresponding provision in this Agreement.

12.14	Confidentiality

The Credit Parties agree not to publicly disclose any information contained herein, including a copy of this Agreement, except (i) on a confidential basis to their respective officers, directors, employees, accountants, lawyers and other professional advisors; and (ii) to any bona fide prospective purchaser of the shares of the Parent or all or substantially all of the assets of the Credit Parties, provided that such Person executes and delivers a confidentiality agreement in form and substance acceptable to the Credit Parties). If any such disclosure is required pursuant to Applicable Law, the Credit Parties will provide at least two (2) Business Days' prior written notice to the Agent before making such disclosure if doing so would not cause any Credit Party to breach Applicable Law, and during such period the Agent and the Lenders acting reasonably may indicate to the Credit Parties which portions of such Loan

86.

Documents they wish not be disclosed in order to protect the rights of the Agent and the Lenders to maintain the confidentiality of information which the Agent and the Lenders believe is confidential and proprietary to the Agent and the Lenders. The Credit Parties shall comply with any such request unless such compliance would, in the good faith judgment of the Credit Parties and their legal counsel, contravene Applicable Law. The terms of this Section shall survive the termination of this Agreement.

12.15	Governing Law

This Agreement shall be interpreted in accordance with the laws of the Province of Ontario. Without prejudice to the right of the Agent and the Lenders to commence any proceedings with respect to this Agreement in any other proper jurisdiction, the parties hereby attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

12.16	Execution and Counterparts

This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original and which counterparts together shall constitute one and the same Agreement. This Agreement may be executed by pdf, and any signature contained hereon by pdf shall be deemed to be equivalent to an original signature for all purposes.

12.17	Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective successors and permitted assigns; "successors" includes any corporation resulting from the amalgamation of any party with any other corporation.

[The balance of this page is intentionally left blank; signature pages follow]

“SP - 1”

IN WITNESS OF WHICH, the Parties have duly executed this Agreement

AGENT

BANK OF MONTREAL, As Agent

Per:	/s/ Francois Wentzel
	Name:	Francois Wentzel
	Title:	Managing Director

Per:	/s/ Allen Benjamin
	Name:	Managing director
	Title:	Loan Syndications
We have the authority to bind the bank

[Signature Page to the Credit Agreement relating to 1974568 Ontario Limited]

“SP - 2”

IN WITNESS OF WHICH, the Parties have duly executed this Agreement

LENDERS

BANK OF MONTREAL, As Lender

Per:	/s/ Hassan Baig
	Name:	Hassan Baig
	Title:	Associate Director

Per:	/s/ Kyle Redford
	Name:	Kyle Redford
	Title:	Director
We have the authority to bind the bank

[Signature Page to the Credit Agreement relating to 1974568 Ontario Limited]

“SP - 3”

ATB FINANCIAL, As Lender

Per:	/s/ Max Herrera
	Name:	Max Herrera
	Title:	Senior Director

Per:	/s/ Christopher Hamel
	Name:	Christopher Hamel
	Title:	Portfolio Manager
We have the authority to bind the bank

[Signature Page to the Credit Agreement relating to 1974568 Ontario Limited]

“SP - 4”

FARM CREDIT CANADA, As Lender

Per:	/s/ Kent Cunnington
	Name:	Kent Cunnington
	Title:	Senior Corporate & Commercial Credit Manager

Per:
Name:
Title:
We have the authority to bind the bank

[Signature Page to the Credit Agreement relating to 1974568 Ontario Limited]

“SP - 5”

IN WITNESS OF WHICH, the Parties have duly executed this Agreement

BORROWER

1974568 ONTARIO LIMITED

Per:
Name:
Title:

Per:	/s/ Carl Merton
	Name:	Carl Merton
	Title:	CFO
I/We have authority to bind the Corporation

[Signature Page to the Credit Agreement relating to 1974568 Ontario Limited]

“SP - 6”

IN WITNESS OF WHICH, the Parties have duly executed this Agreement

LIMITED GUARANTOR

APHRIA INC.

Per:	/s/ Carl Merton
	Name:	Carl Merton
	Title:	CFO

Per:
Name:
Title:
I/We have authority to bind the corporation

[Signature Page to the Credit Agreement relating to 1974568 Ontario Limited]

“SP - 7”

IN WITNESS OF WHICH, the Parties have duly executed this Agreement

LIMITED GUARANTOR

APHRIA INC.

Per:
Name:
Title:

Per:	/s/ Christelle Gedeon
	Name:	Christelle Gedeon
	Title:	Chief Legal Officer
We have authority to bind the corporation

[Signature Page to the Credit Agreement relating to 1974568 Ontario Limited]

EXHIBIT “A” - LENDERS AND LENDERS' COMMITMENTS

Lender	Facility A	Total Commitment	%
Bank of Montreal	$35,000,000	$35,000,000	43.75%
ATB Financial	$25,000,000	$25,000,000	31.25%
Farm Credit Canada	$20,000,000	$20,000,000	25%
Total	$80,000,000	$80,000,000	100.00%

Lenders' Addresses for Service

Bank of Montreal

100 King Street West, 18th Floor Toronto, Ontario

M5X 1A1

Attention: Kyle Redford

Email: kyle.redford@bmo.com Fax No.416-360-7168

ATB Financial

585 8th Ave S.W, Suite 600 Calgary, Alberta

T2P 1G1

Attention: Max Herrera s Email: mherrera@atb.com

Farm Credit Canada

835 Southdale Road West London, Ontario

N6P 0C6

Attention : Graham Legge

Email : graham.legge@fcc-fac.ca Fax : 519-652-3670

EXHIBIT “B” - DRAW REQUEST

To:Bank of Montreal, as Agent

This Draw Request is delivered pursuant to the credit agreement made among 1974568 Ontario Limited, as Borrower, the Guarantors from time to time party thereto, the Limited Guarantor, Bank of Montreal as administrative agent and the Lenders from time to time thereunder, dated as of November 29, 2019 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the "Credit Agreement"). Terms used herein as defined terms shall have the respective meanings ascribed in the Credit Agreement, unless otherwise defined.

1.	The undersigned Borrower hereby requests an Advance as follows:

(a)	purpose of Advance:

(b)	Facility:

(c)	date of Advance:

(d)	amount of Advance:

(e)	Availment Option:

(f)	if Availment Option is a Bankers' Acceptance or BA Equivalent Loan,

indicated period requested:

(g)	Bank account into which Advance is to be

deposited (or attach payment instructions):

2.	The undersigned Borrower hereby certifies that:

(a)

the representations and warranties in Section 4.01 of the Credit Agreement are true and correct in all material respects on the date hereof and will continue to be true and correct on the date of the requested Advance, in each case except for any such representations and warranties which are expressly stated in the Credit Agreement to have been made only as at the date of the Credit Agreement; and

(b)

no Default, Event of Default or Material Adverse Change has occurred and is continuing on the date hereof, nor shall the making of the requested Advance result in the occurrence of a Default, Event of Default or Material Adverse Change.

Dated this                  day of                      ,                 .

☐

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT “C - ROLLOVER NOTICE

To:Bank of Montreal, as Agent

This Rollover Notice is delivered pursuant to the credit agreement made among 1974568 Ontario Limited, as Borrower, the Guarantors from time to time party thereto, the Limited Guarantor, Bank of Montreal as administrative agent and the Lenders from time to time thereunder, dated as of November 29, 2019 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the "Credit Agreement"). Terms used herein as defined terms shall have the respective meanings ascribed in the Credit Agreement, unless otherwise defined.

1.	The undersigned Borrower hereby requests a Rollover as follows:

(a)	Facility
(b)	Availment Option to be rolled over:
(c)	amount of maturing Advance:
(d)	date of maturing Advance:
(e)	Availment Option requested:
(f)	if Availment Option is a Bankers' Acceptance or BA Equivalent Loan, indicated period requested:

2.	The undersigned Borrower hereby certifies that:

(a)

the representations and warranties in Section 3.01 of the Credit Agreement are true and correct in all material respects on the date hereof and will continue to be true and correct on the date of the requested Rollover, in each case except for any such representations and warranties which are expressly stated in the Credit Agreement to have been made only as at the date of the Credit Agreement; and

(b)

no Default, Event of Default or Material Adverse Change has occurred and is continuing on the date hereof, nor shall the making of the requested Rollover result in the occurrence of a Default, Event of Default or Material Adverse Change.

Dated this                day of                           ,              .

☐

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT “D” - CONVERSION NOTICE

To:Bank of Montreal, as Agent

This Conversion Notice is delivered pursuant the credit agreement made among 1974568 Ontario Limited, as Borrower, the Guarantors from time to time party thereto, the Limited Guarantor, Bank of Montreal as administrative agent and the Lenders from time to time thereunder, dated as of November 29, 2019 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the "Credit Agreement"). Terms used herein as defined terms shall have the respective meanings ascribed in the Credit Agreement, unless otherwise defined.

1.	The undersigned Borrower hereby requests a Conversion as follows:

(a)	Facility
(b)	Availment Option to be converted:
(c)	amount of maturing Advance:
(d)	date of maturing Advance:
(e)	Availment Option requested:
(f)	if Availment Option is a Bankers' Acceptance or BA Equivalent Loan, indicated period requested:

2.	The undersigned Borrower hereby certifies that:

(a)

the representations and warranties in Section 3.01 of the Credit Agreement are true and correct in all material respects on the date hereof and will continue to be true and correct on the date of the requested Conversion, in each case except for any such representations and warranties which are expressly stated in the Credit Agreement to have been made only as at the date of the Credit Agreement; and

(b)

no Default, Event of Default or Material Adverse Change has occurred and is continuing on the date hereof, nor shall the making of the requested Conversion result in the occurrence of a Default, Event of Default or Material Adverse Change.

Dated this            day of                       ,                    .

☐

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT “E” - REPAYMENT NOTICE

To:Bank of Montreal, as Agent

This Repayment Notice is delivered pursuant to the credit agreement made among 1974568 Ontario Limited, as Borrower, the Guarantors from time to time party thereto, the Limited Guarantor, Bank of Montreal as administrative agent and the Lenders from time to time thereunder, dated as of November 29, 2019 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the "Credit Agreement"). Terms used herein as defined terms shall have the respective meanings ascribed in the Credit Agreement, unless otherwise defined.

1.	The undersigned Borrower hereby commits to make a Repayment as follows:

(a)	Facility:

(b)	date of Repayment:

(c)	amount of Repayment:

(d)	type of Availment Option to be repaid:

Dated this                     day of                     ,                      .

☐

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT F - COMPLIANCE CERTIFICATE

To:Bank of Montreal, as Agent

This Compliance Certificate is delivered pursuant to the credit agreement made among 1974568 Ontario Limited, as Borrower, the Guarantors from time to time party thereto, the Limited Guarantor, Bank of Montreal as administrative agent and the Lenders from time to time thereunder, dated as of November 29, 2019 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”) Terms used herein as defined terms shall have the respective meanings ascribed in the Credit Agreement, unless otherwise defined. This Compliance Certificate relates to the [Fiscal Quarter/Fiscal Year] ended. The undersigned Senior Officer of the Borrower hereby certifies on its behalf and without personal liability that:

1.	Appendix F-2 is a report of all Distributions made by the Credit Parties during the Fiscal Quarter ended . [Section 5.02(c) and 5.02(f)]

2.

The following are the financial ratios in respect of the Credit Parties, calculated in accordance with the provisions of the Credit Agreement, as at the end of the Fiscal Quarter/Fiscal Year ended                           (Appendix F-1 containing calculations is attached): [Section 5.03]

(a)	Per the Minimum Liquidity covenant, the Parent’s current liquidity is:

Unrestricted cash and Cash Equivalents:                                ; less all current

liabilities:                                      ; less

equals:                                         .

Note: May not be less than $22,000,000 at any time

(b)

The ratio of Total Funded Debt to Tangible Net Worth ratio is                       determined as follows [Notes—(i) delete if after the Conversion Date and (ii) prior to the Conversion Date; it may not exceed 1.00 to 1.00 at any time];

Total Funded Debt:                      ; divided by

Tangible Net

Worth:                                           ;

equals:                             .

(c)	The Fixed Charge Coverage ratio is , determined as follows: [Note—(i) delete if prior to the Conversion Date and (ii) on and after the Conversion Date; may not be less than 1.25 to 1]:

EBITDA:                              ; less Cash

Taxes:                                               ; less

Distributions paid in cash:                              ; less

Capital Expenditures not financed by Permitted Funded Debt:                              ;

equals:                             ; divided by

Funded Debt Service:

equals:                                                           .

(d)	The Total Funded Debt to EBITDA ratio is , determined as follows [Note—(i) delete if before the Conversion Date and (ii) on and after the Conversion Date may not exceed 2.75 to 1]:

Total Funded Debt:                              ; divided by

EBITDA:                              ;

equals:                              .

2.

Appendix F-3 is a report of all insurance proceeds received by the Credit Parties in respect of Property during the Fiscal Quarter ended                             . The aggregate net cash proceeds received from all such insurance during such Fiscal Quarter was                             $                             . [Section 2.04(c)(i) and Section 6.07]

3.

Appendix F-4 is a report of all of debt issuances and equity issuances of the Credit Parties during the Fiscal Quarter ended                                      . The aggregate net cash proceeds received from the Credit Parties from the raising of capital by way of equity or Funded Debt (excluding Permitted Funded Debt) during such Fiscal Quarter was                                      $                                      . [Section 2.04(c)(ii)]

4.	The aggregate liability for Purchase Money Security Interests incurred or assumed by the Credit Parties as at the end of the Fiscal Quarter ended was $

                                      and for the Fiscal Year                                      to date as at the said Fiscal Quarter End was $                                                                            [Definition of Permitted Purchase-Money Security Interests]

5.

Schedule 4.01(b) (Corporate Information) attached is an update of Schedule 4.01(b) to the Credit Agreement as at the Period End setting forth all information required by Section 4.01(b) of the Credit Agreement [OR There has been no change to the information contained in the version of Schedule 4.01(b) (Corporate Information) to the Credit Agreement]

6.

Schedule 4.01(h) (Material Permits) attached is an update of Schedule 4.01(h) to the Credit Agreement as at the Period End setting forth all information required by Section 4.01(h) of the Credit Agreement [OR There has been no change to the information contained in the version of Schedule 4.01(h) (Material Permits) to the Credit Agreement]

7.

Schedule 4.01(i) (Cannabis Investments) attached is an update of Schedule 4.01(i) to the Credit Agreement as at the Period End setting forth all information required by Section 4.01(i) of the Credit Agreement [OR There has been no change to the information contained in the version of Schedule 4.01(i) (Cannabis Investments) to the Credit Agreement]

8.

Schedule 4.01(j) (Specific Permitted Liens) attached is an update of Schedule 4.01(j) to the Credit Agreement as at the Period End setting forth all information required by Section 4.01(j) of the Credit Agreement [OR There has been no change to the information contained in the version of Schedule 4.01(j) (Specific Permitted Liens) to the Credit Agreement]

9.

Schedule 4.01(k)(Owned Properties) attached is an update of Schedule 4.01(k) to the Credit Agreement as at the Period End setting forth all information required by Section 4.01(k) of the Credit Agreement [OR There has been no change to the information contained in the version of Schedule 4.01(k) (Owned Properties) to the Credit Agreement]

10.

Schedule 4.01(l) (Material Leased Properties) attached is an update of Schedule 4.01(l) to the Credit Agreement as at the Period End setting forth all information required by Section 4.01(l) of the Credit Agreement [OR There has been no change to the information contained in the version of Schedule 4.01(l) (Material Leased Properties) to the Credit Agreement]

11.

Schedule 4.01(m) (Intellectual Property) attached is an update of Schedule 4.01(m) to the Credit Agreement as at the Period End setting forth all information required by Section 4.01(m) of the Credit Agreement [OR There has been no change to the information contained in the version of Schedule 4.01(m) (Intellectual Property) to the Credit Agreement]

12.

Schedule 4.01(o) (Material Agreements) attached is an update of Schedule 4.01(o) to the Credit Agreement as at the Period End setting forth all information required by Section 4.01(o) of the Credit Agreement [OR There has been no change to the information contained in the version of Schedule 4.01(o) (Material Agreements) to the Credit Agreement]

13.

Schedule 4.01(p) (Labour Agreements) attached is an update of Schedule 4.01(p) to the Credit Agreement as at the Period End setting forth all information required by Section 4.01(p) of the Credit Agreement [OR There has been no change to the information contained in the version of Schedule 4.01(p) (Labour Agreements) to the Credit Agreement]

14.

Schedule 4.01(q) (Environmental Matters) attached is an update of Schedule 4.01(q) to the Credit Agreement as at the Period End setting forth all information required by Section 4.01(q) of the Credit Agreement [OR There has been no change to the information contained in the version of Schedule 4.01(q) (Environmental Matters) to the Credit Agreement]

15.

Schedule 4.01(r) (Litigation) attached is an update of Schedule 4.01(r) to the Credit Agreement as at the Period End setting forth all information required by Section 4.01(r) of the Credit Agreement [OR There has been no change to the information contained in the version of Schedule 4.01(r) (Litigation) to the Credit Agreement]

16.

Schedule 4.01(s) (Pension Plans) attached is an update of Schedule 4.01(s) to the Credit Agreement as at the Period End setting forth all information required by Section 4.01(s) of the Credit Agreement [OR There has been no change to the information contained in the version of Schedule 4.01(s) (Pension Plans) to the Credit Agreement]

17.	The foregoing information and all information contained in the enclosures and Schedules and Appendices attached or referred to therein is true, correct and complete;

18.

The representations and warranties in Section 4.01 of the Credit Agreement are true and correct in all material respects on the date hereof, in each case except for any such representations and warranties which are expressly stated in the Credit Agreement to have been made only as at the date of the Credit Agreement; and

19.	No Default, Event of Default or Material Adverse Change has occurred and is continuing on the date hereof.

Dated this                                      day of                                      ,                                      .

Name:

Title:

EXHIBIT “G” - FORM OF BA EQUIVALENT NOTE

[insert date]

FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of [name of Non-BA Lender] at its office at [insert address from Credit Agreement], the sum of

                                      Dollars ($                                      ) in lawful money of Canada on [insert date of maturity].

Dated this                                      day of                                      ,                                      .

[<>]

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT “H” - CBA MODEL PROVISIONS

CBA MODEL PROVISIONS

The attached model credit agreement provisions, which have been revised under the direction of the Canadian Bankers' Association Secondary Loan Market Specialist Group from provisions prepared by The Loan Syndications and Trading Association, Inc., form part of this Agreement, except for the footnotes to the model credit agreement provisions and subject to the following variations:

MODEL CREDIT AGREEMENT PROVISIONS

1.	Definitions

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agreement" means the credit agreement of which these Provisions form part.

"Applicable Law" means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award;

(c) any regulatory policy, practice, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person, in each case whether or not having the force of law.

"Applicable Percentage" means with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be the percentage of the total outstanding Loans and participations in respect of Letters of Credit represented by such Lender's outstanding Loans and participations in respect of Letters of Credit.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any Applicable Law by any Governmental Authority.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have corresponding meanings.

"Default" means any event or condition that constitutes an Event of Default or that would constitute an Event of Default except for satisfaction of any condition subsequent required to make the event or condition an Event of Default, including giving of any notice, passage of time, or both.

"Eligible Assignee" means any Person (other than a natural Person, any Obligor or any Affiliate of an Obligor), in respect of which any consent that is required by Section 10(b) has been obtained.

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of an Obligor hereunder, (a) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which the Lender is located and (c) in the case of a Foreign Lender (other than (i) an assignee pursuant to a request by the Borrower under Section 3.3(b), (ii) an assignee pursuant to an Assignment and Assumption made when an Event of Default has occurred and is continuing or (iii) any other assignee to the extent that the Borrower has expressly agreed that any withholding tax shall be an Indemnified Tax), any withholding tax that (A) is not imposed or assessed in respect of a Loan that was made on the premise that an exemption from such withholding tax would be available where the exemption is subsequently determined, or alleged by a taxing authority, not to be available and (B) is required by Applicable Law to be withheld or paid in respect of any amount payable hereunder or under any Loan Document to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 3.2(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from an Obligor with respect to such withholding tax pursuant to Section 3.2(a). For greater certainty, for purposes of item (c) above, a withholding tax includes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the Income Tax Act (Canada) or any successor provision thereto.1

"Foreign Lender" means any Lender that is not organized under the laws of the jurisdiction in which the Borrower is resident for tax purposes and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Loan Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For purposes of this definition Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"Governmental Authority" means the government of Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supranational bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

1 Please note that this definition of "Excluded Taxes" will result in Foreign Lenders not being grossed up for withholding taxes that exist at the time of execution and delivery of the Credit Agreement, except in the circumstances specified. If a loan is intended to be exempt from withholding tax as a "5/25" structure or otherwise, this premise should be specified in the Credit Agreement.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Issuing Bank" means the Person named elsewhere in this Agreement2 as the issuer of Letters of Credit on the basis that it is "fronting" for other Lenders and not on the basis that it is the attorney of other Lenders to sign Letters of Credit on their behalf, or any successor issuer of Letters of Credit. For greater certainty, where the context requires, references to "Lenders" in these Provisions include the Issuing Bank.

"Loan" means any extension of credit by a Lender under this Agreement, including by way of bankers' acceptance or LIBO Rate Loan, except for any Letter of Credit or participation in a Letter of Credit.

"Obligors" means, collectively, the Borrower and each of the guarantors of the Borrower's obligations that are identified elsewhere in this Agreement.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Participant" has the meaning assigned to such term in Section 10(d).

"Person" means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Provisions" means these model credit agreement provisions.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

2.	Terms Generally

(1)

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.   The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) unless otherwise expressly stated, all references in these Provisions to Articles, Sections, Exhibits and Schedules shall be construed to refer to

2 Ensure that the Credit Agreement identifies the Issuing Bank or indicates that there is none.

Articles and Sections of, and Exhibits and Schedules to, these Provisions, but all such references elsewhere in this Agreement shall be construed to refer to this Agreement apart from these Provisions, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(2)

If there is any conflict or inconsistency between these Provisions and the other terms of this Agreement, the other terms of this Agreement shall govern to the extent necessary to resolve the conflict or inconsistency.

3.	Yield Protection

3.1	Increased Costs

(a)	Increased Costs Generally. If any Change in Law shall:

(i)

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)

subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for Indemnified Taxes or Other Taxes covered by Section 3.2 and the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

(iii)	impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)

Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or the Letters of Credit issued or participated in by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(c)

Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)

Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

3.2	Taxes.

(a)

Payments Subject to Taxes. If any Obligor, the Administrative Agent, or any Lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of an Obligor hereunder or under any other Loan Document, then (i) the sum payable shall be increased by that Obligor when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Obligor shall make any such deductions required to be made by it under Applicable Law and (iii) the Obligor shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)

Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)

Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)

Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Obligor to a Governmental Authority, the Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)

Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, at the request of the Borrower, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, (a) any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements, and (b) any Lender that ceases to be, or to be deemed to be, resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) or any successor provision thereto shall within five days thereof notify the Borrower and the Administrative Agent in writing.

(f)

Treatment of Certain Refunds and Tax Reductions. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which an Obligor has paid additional amounts pursuant to this Section or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Borrower or Obligor, as applicable, an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Obligor under this Section with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all out-of- pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund). The Borrower or Obligor as applicable, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund or reduction to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

3.3	Mitigation Obligations: Replacement of Lenders.

(a)

Designation of a Different Lending Office. If any Lender requests compensation under Section 3.1, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2 , then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.2 , as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)

Replacement of Lenders[3]. If any Lender requests compensation under Section 3.1, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, if any Lender's obligations are suspended pursuant to Section 3.4 or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon 10 days' notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)	the Borrower pays the Administrative Agent the assignment fee specified in Section 10(b)(vi);

(ii)

the assigning Lender receives payment of an amount equal to the outstanding principal of its Loans and participations in disbursements under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)

in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)	such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.4	Illegality.

If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Loan (or to maintain its obligation to make any Loan), or to participate in, issue or maintain any Letter of Credit (or to maintain its obligation to participate in or to issue any Letter of Credit), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Loans, or take any necessary steps with respect to any Letter of Credit in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3 Please note that the Breakfunding section in the Credit Agreement should expressly include any amount payable as a result of an assignment required by this Section.

3.5	Inability to Determine Rates Etc.

If the Required Lenders determine that for any reason a market for bankers' acceptances does not exist at any time or the Lenders cannot for other reasons, after reasonable efforts, readily sell bankers' acceptances or perform their other obligations under this Agreement with respect to bankers' acceptances, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the Borrower's right to request the acceptance of bankers' acceptances shall be and remain suspended until the Required Lenders determine and the Agent notifies the Borrower and each Lender that the condition causing such determination no longer exists. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or that the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing, conversion or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

4.	Right of Setoff.

If an Event of Default has occurred and is continuing, each of the Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender has made any demand under this Agreement or any other Loan Document and although such obligations of the Obligor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff, consolidation of accounts and bankers' lien) that the Lenders or their respective Affiliates may have. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application. If any Affiliate of a Lender exercises any rights under this Section 4, it shall share the benefit received in accordance with Section 5 as if the benefit had been received by the Lender of which it is an Affiliate.

5.	Sharing of Payments by Lenders.

If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Loans and accrued interest thereon or other obligations hereunder greater than its pro rata share thereof as provided herein, then the Lender receiving such payment or other reduction shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)

if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

(ii)

the provisions of this Section shall not be construed to apply to (x) any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in disbursements under Letters of Credit to any assignee or participant, other than to any Obligor or any Affiliate of an Obligor (as to which the provisions of this Section shall apply); and

(iii)

the provisions of this Section shall not be construed to apply to (w) any payment made while no Event of Default has occurred and is continuing in respect of obligations of the Borrower to such Lender that do not arise under or in connection with the Loan Documents, (x) any payment made in respect of an obligation that is secured by a Permitted Lien or that is otherwise entitled to priority over the Borrower's obligations under or in connection with the Loan Documents, (y) any reduction arising from an amount owing to an Obligor upon the termination of derivatives entered into between the Obligor and such Lender, or (z) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender.

The Obligors consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

6.	Administrative Agent's Clawback

(a)

Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any advance of funds that such Lender will not make available to the Administrative Agent such Lender's share of such advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable advance available to the Administrative Agent, then the applicable Lender shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such advance. If the Lender does not do so forthwith, the Borrower shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon at the interest rate applicable to the advance in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Administrative Agent.

(b)

Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation.

7.	Agency.

7.1	Appointment and Authority.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Person identified elsewhere in this Agreement as the Administrative Agent4 to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Obligor shall have rights as a third party beneficiary of any of such provisions.

7.2	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Obligor or any Affiliate thereof as if such Person were not the Administrative Agent and without any duty to account to the Lenders.

7.3	Exculpatory Provisions.

(1)

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents5. Without limiting the generality of the foregoing, the Administrative Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents), but the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)

shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

4 Ensure that the Credit Agreement identifies the Administrative Agent for the purpose of this reference.

(2)

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the provisions of the Loan Documents) or (ii) in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Administrative Agent by the Borrower or a Lender.

(3)

Except as otherwise expressly specified in this Agreement, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

7.4	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.   The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

7.5	Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent and hold it harmless (to the extent not reimbursed by the Borrower), rateably according to its Applicable Percentage (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or the transactions therein contemplated. However, no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Administrative Agent's gross negligence or wilful misconduct.

7.6	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent from among the Lenders (including the Person serving as Administrative Agent) and their respective Affiliates. The Administrative Agent and any such sub- agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article and other provisions of this Agreement for the benefit of the Administrative Agent shall apply to any such sub-agent and to the Related

5 It is anticipated that the Credit Agreement will require the Borrower to be responsible for compliance with all requirements to maintain perfection of security.

Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

7.7	Replacement of Administrative Agent.

(1)

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender having a Commitment to a revolving credit if one or more is established in this Agreement and having an office in Toronto, Ontario or Montréal, Québec, or an Affiliate of any such Lender with an office in Toronto or Montréal. The Administrative Agent may also be removed at any time by the Required Lenders upon 30 days' notice to the Administrative Agent and the Borrower as long as the Required Lenders, in consultation with the Borrower, appoint and obtain the acceptance of a successor within such 30 days, which shall be a Lender having a Commitment to a revolving credit if one or more is established in this Agreement and having an office in Toronto or Montréal, or an Affiliate of any such Lender with an office in Toronto or Montréal.

(2)

If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications specified in Section 7.7(1), provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in the preceding paragraph.

(3)

Upon a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Administrative Agent, and the former Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in the preceding paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the termination of the service of the former Administrative Agent, the provisions of this Section 7 and of Section 9 shall continue in effect for the benefit of such former Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Administrative Agent was acting as Administrative Agent.

7.8	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

7.9	Collective Action of the Lenders.

Each of the Lenders hereby acknowledges that to the extent permitted by Applicable Law, any collateral security and the remedies provided under the Loan Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Administrative Agent upon the decision of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Administrative Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Administrative Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

7.10	No Other Duties. etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or holders of similar titles, if any, specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

8.	Notices: Effectiveness; Electronic Communication

(a)

Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as-provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses or telecopier numbers specified elsewhere in this Agreement6 or, if to a Lender, to it at its address or telecopier number specified in the Register or, if to an Obligor other than the Borrower, in care of the Borrower.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a business day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)

Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent7, provided that the foregoing shall not apply to notices to any Lender of Loans to be made or Letters of Credit to be issued if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)	Change of Address. Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

9.	Expenses; Indemnity: Damage Waiver[8]

(a)

Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out- of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out- of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

6 Ensure that the Credit Agreement contains the contact information referred to.

7 Administrative Agents may wish to prescribe procedures for electronic communications and disseminate those procedures to Lenders.

(b)

Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Obligor, or any Environmental Liability related in any way to any Obligor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by an Obligor and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Obligor has obtained a final and nonappealable judgment in its favour on such claim as determined by a court of competent jurisdiction, nor shall it be available in respect of matters specifically addressed in Sections 3.1, 3.2 and 9(a).

(c)

Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the other provisions of this Agreement concerning several liability of the Lenders.

8 A reference to this Section should be included in the Survival Section, if any, of the Credit Agreement.

(d)

Waiver of Consequential Damages. Etc. To the fullest extent permitted by Applicable Law, the Obligors shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)

Payments. All amounts due under this Section shall be payable promptly after demand therefore. A certificate of the Administrative Agent or a Lender setting forth the amount or amounts owing to the Administrative Agent, Lender or a sub- agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

10	Successors and Assigns

(a)

Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i)

except if an Event of Default has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consent to a lower amount (each such consent not to be unreasonably withheld or delayed);

(ii)

each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate credits on a non-pro rata basis;

(iii)

any assignment of a Commitment relating to a credit under which Letters of Credit may be issued must be approved by any Issuing Bank (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself already a Lender with a Commitment under that credit;

(iv)	any assignment must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) unless:

(A)	in the case of an assignment of a Commitment relating to a revolving credit, the proposed assignee is itself already a Lender with the same type of Commitment,
(B)	no Event of Default has occurred and is continuing, and the assignment is of a Commitment relating to a non-revolving credit that is fully advanced, or

(C)

the proposed assignee is a bank whose senior, unsecured, non- credit enhanced, Long Term Debt is rated at least A3, A- or A low by at least two of Moody's Investor Services Inc., Standard & Poor's, a division of The McGraw-Hill Companies, Inc. and Dominion Bond Rating Service Limited, respectively;

(v)

any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed) unless the proposed assignee is itself already a Lender with the same type of Commitment or a Default has occurred and is continuing; and

(vi)

the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in an amount specified elsewhere in this Agreement9 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3 and 9, and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

(c)

Register. The Administrative Agent shall maintain at one of its offices in Toronto, Ontario or Montréal, Québec a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)

Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, an Obligor or any Affiliate of an Obligor10) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4 as though it were a Lender, provided such Participant agrees to be subject to Section 5 as though it were a Lender.

(e)

Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 and 3.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.2(e) as though it were a Lender.

9 Ensure that the Credit Agreement specifies the amount of this fee.

(f)

Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, but no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11	Governing Law: Jurisdiction: Etc.

(a)

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province specified elsewhere in this Agreement11 and the laws of Canada applicable in that Province.

(b)

Submission to Jurisdiction. Each Obligor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province specified elsewhere in this Agreement, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c)

Waiver of Venue. Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10 Consideration should be given to the percentage of Lenders required to permit the sale of a participation to an Obligor or any Affiliate or Subsidiary of an Obligor.

11 Ensure that the Credit Agreement identifies the Province referred to here and in paragraph (b) immediately below.

13	Counterparts: Integration: Effectiveness: Electronic Execution

(a)

Counterparts: Integration: Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in the conditions precedent Section(s) of this Agreement, this Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)

Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

14.Treatment of Certain Information: Confidentiality

(1)

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative, credit-linked note or similar transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than an Obligor.

(2)

For purposes of this Section, "Information" means all information received in connection with this Agreement from any Obligor relating to any Obligor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to such receipt. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such Person normally makes available in the course of its business of assigning identification numbers.

(3)

In addition, and notwithstanding anything herein to the contrary, the Administrative Agent may provide the information described on Exhibit B concerning the Borrower and the credit facilities established herein to Loan Pricing Corporation and/or other recognized trade publishers of information for general circulation in the loan market.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan-transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: , as the administrative agent under the Credit Agreement.

5.Credit Agreement:[The [amount] Credit Agreement dated as of          among [name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans	CUSIP Number N/A
	$	$	%
	$	$	%
	$	$	%

[7.	Trade Date: _]

Effective Date:              ,20_ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

[NAME OF THE ADMINISTRATIVE AGENT], as
Administrative Agent

By:
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:
Title:

ANNEX 1 to Assignment and Assumption

[                              ]

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

REPRESENTATIONS AND WARRANTIES.

Assignor.

The Assignor (a) represents and warrants that (I) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Assignee.

The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section _     thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

PAYMENTS.

From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

GENERAL PROVISIONS.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law governing the Credit Agreement.

EXHIBIT B

LOAN MARKET DATA TEMPLATE

Recommended Data Fields — At Close

The items highlighted in bold are those that Loan Pricing Corporation (LPC) deem essential. The remaining items are those that LPC has seen become more prominent over time as transparency has increased in the U.S. Loan Market.

Company Level	Deal Specific	Facility Specific
Issuer Name	Currency/Amount	Currency/Amount
Location	Date	Type
SIC (Cdn)	Purpose	Purpose
Identification Number(s)	Financial Covenants	Term Out Option
Revenue		Expiration Date
	Target Company	Facility Signing Date
*Measurement of Risk	Assignment Language	Pricing
S&P Sr. Debt	Law Firms	Base Rate(s)
/Spread(s)/BA/LIBOR
S&P Issuer	MAC Clause	Initial Pricing Level
Moody's Sr. Debt	Springing lien	Pricing Grid (tied to, levels)
Moody's Issuer	Cash Dominion	Grid Effective Date
Fitch Sr. Debt	Mandatory Prepays	Fees
Fitch Issuer	Restrct'd Payments (Neg Covs)	also)

Participation Fee (tiered

S&P Implied (internal assessment)

DBRS

Other Restrictions	Working Capital Fee
Other Ratings	Annual Fee
*Industry Classification	Utilization Fee
Moody's Industry	LC Fee(s)
S&P Industry	BA Fee
Parent	Prepayment Fee
Financial Ratios	Other Fees to Market

Claim

Security Secured/Unsecured Collateral and Seniority of

Collateral Value

Guarantors

Lenders Names/Titles Lender Commitment ($) Committed/Uncommitted Distribution Method Amortization Schedule

Borrowing Base/Advance Rates New Money Amount

Country of Syndication

Facility Rating (Loss given default) S&P Bank Loan Moody's Bank Loan Fitch Bank Loan

DBRS

Other Ratings

* These items would be considered useful to capture from an analytical perspective

EXHIBIT “I” – AGREEMENT AND ACKNOWLEDGEMENT TO BE BOUND –NEW GUARANTOR

SUPPLEMENT TO CREDIT AGREEMENT NO. ☐ - AGREEMENT AND ACKNOWLEDGMENT TO BE BOUND

This Supplement to the Credit Agreement No. ☐ dated ☐ supplements the Credit Agreement (as hereinafter defined).

RECITALS:

(A)

Reference is made to the credit agreement made among 1974568 Ontario Limited, as Borrower, the Guarantors from time to time party thereto, the Limited Guarantor, Bank of Montreal as administrative agent and the Lenders from time to time thereunder, dated as of November 29, 2019 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the "Credit Agreement").

(B)

Section 6.02(c) of the Credit Agreement provides that additional Persons may from time to time after the date of the Credit Agreement become Guarantors under the Credit Agreement by executing and delivering to the Agent a supplemental agreement to the Credit Agreement in the form of this Supplement.

(C)

It is a condition to the Agent and the Lenders continuing to extend credit to the Borrowers under the Credit Agreement that the undersigned (the “New Guarantor”) become a Guarantor under the Credit Agreement by executing and delivering this Supplement to the Agent.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, the New Guarantor covenants and agrees with the Agent as follows:

1.	The New Guarantor has received a copy of, and has reviewed, the Credit Agreement and is executing and delivering this Supplement to the Agent pursuant to Section 6.02(c) of the Credit Agreement.

2.	Effective from and after the date this Supplement is executed and delivered to the Agent by the New Guarantor,

(a)

the New Guarantor is, and shall be deemed for all purposes to be, a Guarantor and Credit Party under the Credit Agreement with the same force and effect, and subject to the same agreements, representations, indemnities, liabilities, obligations as if the New Guarantor was, effective as of the date of this Supplement, an original signatory to the Credit Agreement as a Guarantor;

(b)

the New Guarantor agrees to be bound by all of the terms and conditions of the Credit Agreement applicable to Guarantors and Credit Parties, as such Credit Agreement may be amended, modified, supplemented or restated from time to time, as if it were an original signatory to the Credit Agreement; and

(c)	each reference to a Guarantor or Credit Party in the Credit Agreement shall be deemed to include the New Guarantor.

3.

The existing Credit Parties under the Credit Agreement acknowledge and agree that the New Guarantor shall be added as a Guarantor and that any necessary changes required to the Credit Agreement as a result of the addition of the New Guarantor shall be made mutatis mutandis.

4.

The New Guarantor represents and warrants to the Agent and the Lenders that (a) this Supplement has been duly authorized, executed and delivered by the New Guarantor and the Credit Agreement, as supplemented by this Supplement constitutes a legal, valid and binding obligation of the New Guarantor enforceable against the New Guarantor in accordance with its terms, (b) each of the representations and warranties made or deemed to have been made by it under the Credit Agreement as a Guarantor or Credit Party are true and correct on and as of the date of this Supplement, and (c) Schedules 4.01(b), (h), (i), (j), (k) (l) (m), (o), (p), (q), (r) and (s) to this Supplement accurately set out all information which would have been required to be disclosed on such Schedules to the Credit Agreement pursuant to the terms of the Credit Agreement had the New Guarantor been a Guarantor on the date of the execution and delivery of the Credit Agreement (it being understood and agreed, however, that the information furnished pursuant hereto by the New Guarantor is accurate as of the date of this Supplement rather than the date of the Credit Agreement).

5.	Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect, unamended.

6.

Capitalized terms used but not otherwise defined in this Supplement have the respective meanings given to such terms in the Credit Agreement. In this Supplement, the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”.

7.	This Supplement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

8.

This Supplement and the Credit Agreement shall be binding upon the New Guarantor and its successors. The New Guarantor shall not assign its rights and obligations under this Supplement or the Credit Agreement or any interest in this Supplement or the Credit Agreement without the prior written consent of the Agent.

9.	Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Supplement.

10.

The parties hereto shall from time to time and at all times do all such further acts and things and execute and deliver all such documents as are reasonably required in order to fully perform and carry out the terms of this Agreement.

11.	The provisions of this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

12.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or by e-mail in PDF format shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by its duly authorized representative(s) as of the date first above written.

☐
[New Guarantor]

Per:

Per:

Bank of Montreal
in its capacity as the Agent and for and on behalf of the Lenders

Per:
Name:
Title:

Per:
Name:
Title:

☐, as Borrower

Per:

Per:

[Signature Page to Guarantor Supplement to Credit Agreement]

☐, as existing Guarantors

Per:

Per:

☐, as existing Limited Guarantor

Per:

Per:

[Signature Page to Guarantor Supplement to Credit Agreement]

Schedule 4.01(b)

Corporate Information

I.	Present and Prior Names, Jurisdiction, Registered Office

Entity	Predecessor Names	Jurisdiction of Incorporation or Formation	Present Governing Jurisdiction	Registered Office
Aphria Inc.	Pure Natures Wellness Inc. Cannway Pharmaceuticals Inc.	Ontario	Ontario	1 Adelaide Street East, Suite 2310, Toronto, Ontario, Canada M5C 2E9
Black Sparrow Capital Corp.
2427745 Ontario Inc.
1974568 Ontario	N/A	Ontario	Ontario	245 Talbot Street
Limited				West, Suite 103,
Leamington,
Ontario, Canada
N8H 1N8

II.	Location of Assets, Bank Account, and Shareholdings of 1974568 Ontario Limited

Location of Assets	Ontario
Bank Account	Bank of Montreal – CAD 297 Erie Street South, Leamington, ON Transit Number 03442 Account Number 1995 174
Number and classes of issued and outstanding shares	20,000,000 common shares
Shareholders	Aphria Inc. – 10,200,000 common shares 2609733 Ontario Limited – 9,800,000 common shares

Schedule 4.01(h)

Material Permits

Licence No. LIC-KX10UDSC08-2019 issued by Health Canada to 1974568 Ontario Inc. in accordance with the Cannabis Act and Cannabis Regulations.

Schedule 4.01(i)

Cannabis Investments

Subsidiaries

Subsidiaries	Jurisdiction	Cannabis Touching
Broken Coast Cannabis Ltd	BC, Canada	Yes
LATAM Holdings Inc.	BC, Canada	No
Marigold Acquisitions Inc.	BC, Canada	No
MMJ International Investments Inc.	BC, Canada	No
Nuuvera Holdings Limited	Ontario, Canada	No
ARA-Avanti Rx Analytics Inc.	Ontario, Canada	Yes
MMJ Colombia Partners Inc.	Ontario, Canada	No
FL Group	Italy	Yes
Goodfields Supply Co. Ltd	United Kingdom	No
Hampstead Holdings Ltd	Bermuda	No
ABP, S.A.	Argentina	Yes
Nuuvera Deutchland GmbH	Germany	Yes
Aphria Deutchland GmbH	Germany	No
CC Pharma GmbH	Germany	Yes
CC Pharma Research and Development GmbH	Germany	Yes
Aphria Wellbeing GmbH	Germany	Yes
Marigold Projects Jamaica Limited	Jamaica	Yes
Nuuvera Malta Ltd	Malta	No
ASF Pharma Ltd	Malta	Yes
QSG Health Ltd.	Malta	Yes
ColCanna S.A.S	Colombia	Yes
CC Pharma Nordic ApS	Denmark	Yes
Aphria Terra S.R.L.	Italy	No
APL Aphria Portugal, Lda	Portugal	Yes
CannInvest Africa Ltd.	South Africa	Yes
Verve Dynamics Incorporated (PTY) Ltd.	Lesotho	Yes

Convertible Notes

Entity	Jurisdiction	Cannabis Touching
HydRx Farms (d/b/a Scientus Pharma)	Canada	Yes
Fire and Flower	Canada	Yes
10330698 Canada Ltd.(Starbuds)	Canada	Yes
High Tide Inc.	Canada	Yes

Equity Interests

Entity	Jurisdiction	Cannabis Touching
Althea Group Holdings Ltd.	Australia	Yes
Tetra Bio- Pharma Inc.	Canada	Yes
National Access Cannabis Corp.	Canada	Yes
Aleafia Health Inc.	Canada	Yes
Rapid Dose Therapeutics Inc.	Canada	Yes
Fire & Flower Inc.	Canada	Yes
High Tide Inc.	Canada	Yes
Resolve Digital Health Inc.	Canada	No
Green Acre Capital Fund I	Canada	No
Green Tank Holdings Corp.	Canada	No
IBBZ KranKahaus GmbH	Germany	No
Greenwell Brands GmbH	Germany	Yes
HierArchy Ventures Ltd.	Canada	Yes

Company

None.

Schedule 4.01(j)

Specific Permitted Liens

None.

Schedule 4.01(k)

Owned Properties

The lands and premises municipally known as 620 Essex County Road 14, Leamington, ON.

None.

Schedule 4.01(l)

Material Leased Properties

None.

Schedule 4.01(m)

Intellectual Property

None.

Schedule 4.01(o)

Material Agreements

Amended and Restated Wholesale Cannabis Supply Agreement made as of November 26, 2019 between 1974568 Ontario Limited and Aphria Inc.

Unanimous Shareholders’ Agreement made as of February 16, 2018 among Aphria Inc., 2609733 Ontario Limited, Chris Mastronardi, Benji Mastronardi, and 1974568 Ontario Limited.

Intercorporate Advance Agreement made as of November 29, 2019 between Aphria Inc. and 1974568 Ontario Limited.

None.

Schedule 4.01(p)

Labour Agreements

None.

Schedule 4.01(q)

Environmental Matters

Schedule 4.01(r) Litigation

Class Action
Jurisdiction
CANADA
Quebec	Ranger v. Aphria Inc. et al.
Ontario	Vecchio v. Aphria Inc. et al.
Rogers and Mirzoian v, Aphria Inc. et al.
USA
New York	Jakobsen v. Aphria Inc., Victor Neufeld
Curkan v. Aphria Inc., Victor Neufeld and Carl Merton
Gloschat v. Aphria Inc., Victor Neufeld and Carl Merton
Florence v. Aphria Inc., Victor Neufeld and Carl Merton

General Commercial Litigation
Jurisdiction
CANADA	Scotia Capital Inc. v. Aphria Inc.
Jon Paul Fuller and JPF Komon Kaisha Inc. v. Aphria Inc. and Pure Natures Wellness Inc. d/b/a Aphria
USA
Chestnut Hill Tree Farms LLC v. Aphria Inc., Liberty Health Sciences and Jill Lamoureux

Commercial Arbitration
Jurisdiction
CANADA	Emblem Cannabis Corporation and Aphria Inc.
USA	none

None.

Schedule 4.01(s)

Pension Plans and Multi-employer Plans